Exhibit 10.12

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

BLYTH, INC.,

BLYTH VSH ACQUISITION CORPORATION,

VISALUS HOLDINGS, LLC

and

THE MEMBERS OF VISALUS HOLDINGS, LLC

August 4, 2008

i

Exhibits

Exhibit A:	Sellers and Percentage Interest
Exhibit B:	Form of Revised Operating Agreement
Exhibit C:	Form of Opinion of Counsel to the Company
Exhibit D:	Form of Non-Competition Agreement
Exhibit E:	Form of Employment Agreement

INDEX OF DEFINED TERMS

Page Reference

2009 EBITDA	53
2010 EBITDA	53
2011 EBITDA	53
2012 EBITDA	53
754 Election	36
Affiliate	53
Agreement	1
Ancillary Agreements	54
Applicable Multiple	54
Audited Financials	9
Buyer	1
Buyer Indemnitees	47
Code	54
Company	1
Consistent Basis	54
contracts and/or other agreements	54
control	54
Credit Facility	1, 54
Determination Date	4
Disposition Agreement	40
documents and/or other papers	54
EBITDA	54
Employee Benefit Plans	22
Employment Agreements	39
Environmental Laws	54
Environmental Permit	54
Equity Plan	1
ERISA	22
FCPA	24
FDA	12
Final Accounting Firm	5
Fiscal 2009	55
Fiscal 2010	55
Fiscal 2011	55
Fiscal 2012	55
Form 8-K	59
Founders	55
Fourth Closing	6
Fourth Closing EBITDA	55
Fourth Closing Termination Date	55
Fourth Purchase Incentive Payment	3
Fourth Purchase Interests	3

v

Fourth Purchase Price	4
FTC	12
Fundamental Documents	55
FVA Balance Sheet	9
FVA Ventures	55
GAAP	55
Governmental Authority	55
HSR Act	9
Incentive Holders	1
Indemnification Notice	51
Indemnification Percentage	55
Indemnified Person	51
Indemnifying Person	51
Initial Closing	6
Initial Closing Date	6
Initial Purchase Interests	2
Initial Purchase Price	3
Intellectual Property	56
Interest	1
Interest Expense	56
Interests	1
Interim Balance Sheet	9
Interim Balance Sheet Date	9
Knowledge	56
Law	56
Laws	12
Leased Real Property	16
Liabilities	20
Licensed Intellectual Property	18
Lien	56
Loan Agreement	1, 56
Losses	47
Material Adverse Effect	56
Material Permits	12
Material to the Business	57
Materials of Environmental Concern	57
Most Recent Balance Sheet	9
Most Recent Balance Sheet Date	9
Net Income	57
Non-Competition Agreements	39
Operating Agreement	1
ordinary course of business	57
Other Authorities	12
Other Parties	12
Parent	1, 57
PathConnect	7

PathConnect Balance Sheet	9
Pay-Off Expenses	39
Percentage Interest	1, 57
Permits	9
Permitted Liens	19
Person	57
Preferred Interest Purchase Price	2
Preferred Interests	1, 57
Principal Sellers	57
Products	58
Quality Control Plan	34
Revised Operating Agreement	37
SEC	59
Second Closing	6
Second Closing EBITDA	58
Second Closing Termination Date	58
Second Purchase Incentive Payment	2
Second Purchase Interests	2
Second Purchase Price	3
Securities Act	29
Seller	1
Sellers	1
Sellers’ Representative	2
Subsequent Closing	6
Subsequent Closings	6
Subsidiary	58
Tangible Property	18
Tax	58
Tax Return	58
Third Closing	6
Third Closing EBITDA	58
Third Closing Termination Date	58
Third Purchase Incentive Payment	3
Third Purchase Interests	3
Third Purchase Price	4
Unaudited Company Financials	9
Unaudited PathConnect Financials	9
Updated Audited Financials	42
Updated Interim Balance Sheet	42
Updated Interim Balance Sheet Date	42
Updated Most Recent Balance Sheet	42
Updated Most Recent Balance Sheet Date	42
Updated Unaudited Financials	43
WARN	24

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated August 4, 2008, among Blyth, Inc., a Delaware corporation (“Parent”). Blyth VSH Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (the “Buyer”). ViSalus Holdings, LLC, a Delaware limited liability company (the “Company”), and all of the members of the Company, each of whose names are listed on Exhibit A (each, individually, a “Seller” and, collectively, the “Sellers”).

R E C I T A L S

WHEREAS, the Parent has determined that it is in the best interests of the Parent and its stockholders that the Parent make, directly or indirectly, an investment in the Company, both by acquiring equity interests in the Company and by making a credit facility available to FVA Ventures (as defined below), a subsidiary of the Company.

WHEREAS, the Buyer desires to acquire from the Company, and the Company desires to issue and sell to the Buyer, in the manner and on the terms and conditions set forth in this Agreement, 5,433,016 newly issued Series A-l Convertible Preferred Units (the “Preferred Interests”);

WHEREAS, prior to the date hereof, the Parent has made available to FVA Ventures a revolving credit facility in the amount of $5,000,000 (the “Credit Facility”), pursuant to a Loan and Security Agreement dated as of July 30, 2008 by and among the Company, as guarantor, FVA Ventures, as borrower, and the Parent, as lender (such Loan and Security Agreement, as amended, restated, supplemented or otherwise modified from time to time, being hereinafter referred to as the “Loan Agreement”);

WHEREAS, the Sellers are the owners and members of the Company, and own 100% of the existing Series A Convertible Participating Preferred Units, Class A Units and Class B Units of the Company (each, individually an “Interest” and, collectively, the “Interests”; each Seller’s “Percentage Interest” (as defined below) is set forth opposite such Seller’s name on Exhibit A under the caption “Percentage Interest”);

WHEREAS, pursuant to the Company’s Equity Incentive Plan (the “Equity Plan”), various independent representatives and distributors (such Persons, the “Incentive Holders”) participate in the Equity Plan;

WHEREAS, pursuant to the terms of the Equity Plan and the Company’s Second Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”), the Incentive Holders are entitled to receive certain payments if and when the Subsequent Closings (as defined below) occur;

WHEREAS, the Sellers desire to sell and the Buyer desires to purchase, in the manner and on the terms and conditions set forth in this Agreement, all of their Interests in the Company; and

WHEREAS, on the date hereof, Ryan Blair has been appointed as the Sellers’ agent and representative with respect to certain matters hereunder (Mr. Blair being hereinafter referred to, when acting hereunder in such representative capacity, as “Sellers’ Representative”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF PREFERRED INTERESTS

Section 1.1 Issuance and Purchase of Preferred Interests. Based upon the representations, warranties, covenants and agreements set forth in this Agreement, and subject to the satisfaction of the conditions set forth in Articles VIII and IX, the Company shall issue and sell to the Buyer, and the Buyer shall purchase from the Company, the Preferred Interests for $2,500,000 (the “Preferred Interest Purchase Price”) at the Initial Closing (as defined below). It is understood and agreed that the Buyer may assign all or any portion of its rights and obligations with respect to the purchase of Preferred Interests to one or more Persons upon prior written notice to, and with the consent (which consent shall not be unreasonably withheld) of the Company, and subject to the execution and delivery by such Person(s) of a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Company and the Buyer.

Section 1.2 Payment for Preferred Interests. At the Initial Closing, the Buyer shall pay to the Company the Preferred Interest Purchase Price.

ARTICLE II

PURCHASE AND SALE OF SELLERS’ INTERESTS

Section 2.1 Sale of Interests.

(a) Upon the terms and subject to the conditions of this Agreement, at the Initial Closing: (i) each Seller listed on Schedule 2.1(a) shall, severally and not jointly, sell, transfer, assign and convey to Buyer his or its Interest set forth on Schedule 2.1(a) hereto, and (ii) Buyer shall purchase, acquire and accept all of the Interests set forth on Schedule 2.1(a) hereto (collectively, the “Initial Purchase Interests”), for the Initial Purchase Price (as defined below);

(b) Upon the terms and subject to the conditions of this Agreement, at the Second Closing (as defined below): (i) each Seller listed on Schedule 2.1(b) shall, severally and not jointly, sell, transfer, assign and convey to Buyer his or its Interest set forth on Schedule 2.1(b) hereto; (ii) Buyer shall purchase, acquire and accept all of the Interests set forth on Schedule 2.1(b) hereto (collectively, the “Second Purchase Interests”), for the Second Purchase Price (as defined below); (iii) Buyer shall pay to the Company, for the benefit of the Incentive Holders, the aggregate amount payable to the Incentive Holders at the Second Closing, calculated as set forth on Schedule 2.1(b) (the “Second Purchase Incentive Payment”): and (iv) subject to receipt of an acknowledgement, in a form reasonably satisfactory to the Buyer, from the Incentive Holders of the receipt of such payment and the partial extinguishment of the obligations of the Company under the Equity Plan, as soon as practicable after the Second Closing, the Company shall pay the Second Purchase Incentive Payment to the Incentive Holders.

(c) Upon the terms and subject to the conditions of this Agreement, at the Third Closing (as defined below): (i) each Seller listed on Schedule 2.1(c) shall, severally and not jointly, sell, transfer, assign and convey to Buyer his or its Interest set forth on Schedule 2.1(c) hereto; (ii) Buyer shall purchase, acquire and accept all of the Interests set forth on Schedule 2.1(c) hereto (collectively, the “Third Purchase Interests”), for the Third Purchase Price (as defined below); (iii) Buyer shall pay to the Company, for the benefit of the Incentive Holders, the aggregate amount payable to the Incentive Holders at the Third Closing, calculated as set forth on Schedule 2.1(c) (the “Third Purchase Incentive Payment”); and (iv) subject to receipt of an acknowledgement, in a form reasonably satisfactory to the Buyer, from the Incentive Holders of the receipt of such payment and the partial extinguishment of the obligations of the Company under the Equity Plan, as soon as practicable after the Third Closing, the Company shall pay the Third Purchase Incentive Payment to the Incentive Holders.

(d) Upon the terms and subject to the conditions of this Agreement, at the Fourth Closing (as defined below): (i) each Seller listed on Schedule 2.1(d) shall, severally and not jointly, sell, transfer, assign and convey to Buyer his or its Interest set forth on Schedule 2.1(d) hereto; (ii) Buyer shall purchase, acquire and accept all of the Interests set forth on Schedule 2.1(d) hereto (collectively, the “Fourth Purchase Interests”), for the Fourth Purchase Price (as defined below); (iii) Buyer shall pay to the Company, for the benefit of the Incentive Holders, the aggregate amount payable to the Incentive Holders at the Fourth Closing, calculated as set forth on Schedule 2.1(d) (the “Fourth Purchase Incentive Payment”); and (iv) subject to receipt of an acknowledgement, in a form reasonably satisfactory to the Buyer, from the Incentive Holders of the receipt of such payment and the extinguishment of all of the obligations of the Company under the Equity Plan, as soon as practicable after the Fourth Closing, the Company shall pay the Fourth Purchase Incentive Payment to the Incentive Holders.

(e) It is understood and agreed that the Buyer may assign all or any portion of its rights and obligations with respect to the purchase of the Initial Purchase Interests, Second Purchase Interests, Third Purchase Interests or Fourth Purchase Interests to one or more Affiliates upon prior written notice to, and with the consent (which consent shall not be unreasonably withheld) of the Principal Sellers, and subject to the execution and delivery by such Person(s) of a joinder agreement to this Agreement in form and substance reasonably satisfactory to Principal Sellers (as defined below) and the Buyer.

Section 2.2 Purchase Price and Payments for the Interests.

(a) The aggregate purchase price (the “Initial Purchase Price”) for all of the Sellers Interests set forth on Schedule 2.1(a) hereto shall be equal to $10,500,000, which shall be allocated among the Sellers in accordance with their respective Percentage Interests (as defined below).

(b) The aggregate purchase price (the “Second Purchase Price”) for all of the Sellers Interests set forth on Schedule 2.1(b) hereto shall be an amount equal to the difference between (i) the product of (A) fifteen percent (15%) times (B) the Applicable Multiple times (C)

the Second Closing EBITDA (as defined below) (and in no event, less than zero) and (ii) the Second Purchase Incentive Payment, which difference shall be allocated among the Sellers in accordance with their respective Percentage Interests.

(c) The aggregate purchase price (the “Third Purchase Price”) for all of the Sellers Interests as set forth on Schedule 2.1(c) hereto shall be an amount equal to the difference between (i) the product of (A) fifteen percent (15%) times (B) the Applicable Multiple times (C) the Third Closing EBITDA (as defined below) (and in no event, less than zero) and (ii) the Third Purchase Incentive Payment, which difference shall be allocated among the Sellers in accordance with their respective Percentage Interests.

(d) The aggregate purchase price (the “Fourth Purchase Price”) for all of the Sellers Interests set forth on Schedule 2.1(d) hereto shall be an amount equal to the difference between (i) the product of (A) thirty percent (30%) times (B) the Applicable Multiple times (C) the Fourth Closing EBITDA (as defined below) (and in no event, less than zero) and (ii) the Fourth Purchase Incentive Payment, which difference shall be allocated among the Sellers in accordance with their respective Percentage Interests.

Section 2.3 Payments in Cash; Payments to the Sellers. All cash payments made pursuant to this Article II shall be made in United States dollars, by wire transfer of immediately available U.S. funds in accordance with the written payment instructions furnished by the Company to the Buyer at least one (1) business day prior to the Initial Closing and each Subsequent Closing, if any.

Section 2.4 Withholding. The Company shall be entitled to deduct and withhold from the amounts otherwise payable to any Incentive Holder pursuant to this Article II such amounts as the Company is required to deduct and withhold with respect to payment under any provision of federal, state or local income Tax law.

Section 2.5 Determination of EBITDA.

(a) The 2009 EBITDA, the 2010 EBITDA, the 2011 EBITDA and, if applicable, the 2012 EBITDA shall be determined on or before the thirtieth (30th) day following the receipt by Buyer, of the final audited consolidated financial statements of the Company, for Fiscal 2009, Fiscal 2010, Fiscal 2011 and Fiscal 2012, as applicable, and in any event no later than March 31 of 2010, 2011, 2012 or 2013, as applicable; provided that if the 2009 EBITDA, 2010 EBITDA, 2011 EBITDA or 2012 EBITDA is disputed pursuant to this Section 2.5, such determination shall occur on such later date as the 2009 EBITDA, 2010 EBITDA, 2011 EBITDA or 2012 EBITDA, as applicable, shall have been finally determined hereunder (the date described in this sentence, the “Determination Date”).

(b) No later than ten (10) business days following issuance of the audited financial statements of the Company for Fiscal 2009, Fiscal 2010, Fiscal 2011 and Fiscal 2012, as applicable, the Company shall deliver a copy thereof to the Buyer and the Sellers’ Representative, together with a certificate of the Chief Financial Officer of the Company, which certificate shall set forth the Company’s calculation of the 2009 EBITDA, 2010 EBITDA, 2011 EBITDA or 2012 EBITDA, as applicable. Time is of the essence with respect to the delivery of such certificate.

(c) If the Buyer or the Sellers’ Representative shall disagree with such determination of the 2009 EBITDA, 2010 EBITDA, 2011 EBITDA or 2012 EBITDA, as applicable, the disagreeing party shall notify the other party on or before the date which is thirty (30) days after the date on which the Company delivers to the Buyer and the Sellers’ Representative such statement of the Company’s 2009 EBITDA, 2010 EBITDA, 2011 EBITDA or 2012 EBITDA, as applicable. Buyer and the Sellers’ Representative shall attempt in good faith to resolve any such disagreements. If Buyer and the Sellers’ Representative are unable to resolve all such disagreements on or before the date which is fifteen (15) days after notification by the disagreeing party of any such disagreements, the Sellers’ Representative and Buyer shall retain a nationally or regionally recognized independent public accounting firm not engaged by either the Company, Buyer or Parent at such time upon whom the Sellers’ Representative and Buyer shall mutually agree (such accounting firm being referred to as the “Final Accounting Firm”), to resolve all such disagreements. If Buyer and the Sellers’ Representative are unable to agree on the choice of an accounting firm, then Buyer and the Sellers’ Representative shall select a nationally or regionally recognized accounting firm by lot (after each submits a list of five names, excluding their respective regular outside accounting firms), which firm shall be the “Final Accounting Firm.” The Final Accounting Firm shall adjudicate only those items still in dispute with respect to the calculation of the 2009 EBITDA, 2010 EBITDA, 2011 EBITDA or 2012 EBITDA, as applicable. The determination by the Final Accounting Firm shall be binding and conclusive on both the Sellers and Buyer.

(d) The Final Accounting Firm shall offer the Sellers’ Representative and Buyer the opportunity to provide written submissions regarding their positions on the disputed matters, which written submissions shall be provided to the Final Accounting Firm, if at all, no later than ten (10) days after the date of referral of the disputed matters to the Final Accounting Firm. The Final Accounting Firm shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within thirty (30) days after the date of referral of the disputed matters to the Final Accounting Firm. The determination of the Final Accounting Firm with respect to the correctness of each matter in dispute shall be final and binding on the parties. The fees, costs and expenses of the Final Accounting Firm shall be borne entirely by the Buyer, if all the disputed matters are resolved in favor of the Sellers and by the Sellers, if all the disputed matters are resolved in favor of the Buyer. Otherwise, the fees, costs and expenses of the Final Accounting Firm shall be allocated between the Buyer, on the one hand, and the Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Sellers’ Representative claims that the 2010 EBITDA is $1,000 greater than the amount determined by the Company, and the Buyer contests only $500 of the amount claimed by the Sellers’ Representative, and if the Final Accounting Firm ultimately resolves the dispute by awarding the Sellers’ Representative $300 of the $500 contested amount, then the costs and expenses of the Final Accounting will be allocated 60% (i.e., 300 ÷ 500) to the Buyer and 40% (i.e., 200 ÷ 500) to the Sellers. The Final Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties. The parties hereto agree that judgment may be entered upon the determination of the Final Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(e) The dispute resolution provisions of this Section 2.5 shall not apply to, and the scope of the Final Accounting Firm’s authority herein shall not extend to, any dispute of the Parties relating to the interpretation, breach or enforcement of any provisions of this Agreement.

ARTICLE III

CLOSINGS

Section 3.1 Initial Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 11.2 hereof, and subject to the provisions of Articles VIII and IX, the closing (the “Initial Closing”) of the purchase and sale of the Initial Purchase Interests and the Preferred Interests shall take place at the offices of Finn Dixon & Herling LLP, 177 Broad Street, 15th Floor, Stamford, Connecticut 06901, on the second business day following the satisfaction or waiver, if applicable, of the conditions thereto set forth in Articles VIII and IX (or as soon as practicable thereafter following satisfaction or waiver of such conditions), or at such other place, time and date as the Buyer and the Sellers’ Representative may mutually agree. Buyer shall advise the Sellers’ Representative of the satisfaction or waiver, if applicable, of the conditions to the purchase and sale of the Interests set forth in Article VIII as soon as practicable following such satisfaction or waiver. The date of the Initial Closing is herein referred to as the “Initial Closing Date”.

Section 3.2 Subsequent Closings. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 11.2 hereof, and subject to the provisions of Article X, the Closing(s) of the purchase and sale of the Second Purchase Interests (the “Second Closing”), Third Purchase Interests (the “Third Closing”) and Fourth Purchase Interests (the “Fourth Closing”) (each a “Subsequent Closing” and collectively the “Subsequent Closings”) shall take place at the offices of Finn Dixon & Herling LLP, 177 Broad Street, 15th Floor, Stamford, Connecticut 06901, on the second business day following the satisfaction or waiver, if applicable, of the conditions thereto set forth in Article X (or as soon as practicable thereafter following satisfaction or waiver of such conditions), or at such other place, time and date as the Buyer and the Sellers’ Representative may mutually agree. Buyer shall advise the Sellers’ Representative of the satisfaction or waiver, if applicable, of the conditions to the purchase and sale of the Interests set forth in Article X as soon as practicable following such satisfaction or waiver.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company represents and warrants to the Buyer as hereinafter follows in this Article IV. All of the representations and warranties contained in this Article IV (and those representations and warranties contained in Articles V and VI) are subject to the exceptions set forth with reasonable particularity in any schedule corresponding to that particular section of Article IV (or of Article V or Article VI, as the case may be); provided, however, that an exception so set forth in one schedule will also modify the representations set forth in another section of such article if either (i) said schedule expressly cross-references one or more applicable representations set forth in another section of such article to which such exception applies, or (ii) it is clear from the face of the exception that such exception also applies to one or more representations set forth in another section or sections of such article. Schedule 4.0 identifies all of the schedules attached hereto pertaining to the representations and warranties contained in this Article IV.

Section 4.1 Organization and Qualification.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted or contemplated to be conducted. The Company is duly qualified as a foreign limited liability company to transact business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary. The Company does not own or lease real property in any jurisdiction other than the jurisdictions set forth on Schedule 4.1.

(b) FVA Ventures is a corporation duly organized, validly existing and in good standing under the laws of the State of California. FVA Ventures has the requisite power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted or contemplated to be conducted. FVA Ventures is duly qualified as a foreign corporation to transact business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary. FVA Ventures does not own or lease real property in any jurisdiction other than the jurisdictions set forth on Schedule 4.1.

(c) PathConnect, LLC (“PathConnect”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. PathConnect has the requisite power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted or contemplated to be conducted. PathConnect is duly qualified as a foreign limited liability company to transact business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary. PathConnect does not own or lease real property in any jurisdiction other than the jurisdictions set forth on Schedule 4.1.

Section 4.2 Interests in Other Persons. Except as set forth on Schedule 4.2, the Company does not, directly or indirectly, own or control or have any capital or other equity interest or participation in (or any interest convertible into or exchangeable or exercisable for, any capital or other equity interest or participation in), nor is it, directly or indirectly, subject to any obligation or requirement to provide funds to or invest in, any Person.

Section 4.3 Capitalization. The Interests and (when issued) the Preferred Interests constitute all of the outstanding membership interests or other ownership or equity interests in the Company. Except as set forth in Schedule 4.3 and except for this Agreement, there are no options, warrants, preemptive rights, purchase rights, subscription rights, conversion rights, stock appreciation, phantom stock or profit participation rights, convertible securities, calls, rights, voting trusts, proxies, or other commitments relating to any equity interests in the Company, to which the Company or any Seller is a party or by which any of them is bound and there exist none of the foregoing that were issued in violation of any federal or state securities laws or regulations or in violation of any preemptive or contractual rights of any Person or entity. The Interests and the Preferred Interests, when sold to Buyer in accordance with the terms of this Agreement, will be duly authorized, with no personal liability attaching to the ownership thereof, except as provided under the Delaware Limited Liability Company Act, as amended, and shall not be subject to any preemptive rights, rights of first refusal or other similar rights of any other Person.

Section 4.4 Fundamental Documents: Other Records. Copies of the Fundamental Documents (as such term is defined in Section 13.1) of the Company and each of its Subsidiaries, and all amendments to each, have been delivered to Buyer and such copies, as so amended, are true, complete and accurate. Copies of the contents of the minute books (or other similar repositories for records of limited liability company proceedings) of the Company and each of its Subsidiaries have been delivered to Buyer and such materials contain true, complete and accurate records of all meetings and consents in lieu of meetings of the members, managers, and any committees thereof (or Persons performing similar functions) of the Company and each Subsidiary of the Company, since the date of formation of the Company and each Subsidiary, as applicable. Copies of records pertaining to each issuance or transfer of membership interests in the Company have been delivered to Buyer and such copies are true, complete and accurate.

Section 4.5 Authorization: Absence of Conflicts.

(a) The Company has the full legal right and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company’s Managers. No other acts or other proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general, or by general principles of equity.

(b) The execution and delivery of this Agreement and the Ancillary Agreements by the Company, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not: (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as such term is defined in Section 13.1) upon any of the assets, properties or businesses of the Company under, any of the terms, conditions or provisions of (x) the Fundamental Documents of the Company or (y) any material contract or other agreement to which the Company or any of the assets, properties or businesses of the Company is subject; or (ii) violate any order, writ, injunction or material Law which is applicable to the Company or any of its assets, properties or businesses.

Section 4.6 Governmental Approvals. Subject to compliance with the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and applicable federal and state securities laws, the execution and delivery of this Agreement and the Ancillary Agreements by the Company and the consummation of the transactions contemplated hereby and thereby by the Company and compliance by the Company with the provisions hereof and thereof do not require the Company to provide any notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any Governmental Authority (as such term is defined in Section 13.1) (collectively, “Permits”).

Section 4.7 Financial Statements.

(a) The following financial statements have been delivered to the Buyer: (i) the audited, non-consolidated balance sheet of FVA Ventures for the fiscal years ended December 31, 2006 and December 31, 2007 and the related non-consolidated statements of income and cash flows for the periods then ended (the “Audited Financials”): (ii) the unaudited, non-consolidated balance sheet of FVA Ventures for the five month period ended May 31, 2008 (the “FVA Balance Sheet”): (iii) the unaudited, non-consolidated balance sheet of PathConnect for the fiscal year ended December 31, 2007 and the related unaudited, non consolidated statements of income and cash flows for the period then ended (the “Unaudited PathConnect Financials”); (iv) the unaudited non-consolidated balance sheet of PathConnect for the five- months ended May 31, 2008 (the “PathConnect Balance Sheet”): and (iv) the unaudited, non-consolidated balance sheet of the Company for the fiscal year ended December 31, 2007 and the related unaudited, non-consolidated income statement for the period then ended, and the unaudited, consolidated balance sheet of the Company for the fiscal year ended December 31, 2007 and the related unaudited, consolidated income statement for the period then ended (collectively, the “Unaudited Company Financials”). The balance sheets that are included in the December 31, 2007 Audited Financials, the Unaudited PathConnect Financials and the Unaudited Company Financials are collectively referred to as the “Most Recent Balance Sheet”. The FVA Balance Sheet and the PathConnect Balance Sheet are collectively referred to as the “Interim Balance Sheet”. The “Most Recent Balance Sheet Date” is December 31, 2007 and the “Interim Balance Sheet Date” is May 31, 2008.

(b) The Audited Financials have been prepared in accordance with GAAP and fairly present the financial position, results of operations and cash flows of FVA Ventures, on a non- consolidated basis, as of the dates and for the periods indicated. The Unaudited PathConnect Financials and the Unaudited Company Financials have been prepared by management of the Company in accordance with GAAP (except for the absence of footnote disclosure and any year end audit adjustments) and fairly present the financial position, results of operations and cash flows of PathConnect and the Company, as applicable, on a non- consolidated basis, as of the dates and for the periods indicated. The FVA Balance Sheet and the PathConnect Balance Sheet have been prepared by management of the Company.

(c) Each of the Company and its Subsidiaries maintains a system of internal accounting controls sufficient, in the judgment of its managers, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures and designed such disclosure controls and procedures to ensure that material information relating to the Company and its Subsidiaries is made known to the chief executive officer and chief financial officer of the Company by others within the Company. Since the Most Recent Balance Sheet Date, there have been no significant changes in the internal controls of the Company and its Subsidiaries over financial reporting or, to the Knowledge of the Company, in other factors that would reasonably be expected to significantly affect the internal controls of the Company and its Subsidiaries over financial reporting.

Section 4.8 Tax Matters.

(a) The total amounts set forth as charges, accruals and reserves for current Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) on the Most Recent Balance Sheet and the Interim Balance Sheet (in each case on the face thereof and not in any notes thereto) are, and the total amounts accrued and fully disclosed on the books and records of the Company and its Subsidiaries for the period commencing on the day following the Interim Balance Sheet Date and ending on the Closing Date will be, sufficient for the payment of all Taxes, whether or not measured in whole or in part by net income, and whether disputed or not, which are hereafter found to be, or to have been, due with respect to the conduct of the business of the Company and its Subsidiaries up to and through the Most Recent Balance Sheet Date, the Interim Balance Sheet Date and the Closing Date, respectively. The charges, accruals and reserves for the period from the Interim Balance Sheet Date to the Closing Date will be computed consistently with the charges, accruals and reserves on the Most Recent Balance Sheet and the Interim Balance Sheet, and all such charges, accruals and reserves during such period will reflect only activities in the ordinary course of business of the Company and its Subsidiaries.

(b) All Tax Returns (as such term is defined in Section 13.1) required to be filed by the Company and its Subsidiaries were filed on a timely basis (after giving effect to any extensions of the time for filing) and were in all material respects true, complete and accurate.

(c) The Company and each of its Subsidiaries has paid, within the time and in the manner prescribed by Law, all Taxes that are due and payable (whether or not shown on any Tax Returns), and to the extent such Taxes have not been paid such Taxes are not delinquent, nor has any of them requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed (within such extension of time).

(d) Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld from employee wages and payments to independent contractors, members of the Company and its Subsidiaries or other third parties and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(e) Except as set forth in Schedule 4.8, no deficiency for any Taxes has been proposed, asserted or assessed against the Company and its Subsidiaries which has not been resolved and paid in full to the extent required by an such resolution. None of the Tax Returns of the Company and its Subsidiaries is presently subject to an extension of the applicable statute of limitations which has been consented to or granted.

(f) Except as set forth in Schedule 4.8 (which shall set forth the nature of the proceeding, the type of Tax Return, the deficiencies proposed or assessed and the amount thereof and the taxable year in question), none of the Company, its Subsidiaries and the Sellers has received notice that any federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Company Taxes or Tax Returns.

(g) None of the Sellers is a “foreign person” within the meaning of United States Treasury regulations Section 1.1445-2(b)(2).

(h) All material Tax elections with respect to the Company and its Subsidiaries and all positions with respect to the application of Tax treaties that, in either case, are not apparent from the face of the Company’s and its Subsidiaries’ Tax returns are described in Schedule 4.8.

(i) Each of the Company and its Subsidiaries has provided or made available to the Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company or any of its Subsidiaries.

(j) Except as set forth in the Operating Agreement or, if applicable, the Revised Operating Agreement, none of the Company and its Subsidiaries is a party to any tax allocation, distribution, indemnification or sharing agreement or any agreement to pay or advance income Taxes attributable to its operations or to make distributions in respect thereof. None of the Company and its Subsidiaries has any liability for the Taxes of any other Person (including any predecessor in interest to the Company, its Subsidiaries and their respective businesses), as a transferee or successor, by contract or otherwise.

(k) Each of the Company and PathConnect has been taxable as a partnership for federal, state, local and foreign income Tax purposes at all times during its existence. FVA Ventures has been taxable as a corporation for federal, state and local income tax purposes at all times during its existence.

Section 4.9 Compliance with Laws. Except as set forth in Schedule 4.9:

(a) Each of the Company and each of its Subsidiaries is in compliance, in all material respects, with, and has not violated in any material respect, any order, writ, injunction or Law of any Governmental Authority applicable to it or to its assets, properties, business or operations. The conduct by each of the Company and each of its Subsidiaries of its business is in compliance, in all material respects, with, and has not violated in any material respect any applicable foreign, federal, state, county or local energy, public utility, occupational safety or health requirement or any other foreign, federal, state, county or local governmental, regulatory or administrative requirement (collectively, “Laws”). Except as set forth on Schedule 4.9(a) (collectively, the “Material Permits”), no Permit is material to or necessary for the conduct of each of the Company’s and each of its Subsidiaries’ business. Each of the Company and each of its Subsidiaries has each Material Permit and all of such Material Permits are in full force and effect. No violations are recorded in respect of any Material Permit and no proceeding is pending, or to the Knowledge of the Company threatened, (i) to revoke or limit any Material Permit or (ii) alleging any failure to have all Material Permits required to operate the business of each of the Company and each of its Subsidiaries. None of the transactions contemplated by this Agreement will terminate, violate or limit the effectiveness of any Material Permit or cause any Material Permit to not be renewed.

(b) Neither the Company nor any of its Subsidiaries is in receipt of notice of, or subject to, or has any Knowledge concerning, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action or other compliance or enforcement action by the Food and Drug Administration (the “FDA”), the Federal Trade Commission (the “FTC”) or by any other federal, state, local or foreign authority having or asserting responsibility for the regulation of the Products (collectively, “Other Authorities”), in each case relating to the Products (as defined below) or, to the Knowledge of the Company, to the facilities in which the Products are designed, manufactured, merchandised, serviced, distributed, sold, delivered or handled.

(c) Each of the Company and each of its Subsidiaries and, to the Company’s Knowledge, each other Person involved in the manufacture, sale or distribution of any of the Products (collectively, “Other Parties”) have obtained all approvals, registrations and authorizations from, and have made all appropriate applications and other submissions to, and has prepared and maintained all records, studies and other documentation needed to satisfy and demonstrate compliance with the requirements of, all applicable requirements of the FDA, the FTC and Other Authorities necessary for operation of its past and present business activities relating to the Products in compliance, in all material respects, with applicable Law.

(d) Neither the Company nor any of its Subsidiaries has made any false statement in, or omission from, the applications, approvals, reports or other submissions to the FDA, the FTC or the Other Authorities or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA, the FTC or Other Authorities relating to the Products.

(e) To the Company’s Knowledge, no Other Party has made any false statement in, or omission from, any report, study, or other documentation prepared in conjunction with the applications, approvals, reports or records submitted to or prepared for the FDA, the FTC or Other Authorities relating to the Products.

(f) Neither the Company nor any Subsidiary of the Company, nor, to the Company’s Knowledge, any Other Party has made or offered any payment, gratuity or other thing of value that is prohibited by any applicable Law to any personnel of the FDA, the FTC or

Other Authorities (or any Person directly or indirectly associated with or related to any such personnel) in connection with the approval or regulatory status of the Products or the facilities in which the Products are designed, manufactured, merchandised, serviced, distributed, sold, delivered or handled.

(g) Each of the Company and each of its Subsidiaries and, to the Company’s Knowledge, each Other Party are in compliance, in all material respects, with all applicable regulations and requirements of the FDA, the FTC and Other Authorities relating to the Products, including any good manufacturing or handling practices, requirements for demonstrating and maintaining the safety and efficacy of the Products, export or import requirements, certificates of export, requirements for investigating customer complaints and inquiries, labeling requirements and protocols (including requirements for substantiation of marketing, advertising or labeling claims, requirements which prohibit “drug” claims or which require that the FDA receive notice of structure/function claims or pre-market notification of new dietary ingredients), labeling or registration requirements of any foreign jurisdiction into which the Products are shipped or sold, shipping requirements, monitoring requirements, packaging or repackaging requirements, laboratory controls, sterility requirements, inventory controls and storage and warehousing procedures.

(h) All Products comply in all material respects with current FDA and FTC requirements and the requirements of Other Authorities and were handled by the Company or any of its Subsidiaries and, to the Company’s Knowledge, each Other Party, in conformity with current FDA requirements and the requirements of Other Authorities.

(i) Neither the Company nor any of its Subsidiaries has received any notification, written or verbal, from the FDA, the FTC, FDA or FTC personnel or Other Authorities indicating that any Product is unsafe or ineffective for its intended use, or which questioned or requested the support or substantiation for any such claims. Each of the Company and each of its Subsidiaries has not, and to the Company’s Knowledge no Other Party has, shipped or sold any Products into any jurisdictions without first having obtained all requisite approvals, registrations and permissions from the FDA, the FTC and Other Authorities. Except as set forth on Schedule 4.9(i), each of the Company and each of its Subsidiaries has not, and to the Company’s Knowledge no Other Party has, made claims with respect to any Products which are “drug” claims or would cause such Products to be deemed misbranded. There are no pending or outstanding: (1) warning letters or other regulatory letters or sanctions; (2) inspectional observations or establishment inspection reports; (3) field notifications or alerts; (4) import alerts, holds or detentions received by the Company or any of its Subsidiaries from the FDA or any Other Authority relating to the Products that assert ongoing material lack of compliance with any such Laws by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any Other Party.

(j) Each of the Company and each of its Subsidiaries has made available correct and complete copies, or summaries of, all: (1) adverse event reports; (2) material customer complaints; and (3) medical incident reports in each case solely to the extent relating to any of the Products for the previous three (3) years, which are in the possession or control of the Company or any of its Subsidiaries.

Section 4.10 Litigation. There are no outstanding orders, writs or injunctions of any Governmental Authority against the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which the Company or any Subsidiaries of the Company or the assets, properties or business of the Company or any of its Subsidiaries are bound. Except as set forth on Schedule 4.10, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any litigation or judicial, governmental, regulatory, administrative or arbitration suit, action, claim, proceeding or investigation or, to the Knowledge of the Company, threatened with any of the foregoing. The Company has no Knowledge of any fact, event or circumstance that may give rise to any such suit, action, claim, proceeding or investigation. The Company has no Knowledge of any dispute with any Person under any contract between the Company or any Subsidiary of the Company and such Person which, individually or in the aggregate, could have a Material Adverse Effect.

Section 4.11 Agreements. Schedule 4.11 sets forth all of the following contracts and other agreements to which the Company or any of its Subsidiaries is a party or by or to which the assets, properties or business of the Company or any of its Subsidiaries are bound or subject:

(i) contracts and other agreements with any current or former officer, director, manager, employee, investment banker, scientist, inventor, artist, consultant, agent, member or shareholder that are Material to the Business;

(ii) contracts and other agreements with any labor union or association representing any employee;

(iii) contracts and other agreements Material to the Business (as defined in Section 13.1) for the sale or provision (or for the purchase or acquisition) of materials, supplies, equipment, merchandise or services (or any contracts and other agreements involving the sale by the Company or any of its Subsidiaries of merchandise, whether or not Material to the Business, under which the payments thereto are inadequate to cover the cost of goods sold related thereto (excluding close-out or similar sales arrangements));

(iv) each license, agreement, or other permission which any third party has granted to the Company or any of its Subsidiaries with respect to any Intellectual Property, excluding readily available “off the shelf,” “shrink wrapped” software;

(v) distributorship, representative, broker, management, marketing, sales agency, printing or advertising contracts and other agreements Material to the Business.

(vi) contracts and other agreements for the grant to any Person of any rights to purchase any of the assets, properties or businesses of the Company or any of its Subsidiaries;

(vii) joint venture, partnership, and other similar contracts and other agreements;

(viii) contracts and other agreements under which the Company or any of its Subsidiaries have guaranteed the obligations of any Person;

(ix) contracts or other agreements relating to any indebtedness or deferred purchase obligation of the Company or any of its Subsidiaries;

(x) contracts or other agreements with any Governmental Authority with respect to Taxes (including any transfer pricing agreements);

(xi) contracts and other agreements under which the Company or any of its Subsidiaries agrees to indemnify any Person or to share Liability (as such term is defined in Section 4.19) with any Person;

(xii) contracts and other agreements limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, compete with any Person or carry on its business in any geographic area;

(xiii) contracts and other agreements relating to the acquisition by the Company or any of its Subsidiaries of any operating business or equity interest of any Person;

(xiv) contracts and other agreements for the payment of fees or other consideration to any Seller, any officer, director or manager of any of the Company, any of the Subsidiaries of the Company, or any other entity in which any of the foregoing has an interest;

(xv) leases of personal property which are Material to the Business; and

(xvi) any other contract or other agreement, whether or not made in the ordinary course of business of the Company or any of its Subsidiaries, that is, or may reasonably be expected to have an effect, Material to the Business.

All of the contracts and other agreements set forth on Schedule 4.11 are in full force and effect, neither the Company nor any of its Subsidiaries has violated or breached, or received any written notice, or to the Knowledge of the Company, any oral notice, that it has violated or breached, any of the material terms or provisions thereof and, to the Knowledge of the Company, there exists no circumstance which, with the giving of notice, passage of time, or both, could give rise to any violation or breach thereof, and each of the Company and each of its Subsidiaries has paid in full or accrued (to the extent required by GAAP) all amounts due thereunder. Except as set forth on Schedule 4.11, none of the contracts and other agreements listed on Schedule 4.11 provides for additional or accelerated payments or other consideration to be made on account of the transactions contemplated hereby and no notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any Person is required as a consequence of the transactions contemplated hereby in order that the contracts and other agreements set forth on Schedule 4.11 continue in full force and effect (without breach by the Company or any of its Subsidiaries thereof, or giving any contractual party a right to terminate or modify such contract or other agreement) following the consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.11. all filings, registrations, permits, licenses, variances, waivers, exemptions, franchises, orders, consents, authorizations and approvals required as a consequence of the transactions contemplated hereby in order that the contracts and other agreements set forth on Schedule 4.11 continue in full force and effect (without breach by the Company or any of its Subsidiaries thereof, or giving any contractual party a right to terminate or modify such contract or other agreement) following the consummation of the transactions contemplated hereby have been made, effected or obtained and are in full force and effect. Correct and complete copies of all of the contracts and other agreements referred to on Schedule 4.11 (or, where such contracts and other agreements are oral, true, complete and accurate summaries thereof) have previously been delivered to Buyer.

Section 4.12 Real Estate. Schedule 4.12 sets forth a list of: (i) all leases, subleases or other contracts and other agreements under which the Company or any of its Subsidiaries is a lessee of any real property (collectively, the “Leased Real Property”): (ii) all options held by the Company or any of its Subsidiaries or contractual obligations on the part of the Company or any of its Subsidiaries to purchase or acquire any interest in real property (whether by purchase or lease); and (iii) all options granted by the Company or any of its Subsidiaries or contractual obligations on the part of the Company or any of its Subsidiaries to dispose of any interest in real property. Neither the Company nor any of its Subsidiaries owns any real property. Neither the Company nor any of its Subsidiaries is a lessor of any real property. Except as set forth on Schedule 4.12, no consent or agreement of any other Person is required under the documents governing the Leased Real Property in connection with the transactions contemplated by this Agreement. All leases, subleases and other contracts and other agreements under which the Company or any of its Subsidiaries is a lessee of any real property were negotiated at arms length (including those which are required to be disclosed pursuant to Section 4.28). are in full force and effect and binding upon the Company or its Subsidiaries, as applicable, in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general, or by general principles of equity, and neither the Company nor any of its Subsidiaries has received any notice of any default thereunder. Such leases, subleases and other contracts and other agreements have not been modified or amended except as set forth on Schedule 4.12 and, except as specifically set forth on Schedule 4.12. are not subject to (i) any conditions or contingencies not set forth therein or (ii) any unexpired rental concessions or abatements. No notice from any Governmental Authority has been served upon the Company or any Subsidiary of the Company claiming any material violation of any Law (including any code, rule, regulation, zoning or building ordinance or health or safety ordinance), or requiring or calling attention to the need for any material work, repairs, construction, alterations or installations on or in connection with such real property for which the Company is or would be responsible. Each of the Company and each of its Subsidiaries has the right to use its properties for its operations.

Section 4.13 Accounts and Notes Receivable. Except as set forth on Schedule 4.13, all accounts and notes receivable reflected on the Most Recent Balance Sheet or the Interim Balance Sheet and all accounts and notes receivable arising subsequent to the Most Recent Balance Sheet Date and on or prior to the Closing Date, have arisen or will arise in the ordinary course of business, represent legal, valid, binding and enforceable obligations to the Company and, subject only to consistently recorded reserves for bad debts established in a manner consistent with past practice, have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms, and are not, and to the Knowledge of the Company, will not be, subject to any contests, claims, counterclaims or setoffs. All items which are required by GAAP to be reflected as accounts and notes receivable on the Most Recent Financials and the Interim Financials and on the books and records of the Company are so reflected.

Section 4.14 Inventories. The inventories of the Company and each of its Subsidiaries consist of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet and the Interim Balance Sheet. All slow-moving, obsolete, damaged, defective or excess items of inventories have been written down, written off or otherwise provided for in accordance with GAAP. Such inventories are carried at amounts which reflect valuations at the lower of cost (determined on a moving average basis) or market, and have been determined in accordance with GAAP applied on a consistent basis. Since the Most Recent Balance Sheet Date, the inventories of the Company and each of its Subsidiaries have been purchased or produced in the ordinary course of business consistent with past practice and the reasonably anticipated requirements of the Company and each of its Subsidiaries.

Section 4.15 Product Warranties; Returns.

(a) Schedule 4.15 sets forth the forms of the product warranties of the Company and each of its Subsidiaries that are on the date of this Agreement being made for products being sold on such date. To the Company’s Knowledge, there is no basis for product warranty claims which would result in costs materially in excess of the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Initial Closing Date or the applicable Subsequent Closing Date, as applicable, in accordance with the past custom and practice of the Company or each of its Subsidiaries, as applicable. No product manufactured, sold or distributed by the Company or any of its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale and those imposed by applicable Law. Neither the Company nor any of its Subsidiaries has any material Liability arising out of any injury to Persons or property as a result of the ownership, use or possession of any products manufactured, sold or distributed by the Company or any of its Subsidiaries. The products manufactured, sold or distributed by the Company and each of its Subsidiaries have been, in all material respects, in conformity with all applicable contractual commitments and all express warranties and, to the Knowledge of the Company, all implied warranties.

(b) Schedule 4.15 describes the Company’s return policy. Neither the Company nor any of its Subsidiaries has recalled any products. Neither the Company nor any of its Subsidiaries has any contract or other agreement with any customer that, upon return of any product, the customer will be entitled to a credit for any amount other than the invoice price of the product so returned. The Most Recent Financials and the Interim Financials reflect reserves which are adequate, in accordance with GAAP, for all returns.

Section 4.16 Tangible Property. Schedule 4.16 sets forth all interests owned or claimed, as of December 31, 2007, by each of the Company and each of its Subsidiaries (including options) in or to Tangible Property (as defined below) which are Material to the Business, but which are not reflected on the Most Recent Balance Sheet or the Interim Balance

Sheet and have not been sold or disposed of in the ordinary course of business since the Most Recent Balance Sheet Date. All contracts and other agreements Material to the Business pursuant to which the Company or any of its Subsidiaries may hold or use any interest owned or claimed by the Company or any of its Subsidiaries (including options) in or to the Tangible Property are in full force and effect and, with respect to the performance of the Company or any of its Subsidiaries, there is no default or event of default (or event which, with notice or lapse of time or both, would constitute a default) which default, individually or in the aggregate, would have a Material Adverse Effect. The Tangible Property of the Company and each of its Subsidiaries that is Material to the Business is in good operating condition and repair (subject to normal wear and tear). For purposes hereof, “Tangible Property” means equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property and which is treated by the Company or any of its Subsidiaries as depreciable or amortizable property.

Section 4.17 Intellectual Property.

(a) Schedule 4.17 identifies (i) all Intellectual Property used in connection with the business of the Company or any of its Subsidiaries, (ii) each license, agreement or other permission which the Company or any of its Subsidiaries has granted to any third party with respect to any Intellectual Property used in connection with its business, and (iii) excluding readily available “off the shelf,” “shrink wrapped” software, each item of Intellectual Property that any third party owns and that the Company or any of its Subsidiaries uses in connection with its business pursuant to license, sublicense, agreement or permission (the items referred to in clauses (ii) and (iii) are collectively referred to as “Licensed Intellectual Property”).

(b) Except as set forth on Schedule 4.17(b):

(i) To the Knowledge of the Company, each of the Company and each of its Subsidiaries has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties or committed any acts of unfair competition, and neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, conflict or act of unfair competition;

(ii) each of the Company and each of its Subsidiaries owns, has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, and, where necessary, has made timely and proper application for, all Intellectual Property (other than the Licensed Intellectual Property) necessary or required for the conduct of the Company’s business and each of its Subsidiaries’ businesses and, to the Knowledge of the Company, such rights to use, sell, license, dispose of and bring actions are exclusive with respect to such Intellectual Property;

(iii) there are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any Person by reason of the ownership, use, license, sale or disposition of the Intellectual Property;

(iv) no activity, service or procedure conducted by the Company or any of its Subsidiaries violates any agreement governing the use of any Company Intellectual Property;

(v) each of the Company and each of its Subsidiaries has taken reasonable and practicable steps (including entering into confidentiality and nondisclosure agreements with all of its officers, managers, directors, employees and consultants with access to or knowledge of the Intellectual Property) designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Intellectual Property;

(vi) neither the Company nor any of its Subsidiaries has sent to any third party in the past three years or otherwise communicated to another Person any charge, complaint, claim, demand or notice asserting infringement or misappropriation of, or other conflict with, any of its Intellectual Property rights by such other Person or any acts of unfair competition by such other Person, nor, to the Knowledge of the Company, is any such infringement, misappropriation, conflict or act of unfair competition occurring or threatened; and

(vii) to the Knowledge of the Company, the consummation of the transactions contemplated hereby will not adversely impact any of the Intellectual Property utilized in the business of the Company or any of its Subsidiaries.

Section 4.18 Title; Liens. Each of the Company and each of its Subsidiaries owns (or will own) outright and has (or will have) good and marketable title to all of its assets, properties and businesses, including all of the assets, properties and businesses reflected on the Most Recent Balance Sheet and the Interim Balance Sheet, in each case, free and clear of any Lien, except with respect to: (i) immaterial assets, properties and businesses; (ii) assets, properties and businesses disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Most Recent Balance Sheet Date; (iii) Liens securing Taxes, assessments, governmental, regulatory or administrative charges or levies, or the claims of materialmen, carriers, landlords and like Persons, which are not yet due and payable (the items in clauses (i), (ii) and (iii) being referred to, collectively, as “Permitted Liens”); and (iv) Liens disclosed on Schedule 4.18. Each of the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession of all of the assets, properties or businesses owned or leased by it, including the Leased Real Property, and used in connection with its business and, to the Knowledge of the Company, such leased properties are not subject to any Liens which in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of the Company or any of its Subsidiaries. Each of the Company and each of its Subsidiaries owns or otherwise has the right to use all of the properties now used by it in the operation of its business.

Section 4.19 Liabilities; Indebtedness.

(a) As at the Most Recent Balance Sheet Date and the Interim Balance Sheet Date, and except for Liabilities not, individually or in the aggregate, Material to the Business, each of the Company and each of its Subsidiaries did not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, subordinated or unsubordinated, matured or unmatured, accrued, absolute, contingent or otherwise, including liabilities on account of Taxes, other governmental, regulatory or administrative charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth on a financial statement (collectively, “Liabilities”), that were not fully and adequately reflected or reserved against on the Most Recent Balance Sheet and the Interim Balance Sheet other than (i) those incurred since the Most Recent Balance Sheet Date in the ordinary course of business; (ii) those not, individually or in the aggregate, Material to the Business; (iii) those that were reflected on the face of the Interim Balance Sheet; and (iv) those that would not be required to be presented on a balance sheet in accordance with GAAP.

(b) Schedule 4.19(b) identifies all indebtedness of the Company and each of its Subsidiaries as of the date hereof. For purposes of this Agreement, the term “indebtedness” shall include, for any Person, (i) indebtedness created, issued or incurred for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person), (ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business, (iii) indebtedness of another Person secured by a lien on the property of such Person, (iv) payment obligations of such Person in respect of letters of credit, banker’s acceptances or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (v) capital lease obligations of such Person, and (vi) indebtedness of another Person guaranteed by such Person. For purposes of this Agreement, furthermore, the term “indebtedness” (as defined above) includes (vii) any indebtedness of the Company or any of its Subsidiaries to any of the Sellers (excluding any salaries, bonuses and commissions that are earned by Sellers prior to the Closing under existing employment arrangements between the Company, its Subsidiaries and any of the Sellers who are currently employed on a full-time basis by the Company or any of its Subsidiaries); (viii) any indebtedness to any family member of any Seller or any entity in any way related to or affiliated with any Seller; and (ix) any indebtedness of the Company or any of its Subsidiaries not incurred in the ordinary course of business.

Section 4.20 Labor Agreements. No collective bargaining agreement exists between the employees (or any subset of such employees) of the Company or any of its Subsidiaries (or a union representing any of such employees), on the one hand, and the Company or any of its Subsidiaries, on the other hand, and, to the Knowledge of the Company, no union has attempted to organize or represent the labor force of the Company or any of its Subsidiaries in the 24 months immediately prior to the date hereof. During such 24-month period there have been no lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to the labor force of the Company or any of its Subsidiaries.

Section 4.21 Discrimination and Occupational Safety. No Person (including, but not limited to, any Governmental Authority) has made any claim, nor is there a reasonable basis for any suit, action, claim, proceeding or investigation, against the Company or any of its Subsidiaries arising out of any Law relating to discrimination in employment or employment practices or occupational safety and health standards (including The Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act of 1967, as amended, or the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Equal Pay Act, the National Labor Relations Act or comparable state Laws) which, if upheld or decided adversely to the Company or any of its Subsidiaries, could have a Material Adverse Effect.

Section 4.22 Environmental Protection.

(a) Except as set forth on Schedule 4.22:

(i) Each of the Company and each of its Subsidiaries has complied in all material respects with all applicable Environmental Laws. Each of the Company and each of its Subsidiaries has prepared and filed with the appropriate Governmental Authorities all reports, notifications, and filings required pursuant to any applicable Environmental Laws for the operation of the Company and the operation or occupation of the Leased Real Property including any such as are required as a result of the transactions contemplated hereby. Since January 1, 2007, neither the Company nor any of its Subsidiaries has received any notice or other information regarding any actual or alleged violation of, any actual or potential Liability under, or any corrective or remedial obligation under, any Environmental Law and to the Knowledge of the Company, no basis for any such notice exists. Neither the Company nor any of its Subsidiaries has been notified that it is potentially responsible or liable, or received any requests for information or other correspondence concerning any site or facility, under the applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has entered into or received any consent, decree, compliance order, or administrative order pursuant to all applicable Environmental Laws.

(ii) Each of the Company and each of its Subsidiaries holds all Environmental Permits necessary to conduct its operations including any such as are required as a result of the transactions contemplated hereby. Schedule 4.22 contains a true, complete and accurate list of all such Environmental Permits and, where applicable, their expiration dates. The Company does not have any reason to believe that any such Environmental Permits (A) will not be renewed, or (B) will be renewed under terms that are reasonably likely to have a Material Adverse Effect.

(iii) Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance including without limitation any Materials of Environmental Concern, or operated any property or facility (and no such property or facility, including the Leased Real Property, is contaminated by any such substance) in a manner that has given rise to Liability pursuant to any applicable Environmental Laws, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations.

(b) There are no reports, studies, assessments, audits, and other similar documents in the possession or control of the Company or any of its Subsidiaries or the Sellers that address any issues of actual or potential noncompliance with or actual or potential liability under, any Environmental Laws that may affect the Company or any of its Subsidiaries. Copies of all such reports have been provided or made available to Buyer prior to the signing hereof.

(c) None of the matters set forth on Schedule 4.22, or any aggregation thereof, could reasonably be expected to result in a Material Adverse Effect.

Section 4.23 Employee Benefit Plans. Schedule 4.23 and Schedule 4.11 lists all employee benefit plans maintained by the Company and its Subsidiaries or to which any of the Company and its Subsidiaries is obligated (or at any time within the last six years, has been obligated) to contribute or with respect to which any of the Company and its Subsidiaries has any Liability, including each single employer, multiemployer and multiple employer pension, profit-sharing, equity (e.g., membership or other limited liability company interest) bonus, money purchase, retirement, welfare benefit, savings, insurance, vacation pay, severance pay, equity purchase, equity option, phantom equity, incentive or deferred compensation and bonus plan or arrangement, and any other employee benefit plan covering any of the Company’s or its Subsidiaries’ employees, consultants, agents and ex-employees, or any of their respective dependents and beneficiaries (collectively, the “Employee Benefit Plans”). None of the Employee Benefit Plans that are not qualified plans under Section 401(a) of the Code and exempt from income taxation under Section 501(a) of the Code provides or promises benefits to ex-employees (including retirees) of the Company or its Subsidiaries or their dependents or beneficiaries, except as set forth on Schedule 4.23 and as otherwise specifically required under Section 4980B of the Code or other similar laws with respect to continuation of coverage. All Employee Benefit Plans have been operated in all material respects in accordance with their terms. All Employee Benefit Plans that are subject to the terms of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, or other statutes, laws, ordinances, codes, rules and regulations comply in form and operation in all material respects with ERISA, the Code, and such other statutes, laws, ordinances, codes, rules and regulations, as applicable. In the case of each Employee Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Code and exempt from income taxation under Section 501(a) of the Code, a determination has been received from the appropriate District Director of Internal Revenue Service that such plan is qualified under Section 401(a) of the Code and the trust created thereunder is exempt from federal taxation under Section 501(a) of the Code, and no facts or circumstances exist that could adversely affect the qualified status of any such plan or the tax exemption of any such trust. No such Employee Benefit Plan has incurred any accumulated funding deficiency (within the meaning of ERISA or the Code) and each of the Company and its Subsidiaries has no Liability or potential Liability on account of an accumulated funding deficiency with respect to any Employee Benefit Plan. There has been no transaction involving any Employee Benefit Plan which is a “prohibited transaction” under ERISA or the Code in connection with which the Company or its Subsidiaries would be subject to Liability under ERISA or any Tax Liability imposed by the Code, or which would subject any such Employee Benefit Plan or the Company or its Subsidiaries to a penalty under ERISA, the Code or any other statute, law, ordinance, code, rule or regulation. There has been no complete or partial termination of any Employee Benefit Plan. None of the Employee Benefit Plans listed on Schedule 4.23 or Schedule 4.11 provides for additional or accelerated payments or other consideration to be made on account of the transactions contemplated hereby.

No suit, action, claim (other than claims by employees for benefits in the ordinary course of business under a medical insurance plan or claims for vacation pay in the ordinary course of business), proceeding, investigation or arbitration has been made or instituted or, to the Knowledge of the Company, threatened, with respect to any such Employee Benefit Plan or any assets thereof.

All contributions or payments required to be made to such Employee Benefit Plans by their terms, the terms of any relevant collective bargaining agreement(s) or any other applicable Law, before or after the Closing Date, with respect to all periods or events occurring prior to the Closing Date (including all insurance premiums) have been properly paid or accrued (to the extent required under GAAP, ERISA or the Code) on the books of account of the Company and its Subsidiaries prior to the Closing Date (including a pro rata share with respect to any period including the Closing Date based on the ratio of the number of days in such period to the total number of days in the fiscal year of the applicable Employee Benefit Plan). The Liabilities for all benefits provided pursuant to the Employee Benefit Plans set forth on Schedule 4.23 or Schedule 4.11 have been truly and accurately provided for on the books of account of the Company.

True, complete and accurate copies of the documents setting forth the terms of each Employee Benefit Plan listed on Schedule 4.23 or Schedule 4.11, including plans, agreements, amendments, trusts and all related contracts and other agreements (including corporate resolutions and minutes relating to any Employee Benefit Plan) and, where applicable, copies of each Employee Benefit Plan’s: (i) most recent summary plan descriptions and modifications thereto; (ii) notices distributed to employees, consultants, agents, dependents and other beneficiaries with regard to any Employee Benefit Plan and any continuation of coverage required under law; (iii) most recent favorable Internal Revenue Service determination letters; (iv) three most recent annual reports (IRS Forms 5500), including audited financial statements (if any) and all schedules thereto; and (v) five most recent actuarial reports, have heretofore been delivered to Buyer. There are no oral modifications to any of such Employee Benefit Plans.

With respect to each Employee Benefit Plan which is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and that is subject to Title IV of ERISA, (i) the market value of assets under such plan equals or exceeds the present value of all vested and nonvested liabilities thereunder (determined in accordance with then-current funding assumptions) and (ii) such plan has not been completely or partially terminated during the past six years. None of the Employee Benefit Plans is a multiemployer plan (as defined in Section 3(37)) of ERISA.

For purposes of this Section 4.23, “Company” includes the Company and any trade or business (whether or not incorporated) that is a member of the same “controlled group” of corporations as, or is treated as being under “common control” with, within the meaning of Sections 414(b), (c), (m) and (o) of the Code and the Treasury Regulations promulgated thereunder, the Company. Except as set forth in Schedule 4.23, the Company is not a member of any such “controlled group.”

With respect to any nonqualified deferred compensation plan of the Company or its Subsidiaries that is subject to Section 409A of the Code, neither the Company nor any of its Subsidiaries has any obligation to any person to cause any such plan to comply with Section 409A of the Code or to provide any “gross-up” or similar payment to any person in the event any such plan fails to comply with Section 409A of the Code.

No benefit or amount payable or which may become payable by the Company and its Subsidiaries pursuant to any Employee Benefit Plan, agreement or contract with any employee shall constitute an “excess parachute payment” within the meaning of Section 280G of the Code, which is or may be subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

Section 4.24 Employees; Compensation. Schedule 4.24 lists each of the directors, officers, managers and executive level employees, as the case may be, of the Company and each of its Subsidiaries. Except as set forth on Schedule 4.24, none of the persons set forth on Schedule 4.24 has notified any of the Company or any of the Sellers in writing (including email) that he intends to resign or retire as a result of the transactions contemplated hereby. Schedule 4.24 contains a schedule of all employees, consultants and representatives of the Company and each of its Subsidiaries who, individually, during the twelve-month period ended December 31 of the most recently completed calendar year, received, or, during the twelve-month period ending December 31 of the current calendar year, will receive, direct remuneration from the Company or any of its Subsidiaries (in the aggregate) in excess of $100,000, together with the current aggregate base salary, hourly rate (including any bonus), consulting fee or commission based compensation for each such Person. All salaries, bonuses, commissions, incentive payments and other compensation required to be made to any employee or consultant of the Company or any of its Subsidiaries pursuant to the terms of any Employee Benefit Plan, contract, agreement or other arrangement, or pursuant to applicable Law, before or after the Initial Closing Date, with respect to all periods or events occurring prior to the Initial Closing Date have been, or will be, properly paid or accrued (to the extent required under GAAP, ERISA or the Code) on the books of account of the Company or any of its Subsidiaries prior to the Initial Closing Date. Each of the Company and each of its Subsidiaries has not (i) taken any action which, alone or in conjunction with actions taken by the Sellers or Buyer prior to the Initial Closing Date, would constitute a “plant closing” or “mass layoff’ within the meaning of the Worker Adjustment and Retraining Notification Act (“WARN”) or which would require the giving of notice or the payment of severance or other similar benefits under any applicable Law; or (ii) issued any notification of a plant closing or mass layoff required by WARN or by any such applicable Law. Each of the Company and each of its Subsidiaries has complied in all material respects with all applicable laws relating to employment, including those relating to wages, hours, collective bargaining, immigration, occupational health and safety, workers’ hazardous materials, employment standards, pay equity, tax withholding and workers’ compensation. Each of the Company and each of its Subsidiaries has at all times in the last three years properly classified each of their respective employees as employees, each of their respective “leased employees” (within the meaning of Section 414(n) of the Code) as leased employees, and each of their independent contractors as independent contractors, as applicable.

Section 4.25 Foreign Corrupt Practices Act. Neither the Company, nor any Subsidiary of the Company, nor any officer, manager, director, nor to the Knowledge of the Company, any employee, consultant, member or agent thereof acting on its behalf has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to: (a) any foreign official (as such term is defined in the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)) for the purpose of influencing any official act or decision of such official or inducing him to use his influence to affect any act or decision of a foreign government, or any agency or subdivision thereof; or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his or its influence to affect any act or decision of a foreign government or agency or subdivision thereof, in the case of both (a) and (b) above in order to assist the Company or any Subsidiary of the Company to obtain or retain business for or direct business to the Company or any Subsidiary of the Company and under circumstances which would subject the Company or any Subsidiary of the Company to liability under the FCPA, if the Company or any such Subsidiary of the Company had been subject to the provisions thereof.

Section 4.26 Insurance. Schedule 4.26 sets forth all policies or binders of fire, liability, workmen’s compensation, vehicular or other insurance held by or on behalf of the Company or any of its Subsidiaries (specifying the insurer, the policy number or covering note number with respect to binders and there are no pending claims thereunder), and all self-insurance arrangements. Such policies and binders are in full force and effect and insure against risks and liabilities customary for the business in which the Company or any of its Subsidiaries is engaged. Each of the Company and each of its Subsidiaries is not in default, in any material respect, with respect to any provision contained in any such policy or binder nor has failed to give any notice or present any material claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. Neither the Company nor any of its Subsidiaries has received a notice of cancellation or nonrenewal of any such policy or binder. Neither the Company, nor any of its Subsidiaries, nor any of the Sellers has any knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts which might form the basis for termination of any such insurance.

Section 4.27 Operations of the Company. Except as specifically set forth elsewhere herein or in the Schedules or Exhibits hereto, since the Most Recent Balance Sheet Date through the date hereof, the Company has operated its businesses in the ordinary course of business. Without limiting the foregoing, each of the Company and each of its Subsidiaries has not, except with the consent of the Buyer or a representative of the Buyer who was then serving as a member of the Management Board of the Company:

(i) amended any of its Fundamental Documents or merged with or into or consolidated with any other Person, subdivided or in any way reclassified any of its membership interests or other ownership interests or agreed to change in any manner the rights of its outstanding membership interests or other ownership interests or the character of its business;

(ii) issued, sold, purchased or redeemed, or entered into any contracts or other agreements to issue, sell, purchase or redeem, any membership interests or other ownership interests, or any options, warrants, convertible or exchangeable securities, subscriptions, rights (including preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever relating to its membership interests or other ownership interests including, without limitation, any such purchase under Section 7.5 of each of the Operating Agreement and the Revised Operating Agreement;

(iii) made any change in the actuarial methods or assumptions used in funding any defined benefit pension plan, or made any change in the assumptions or factors used in determining benefit equivalencies thereunder;

(iv) declared, set aside, paid or made any distributions of any kind to its members, or made any direct or indirect redemption, retirement, purchase or other acquisition of any membership interests or other ownership interests;

(v) made any change in its accounting methods, principles or practices or made any change in depreciation or amortization policies or rates adopted by it, except insofar as may have been required by a change in generally accepted accounting principles;

(vi) made any loan or advance to any of its officers, directors, managers, employees, consultants, members, agents or other representatives (other than travel advances made in the ordinary course of business in a manner consistent with past practice) or made any other loan or advance;

(vii) taken any action that required the written approval of a VSH Manager Designee (as defined in the Revised Operating Agreement) under Section 2.8 of the Revised Operating Agreement or which would have required the written approval of a representative of the Buyer who was serving as a member of the Management Board of the Company under Section 2.8 of the Revised Operating Agreement if the Revised Operating Agreement had been in effect since the date hereof; or

(viii) committed to do any of the foregoing.

Section 4.28 Potential Conflicts of Interest. Except as set forth on Schedule 4.28, none of the Sellers, any officer, manager or director of the Company or any of its Subsidiaries, or any Affiliate or member of the immediate family of any of the foregoing:

(i) owns, directly or indirectly, any interest in (with the exception of not more than five percent (5%) stock holdings held solely for investment purposes in securities of any Person which are listed on any national securities exchange or regularly traded in the over-the-counter market) or is an owner, sole proprietor, shareholder, member, partner, director, manager, officer, employee, consultant or agent of any Person which is a competitor, lessor, lessee or customer of the Company or any of its Subsidiaries;

(ii) owns, directly or indirectly, in whole or in part, any real property (including any Leased Real Property), Tangible Property or Intellectual Property which the Company or any of its Subsidiaries is using or the use of which is necessary for the business of the Company or any of its Subsidiaries; or

(iii) has any cause of action or other suit, action or claim whatsoever against, or owes any amount to, the Company or any of its Subsidiaries, except with respect to such Persons who are employees of the Company or any of its Subsidiaries, for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans and similar matters.

As used in this Section 4.28, a person’s immediate family shall mean such person’s spouse and children residing in the same household as such person.

Section 4.29 Banks, Brokers and Proxies. Schedule 4.29 hereto sets forth: (i) the name of each bank, trust company and securities or other broker with which the Company or any of its Subsidiaries maintains relations; (ii) the name of each Person authorized by the Company or any of its Subsidiaries to effect transactions therewith or to have access to any safe deposit box or vault; and (iii) all proxies, powers of attorney or other like instruments to act on behalf of the Company or any of its Subsidiaries in matters concerning its business or affairs.

Section 4.30 No Broker. None of the Company and its Subsidiaries has or will have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or the Company could become liable or obligated.

Section 4.31 Full Disclosure. All documents and other papers, taken as a whole, delivered by or on behalf of the Sellers in connection with this Agreement and the transactions contemplated hereby are true, complete, accurate and authentic. The information furnished by or on behalf of the Sellers, taken as a whole, to Buyer in connection with this Agreement and the transactions contemplated hereby does not contain any untrue statement of a material fact and does not omit to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading. To the knowledge of the Sellers, there is no fact which the Sellers have not disclosed to Buyer in writing which has an adverse effect, or so far as any of the Sellers can now foresee will have an adverse effect, on the ability of any of the Sellers to perform this Agreement or which is Material to the Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller, severally and not jointly, represents and warrants to Buyer as follows:

Section 5.1 Title to Interests. Such Seller is the record and beneficial owner of the Interest (designated by percentage interest in relation to all Interests) set forth opposite such Seller’s name on Exhibit A, free and clear of any Lien, and has full power and authority to convey such Interest, free and clear of any Lien.

Section 5.2 Authority Relative to this Agreement. Such Seller has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform fully such Seller’s obligations hereunder and thereunder. All action on his or its part necessary for such execution, delivery and performance has been duly taken. Each of this Agreement and the Ancillary Agreements to which such Seller is a party has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as limited by: (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally from time to time in effect; and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 5.3 Absence of Conflicts. Except as specifically contemplated elsewhere herein, the execution and delivery of this Agreement and the Ancillary Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby and the performance by such Seller of this Agreement and the Ancillary Agreements to which it is a party in accordance with their respective terms and conditions will not: (i) require any Permit, or any notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any other Person; (ii) violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien on the Interests held by such Seller or upon the assets, properties or businesses of such Seller under any of the terms, conditions or provisions of (x) the Fundamental Documents of such Seller, to the extent such Seller is not a natural person or (y) any contract or other agreement to which such Seller is a party or by or to which such Seller or the Interests of such Seller are bound or subject; or (iii) violate any order, writ, injunction or Law of any Governmental Authority which is applicable to such Seller or to the Interests held by such Seller.

Section 5.4 Governmental Approvals. Subject to compliance with the HSR Act, and applicable federal and state securities laws, the execution and delivery by such Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof require no notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any Governmental Authority.

Section 5.5 Litigation. Such Seller is not a party to, or, to such Seller’s Knowledge, threatened with any litigation or judicial, governmental, regulatory, administrative or arbitration suit, action, claim, proceeding or investigation, which could have an adverse effect on the transactions contemplated hereby or a Material Adverse Effect.

Section 5.6 No Broker. Such Seller has no, and will have no, Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or the Company could become liable or obligated.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as follows:

Section 6.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted.

Section 6.2 Authority Relative to this Agreement. Buyer has the requisite corporate power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer and by the independent members of the Board of Directors of Parent, and, except as set forth herein, no other corporate proceedings on the part of Buyer or Parent are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and constitutes, and, upon execution and delivery of the Ancillary Agreements to which it is a party, each of such Ancillary Agreements will constitute, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as limited by: (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally from time to time in effect; and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 6.3 Absence of Conflicts. The execution and delivery of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof, will not: (i) violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a creation of any Lien upon any of the assets, properties or businesses of Buyer under, any of the terms, conditions or provisions of (x) the Fundamental Documents of Buyer or (y) any contract or other agreement to which Buyer or any of its assets, properties or businesses is subject; or (ii) violate any order, writ or injunction of any Governmental Authority which is applicable to Buyer or any of its assets, properties or businesses.

Section 6.4 No Broker. Buyer has not and will not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Sellers are or could become liable or obligated.

Section 6.5 Purchase for Investment. Buyer acknowledges that none of the Interests have been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities laws. Buyer is not an “underwriter” (as such term is defined under the Securities Act), and is acquiring the Interests and Preferred Interests solely for investment with no present intention to distribute any of the Interests or Preferred Interests to any Person, and Buyer will not sell or otherwise dispose of any of the Interests or Preferred Interests, except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, and any other applicable securities laws.

Section 6.6 Governmental Approvals. Subject to compliance with the HSR Act, and applicable federal and state securities laws, the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof require no Permits other than such Permits, if any, as may be required to be obtained by Buyer, Parent, the Company or the Sellers as a result of a change in control of the Company or otherwise in connection with the transactions contemplated hereby.

Section 6.7 Full Disclosure. All documents and other papers, taken as a whole, delivered by or on behalf of the Buyer in connection with this Agreement and the transactions contemplated hereby are true, complete, and accurate. The information furnished by or on behalf of the Buyer, taken as a whole, to Sellers in connection with this Agreement and the transactions contemplated hereby does not contain any untrue statement of a material fact and does not omit to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading. To the knowledge of the Buyer, there is no fact which the Buyer has not disclosed to Sellers in writing which has an adverse effect, or so far as the Buyer can now reasonably foresee will have an adverse effect, on the ability of the Buyer to perform this Agreement.

ARTICLE VII

COVENANTS AND AGREEMENTS

Section 7.1 Pre-Closing Conduct of Business of the Company. During the period from the date of this Agreement to the Initial Closing Date and to each Subsequent Closing Date, as applicable, the Company agrees to conduct, and Sellers agree to cause the Company to conduct, its operations and business in the ordinary course of business. Notwithstanding the immediately preceding sentence, pending the Initial Closing Date, and each Subsequent Closing Date, as applicable, and except as may be first approved by Buyer or as is otherwise permitted or required by this Agreement, the Company agrees not to, and the Sellers agree to cause the Company not to, take any of the actions listed in Section 4.27.

Section 7.2 Payment of Intercompany Debts. Except as set forth on Schedule 7.2, at or prior to the Initial Closing, each Seller shall pay, and shall cause any Affiliate of such Seller to pay, to the Company any amounts owed to the Company or any of its Affiliates by any such Person. Within one week of the date of this Agreement, the Company shall pay any amounts owed by the Company to any of the Principal Sellers (as defined below).

Section 7.3 Review of the Company. Buyer and its accountants, counsel and other representatives may, prior to the Initial Closing Date or the Subsequent Closing Dates as the case may be, review and inspect the properties, books and records of the Company to familiarize itself with such properties and the business of the Company; provided, however, that such review shall not affect the representations and warranties made by the Sellers hereunder. The Sellers shall cause the Company to permit Buyer and its accountants, counsel and other representatives to have free and full access to the properties, assets and premises and to the books and records of thereof upon prior notice and during normal business hours and cause the officers of the Company to famish Buyer with such financial and operating data and other information with respect to the business and properties of the Company as Buyer shall from time to time reasonably request. The Sellers shall cause the Company, and its officers and directors, to assist Buyer in making inquiry of the major suppliers of the Company. Without limiting the foregoing, such review shall include, in Buyer’s discretion, the taking of an inventory and inspection of facilities at which Products are manufactured or from which Products are distributed.

Section 7.4 Best Efforts. Each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to ensure that the conditions to the other parties obligations hereunder are satisfied, insofar as such matters are within the control of such party, in the most expeditious manner practicable, including, but not limited to, (a) compliance with the HSR Act in all respects, (b) the obtaining of all necessary waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including, but not limited to, filings with Governmental Authorities, if any), and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any Governmental Authority, (c) the obtaining of all necessary consents, approvals or waivers from third parties, (d) the execution of such contracts and other agreements and documents and other papers as may reasonably be required and desired to carry out the provisions hereof and the transactions contemplated hereby, and (e) the defending of any lawsuits or any other legal proceedings whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including seeking to have any temporary restraining order entered by any court or administrative authority vacated or reversed; provided that the parties agree that this provision will not impose upon any party any obligation to incur unreasonable expenses or obligations under the circumstances or to take any actions which may have a material adverse effect upon such party in order to fulfill any conditions contained in any of such Sections.

Section 7.5 Advice of Changes. The Sellers’ Representative shall give prompt written notice to Buyer of: (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of (A) the Sellers contained in this Agreement, if made on or as of the date of such event or as of the Initial Closing Date or as of each Subsequent Closing Date, as applicable, or (B) the Company contained in this Agreement, if made on or as of the date of such event or as of the Initial Closing Date or as of each Subsequent Closing Date, as applicable, to be untrue or inaccurate, except for changes permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate as of such date; (ii) any failure of any Seller, the Company or any officer, director, manager, employee, consultant or agent thereof, to comply with or satisfy, or act in a consistent manner with, any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement; (iii) any event of which they have knowledge which will result, or in the opinion of such party, has a reasonable prospect of resulting, in the failure to satisfy any of the conditions specified in Articles VIII or IX; (iv) any notice of, or other communication relating to, a default (or event which, with notice or lapse of time or both, would constitute a default), received by the Company subsequent to the date hereof and prior to the Initial Closing Date, or prior to each Subsequent Closing Date, as applicable, under any contract or other agreement Material to the Business; (v) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; (vi) any notice or other communication from any Governmental Authority in connection with the transactions contemplated hereby; (vii) any adverse change Material to the Business, or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, would result in an adverse change Material to the Business; or (viii) any matter hereafter arising which, if existing, occurring or known at the date hereof, would have been required to be disclosed to Buyer; provided, however, that no such notification shall affect the representations or warranties of the Sellers or the conditions to the obligations of Buyer hereunder. Buyer shall give prompt written notice to the Sellers of the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Buyer contained in this Agreement, if made on or as of the date of such event or as of the Initial Closing Date, or as of each Subsequent Closing Date, as applicable, to be untrue or inaccurate, except for changes permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate as of such date; provided, however, that no such notification shall affect the representations and warranties of Buyer or the conditions to the obligations of the Sellers hereunder.

Section 7.6 Restrictions on the Company and the Sellers. In order to induce Buyer to execute this Agreement, each of the Company and the Sellers agrees that he or it shall not, directly or indirectly, and he or it shall not permit his or its employees, agents or representatives to, directly or indirectly, solicit, encourage or participate in discussions in connection with, or supply information relating to, the sale of Interests then held by him or it, or the sale of any portion of any of the Company’ assets (excluding only sales of assets of the Company in the ordinary course of business), whether by purchase, gift, merger, recapitalization or otherwise, to any other Person or entity during the period commencing upon the date hereof and ending on the termination of this Agreement pursuant to Section 11.2. Notwithstanding the foregoing, the Company and the Sellers may communicate with and supply information regarding the transactions contemplated by this Agreement with the following Persons: (A) the participants in the Equity Plan or other potential equity holders of the Company, (B) employees and suppliers of the Company and its Subsidiaries, (C) any other Person approved by the Board of Managers of the Company, provided that, in each case, such communication or information shall not, without the consent of the Buyer, contain information which is inconsistent with, or goes beyond, the information concerning the transactions contemplated by this Agreement that has been reported by the Parent in filings made by Parent with the Securities and Exchange Commission. Each of the Company and the Sellers agrees to notify Buyer promptly if any Person makes any inquiry, proposal or contact (including any such inquiry, proposal or contract made to him or it or directed to any of the Company, or any director, officer, manager or agent or representative thereof) with respect to any of the foregoing, and will provide details of the terms of any such inquiry, proposal or contact. The parties hereto recognize that irreparable damage will result in the event that the provisions of this Section are not specifically enforced. If any dispute arises concerning this Section 7.6, the parties hereto agree that an injunction may be issued restraining the consummation of any action prohibited by this Section 7.6 pending a determination of such controversy and that no bond or other security shall be required in connection therewith. In any dispute arising with respect to this Section 7.6, without limiting in any way any other rights or remedies to which Buyer or any of its Affiliates may be entitled, each of the Sellers agrees that the provisions of this Section 7.6 shall be enforceable by a decree of specific performance.

Section 7.7 Confidentiality. Buyer and Parent, on the one hand, and the Company and the Sellers, on the other hand, shall maintain in confidence, and will cause their respective directors, officers, managers, employees, agents, and advisors to maintain in confidence, the terms and conditions of this Agreement, any of the agreements contemplated hereby, or any of the transactions contemplated hereby, or any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, (c) such information (i) is communicated or otherwise supplied to (A) the participants in the Equity Plan or other potential equity holders of the Company, (B) employees and suppliers of the Company and its Subsidiaries, (C) any other Person approved by the Board of Managers of the Company and (ii) does not, without the consent of the Buyer, contain information which is inconsistent with, or goes beyond, the information concerning the terms and conditions of this Agreement, any of the agreements contemplated hereby, or any of the transactions contemplated by this Agreement that has been reported by the Parent in filings made by Parent with the Securities and Exchange Commission; or (d) the furnishing or use of such information is permitted by Section 12.3 or required by or necessary or appropriate in connection with legal proceedings; provided, however, that nothing contained herein shall prohibit the disclosure by Buyer, Parent or any affiliate of Buyer or Parent of any such information in connection with any sale of assets of or equity interests in Buyer, Parent or any affiliate of Buyer or Parent or in connection with the review of Buyer, Parent or any affiliate of Buyer or Parent by any potential lender or investor or any similar party undertaking a review of Buyer, Parent or any affiliate of Buyer or Parent. Notwithstanding the foregoing, the Company and the Sellers may communicate with or supply information regarding the transactions contemplated by this Agreement with the following Persons: (A) the participants in the Equity Plan or other potential equity holders of the Company, and (B) employees of the Company and its Subsidiaries who have a need to know in the course of their jobs.

Section 7.8 Cooperation and Exchange of Information. The Sellers, the Company and Buyer shall provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining any Liability for Taxes or a right to refund of Taxes, or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include, without limitation, providing copies of all relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property that any party may possess. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Each party will retain all returns, schedules and work papers and all material records or other documents relating to Tax matters of the Company for periods ending on or before the Initial Closing Date, or each Subsequent Closing Date, as applicable, until the expiration of the statute of limitations of the taxable years to which such returns and other documents related (and, to the extent notified by the other party in writing, any extensions thereof). Any information obtained under this Section 7.8 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

Section 7.9 Further Assurances. In addition to the actions, contracts and other agreements and documents and other papers specifically required to be taken or delivered pursuant to this Agreement, each of the parties hereto shall execute such contracts and other agreements and documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

Section 7.10 Quality Controls.

The Company shall comply with the Quality Control Plan dated August 1, 2008, a copy of which has been delivered to the Buyer (the “Quality Control Plan”), in accordance with its terms.

Section 7.11 Accounting Software. Within six (6) months of the date of this Agreement, the Company shall obtain and utilize accounting software acceptable to the Buyer that provides the internal control and procedures necessary to comply with the rules and regulations applicable to public companies.

Section 7.12 Accounting Manager. Within six (6) months of the date of this Agreement, the Company shall hire an accounting manager who is acceptable to Buyer.

Section 7.13 Financial Reports. The Company shall implement month end financial reporting procedures acceptable to the Buyer which will include strict month end cutoff procedures (and five-business day reporting submission timeline) applied for the quarter ended September 30, 2008 and December 31, 2008 and every month thereafter.

Section 7.14 SAS 70 Compliance. Within six (6) months of the date of this Agreement, the Company shall retain an office services software provider acceptable to Buyer that is compliant with Statement on Auditing Standards (SAS) No. 70.

Section 7.15 Auditors. No later than October 31, 2008, the Company shall have engaged independent auditors acceptable to the Parent.

Section 7.16 Notification of Certain Matters; Updating Disclosure Schedules and Exhibits.

(a) From and after the date of this Agreement until the consummation of the Fourth Closing, the Company or the Sellers’ Representative, as applicable shall give prompt notice to Buyer of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of the Company or any of the Sellers, as applicable, contained in this Agreement to be untrue or inaccurate in any material respect and (ii) the failure of the Company or any of the Sellers to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. Except as set forth in Section 12.6, no such notification shall affect the representation or warranties of the parties or the conditions to their respective obligations hereunder.

(b) The Company and the Sellers, as applicable, shall have the right to disclose additional matters on the disclosure schedules to this Agreement from time to time after the date hereof and prior to the Fourth Closing to reflect any additional matters that come into existence, occur or become known after the date hereof in order to make the representations and warranties true and correct at the Initial Closing and each Subsequent Closing, as applicable. Except as set forth in Section 12.6, the delivery of any supplements to the disclosure schedules pursuant to this Section 7.16 shall not diminish Buyer’s right to terminate this Agreement pursuant to Section 11.2 or to seek indemnification pursuant to Article XII in respect of any breaches of the representations and warranties of the Company and the Sellers.

(c) Prior to the Initial Closing, or any Subsequent Closing, the Sellers’ Representative shall update, if necessary, Exhibit A.

Section 7.17 Parent Service Agreements. From and after the Initial Closing, Parent will, upon the request of the Company, permit the Company and its Subsidiaries to become party to, or otherwise take advantage of, certain supplier agreements Parent or its Affiliates have or may have in place on substantially the same terms (including allocation of costs), and subject to substantially the same conditions, as Parent and its Affiliates generally permit the Subsidiaries of Parent to become party to, or otherwise take advantage of, such supplier agreements; provided, however, that Parent and its Affiliates shall not be obligated to incur any additional costs in order to permit the Company and its Subsidiaries to become party to, or otherwise take advantage of, such supplier agreements unless such costs will be reimbursed by the Company or its Subsidiaries, and provided, further, that, for all purposes of this Agreement, Parent shall not be deemed to have breached its obligations hereunder, notwithstanding the failure of Parent or its Affiliates to permit Company and its Subsidiaries to become party to, or otherwise take advantage of, such supplier agreements, unless such failure occurred by reason of Parent’s bad faith. For purposes of this Section 7.17, supplier agreements will include, but not be limited to, arrangements relating to global procurement for paper, print, postage, packaging, domestic outbound shipping, inbound freight, international logistics, hardware, software, telecom and datacom, payment processing, insurance and benefits provider programs.

Section 7.18 Parent Corporate Services. From and after the Initial Closing, Parent will, at the request of the Company, make available to the Company and its Subsidiaries reasonable assistance from Parent’s and its Affiliates’ internal legal counsel, Innovation, Research and Development Group, IT management group, and professionals in its operations finance groups, on substantially the same terms (including allocation of costs), and subject to substantially the same conditions, as Parent and its Affiliates generally make such assistance available to Subsidiaries of Parent; provided, however, that Parent and its Affiliates shall not be obligated to incur any additional costs in order to make available such assistance to the Company and its Subsidiaries, unless such costs will be reimbursed by the Company or its Subsidiaries, and provided, further, that, for all purposes of this Agreement, Parent shall not be deemed to have breached its obligations hereunder, notwithstanding the failure of Parent or its Affiliates to make such assistance available to the Company and its Subsidiaries, unless such failure occurred by reason of Parent’s bad faith.

Section 7.19 Parent Infrastructure; Other Services.

(a) From and after the Initial Closing, if the Company indicates its desire to do so, Parent (or an Affiliate of Parent) and the Company will enter into a mutually acceptable lease agreement whereby the Company and/or its Subsidiaries will utilize unoccupied space in Parent’s (or its Affiliates) offices, warehouses and distribution centers throughout the world at reasonable rental rates; provided, however, that Parent and its Affiliates shall not be obligated to incur any additional costs in order to permit the Company and its Subsidiaries to use such space, unless such costs will be reimbursed by the Company or its Subsidiaries (either directly or through lease payments), and provided, further, that, for all purposes of this Agreement, Parent shall not be deemed to have breached its obligations hereunder, notwithstanding the failure of Parent or its Affiliates to permit Company and its Subsidiaries to utilize such unoccupied space, unless such failure occurred by reason of Parent’s bad faith.

(b) From and after the Initial Closing, Parent will, upon the request of the Company, permit the Company and its Subsidiaries to use any services (in addition to those described in Section 7.17 and Section 7.18) that are generally made available by Parent or its Affiliates for use by the Subsidiaries of Parent on substantially the same terms (including allocation of costs), and subject to substantially the same conditions, as Parent and its Affiliates generally make such services available to Subsidiaries of Parent; provided, however, that Parent and its Affiliates shall not be obligated to incur any additional costs in order to permit the Company and its Subsidiaries to use such services, unless such costs will be reimbursed by the Company or its Subsidiaries, and provided, further, that, for all purposes of this Agreement, Parent shall not be deemed to have breached its obligations hereunder, notwithstanding the failure of Parent or its Affiliates to permit Company and its Subsidiaries to use any such services, unless such failure occurred by reason of Parent’s bad faith.

Section 7.20 Equity Grants. From and after the Initial Closing, the Sellers may, at their discretion, and with the prior written consent, not to be unreasonably withheld, of Buyer transfer some or all of their equity or interests convertible into equity (or the right to receive payment upon the consummation of any Subsequent Closings) to new employees, distributors or similar Persons; provided, that such persons sign a joinder agreement to this Agreement in form and substance satisfactory to Buyer. Any such transfer(s) will not affect the aggregate consideration paid by, or ownership interest of the Company purchased by, Buyer at the Initial Closing or any Subsequent Closings. The Company will update the applicable disclosure schedules to this Agreement and Schedules 2.1(a), 2.1(b), 2.1(c), and/or 2.1(d) to reflect any such equity grants and the corresponding changes in the Percentage Interests of the Sellers relating to such transfers.

Section 7.21 Payment of Incentive Payments. As soon as practicable after the Second Closing, the Third Closing and the Fourth Closing, as the case may be, the Company shall pay the Second Purchase Incentive Payment, the Third Purchase Incentive Payment and the Fourth Purchase Incentive Payment, as applicable, to the Incentive Holders. If and to the extent that the EBITDA that is used for purposes of determining the Third Purchase Price is reduced by reason of the payment of the Second Purchase Incentive Payment to the Incentive Holders, such EBITDA shall be increased by the amount of such reduction. Similarly, if and to the extent that the EBITDA that is used for purposes of determining the Fourth Third Purchase Payment is reduced by reason of the payment of the Third Purchase Incentive Payment to the Incentive Holders, such EBITDA shall be increased by the amount of such reduction.

Section 7.22 754 Election. The Company shall make an election described in Section 754 of the Code (a “754 Election”) for the taxable year of the Company in which the Initial Closing occurs, and shall make a 754 Election for each taxable year of the Company in which a Subsequent Closing shall occur, provided, however that if such election shall result in Sellers incurring Tax liabilities in excess of the Tax liabilities that Sellers would have incurred in the absence of such election, Buyer shall pay to Sellers an amount equal to the sum of (A) such excess Tax liability and (B) any additional Tax liabilities arising as a result of such payment and any other amount paid pursuant to this Section 7.22, so that each of the Sellers receives an amount equal to the amount such Seller would have received had Taxes not been imposed on such excess Tax liability or any amount paid pursuant to Section 7.22.

Section 7.23 Taxes. From and after the Initial Closing:

(a) The Company and each of its Subsidiaries shall file all Tax Returns required by them to be filed, on a timely basis. Such Tax Returns shall be true, complete and accurate in all material respects.

(b) The Company and each of its Subsidiaries shall pay, within the time and manner prescribed by Law, all Taxes that are due and payable (whether or not shown on any Tax Return), except for Taxes being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books.

(c) None of the Company and its Subsidiaries shall change its entity classification for federal, state, local and foreign income Tax purposes without the consent of the Buyer.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATION OF

BUYER TO EFFECT THE PURCHASE OF INTERESTS

AT THE INITIAL CLOSING

The obligation of Buyer to consummate the transactions contemplated hereby at the Initial Closing is subject to the fulfillment on or prior to the Initial Closing Date of the following conditions, any one or more of which, at Buyer’s option, may be waived by it in its sole discretion:

Section 8.1 Representations and Covenants. The representations and warranties of the Company and the Sellers contained in this Agreement (as such representations and warranties would read as if all references therein to materiality, Material to the Business and Material Adverse Effect (and like qualifiers) were deleted therefrom), other than the representations and warranties in Section 4.7, shall be true, complete and accurate, in all material respects, on and as of the Initial Closing Date, and the representations and warranties of the Company contained in Section 4.7 shall be true, complete and accurate on and as of the Initial Closing Date. The Company and the Sellers shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Initial Closing Date. The Company shall have delivered to Buyer a certificate, dated the Initial Closing Date and signed by the Chief Executive Officer of the Company to the foregoing effect and stating that all conditions to Buyer’s obligations hereunder have been satisfied.

Section 8.2 Operating Agreement of the Company. The Third Amended and Restated Operating Agreement of the Company in the form attached hereto as Exhibit B (the “Revised Operating Agreement”), shall have been duly executed by the Company and the Sellers, and the Company and the Sellers shall not be in breach of any of the covenants or provisions set forth in the Revised Operating Agreement.

Section 8.3 Opinion of Counsel to the Company. Counsel to the Company shall have delivered an opinion to the Buyer and Parent, dated the date of the Initial Closing, in the form set forth on Exhibit C.

Section 8.4 Loan from Parent. There shall not have occurred and be continuing a default, an event of default or an event which, with the giving of notice, lapse of time, or both, would constitute a default or an event of default under the Loan Agreement.

Section 8.5 Good Standing Certificates. The Sellers shall have delivered to Buyer: (i) copies of the articles of organization, including all amendments thereto, of the Company, certified by the secretary of state or other appropriate official of the State of Delaware; (ii) certificates from such official to the effect that the Company is in good standing and subsisting in Delaware; (iii) certificates from such officials in each state in which the Company is qualified to do business to the effect, in the aggregate, that the Company is in good standing in the jurisdictions in which it has qualified to do business; and (iv) certificates as to the Tax status of the Company from the appropriate officials in each jurisdiction in which the Company is organized or has qualified to do business, in each case, dated as of a date not more than thirty (30) days prior to the Initial Closing Date.

Section 8.6 Governmental Permits and Approvals. Any and all Permits necessary for the consummation of the transactions contemplated hereby or required in order to consummate the transactions contemplated hereby or in order for the Company to carry on its business as currently conducted or to maintain in effect any Permits, pursuant to which the Company carries on its business as currently conducted shall have been obtained, and the continued conduct by the Company of its business in substantially the same manner as currently conducted and the consummation of the transactions contemplated hereby shall not violate or conflict with any order, writ, injunction or Law binding upon or applicable to Buyer, the Company or the Sellers. None of the Permits shall contain any terms, limitations or conditions which restrict Buyer’s rights as a direct or indirect owner of the Company, or which would prevent Buyer, its Subsidiaries or Affiliates, or the Company from conducting their respective businesses in substantially the same manner as conducted or as contemplated to be conducted on the date hereof. Any applicable waiting periods, including under the HSR Act, (and any extensions thereof) applicable to the transactions contemplated hereby shall have expired or been terminated.

Section 8.7 Legislation. No legislation shall have been proposed or enacted, and no Law shall have been adopted, revised or interpreted, by any Governmental Authority, which would require, upon or as a condition to the consummation of the transactions contemplated hereby, the divestiture or cessation of the conduct of any business presently conducted by any of the Company, on the one hand, or by Buyer or any of its Subsidiaries or Affiliates, on the other hand, or which, in the reasonable judgment of Buyer, may, individually or in the aggregate, have a material adverse effect on it, any of its Subsidiaries or Affiliates, or on the Company in the event that the transactions contemplated hereby are consummated.

Section 8.8 Legal Proceedings. No suit, action, claim, proceeding or investigation shall have been instituted or threatened by or before any court or any Governmental Authority seeking to restrain, prohibit or invalidate the consummation of the transactions contemplated hereby or to seek damages in connection with such transactions or which might affect the right of Buyer to own, directly or indirectly, any membership or other ownership interest in the Company, or to operate or control, after the Initial Closing, any such interest or the assets, properties and businesses of the Company, or which has or may have, in the reasonable judgment of Buyer, a Material Adverse Effect.

Section 8.9 Third Party Consents. All material consents, waivers, licenses, variances, exemptions, franchises, permits, approvals and authorizations from parties to any contracts and other agreements (including any amendments and modifications thereto) with the Company which may be required in connection with the performance by the Sellers of their obligations under this Agreement or the Ancillary Agreements or to assure such contracts and other agreements continue in full force and effect after the consummation of the transactions contemplated hereby (without any breach by the Company and without giving any contracting party the right to terminate or modify any such contract or other agreement) shall have been obtained.

Section 8.10 No Material Adverse Change. Since the Most Recent Balance Sheet Date, there shall have been no change, event, occurrence or development of a state of circumstances or facts, which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 8.11 Instruments of Transfer. Each of the Sellers shall have tendered to Buyer certificates representing the entire Interest owned by such Seller, duly endorsed in blank or with duly executed power to transfer attached, in proper form for transfer and with appropriate transfer stamps, if any, affixed, and executed and delivered a receipt acknowledging payment in full of his or its share of the Initial Closing Payment. In the event that the Interests are not evidenced by certificates, each of the Sellers shall have delivered to Buyer such instrument of sale, transfer, conveyance and assignment as Buyer and its counsel may reasonably request.

Section 8.12 Resignations of Directors. Buyer shall have received the resignations, effective as of the Initial Closing, of each of those directors of the Company set forth on Schedule 8.12.

Section 8.13 Non-Competition/Employment. Ryan Blair, Blake Mallen and Nick Sarnicola shall have executed a Non-Competition Agreement (collectively, the “Non-competition Agreements”) and an Employment Agreement (collectively, the “Employment Agreements”) substantially in the forms of Exhibit D and Exhibit E, respectively.

Section 8.14 Documents Relating to the Satisfaction of FVA Ventures Debt. Buyer shall have received from the holders of all indebtedness of the Company and/or FVA Ventures listed on Schedule 4.19(b), such documentation (satisfactory to Buyer, in its reasonable discretion), including pay off letters and instructions (which, in each case, shall include specification of the aggregate amount required to be paid in order to repay in full all borrowings, including all accrued but unpaid interest, prepayment penalties, breakage fees and other incidental fees or costs (such penalties, fees and costs being collectively referred to herein as “Pay-Off Expenses”), the per diem amount to be added in the event that the Initial Closing Date occurs on a date subsequent to that referenced therein, customary undertakings to release all liens upon payment and, to the extent the applicable loan documents contain provisions regarding a change of control or similar events which would be triggered by the consummation of the transactions contemplated hereby, the waiver of such provisions), actual releases documents, UCC-3 termination statements, and the originals of the promissory notes evidencing such indebtedness, and there shall otherwise be in place among Buyer, the holders of such indebtedness and FVA Ventures, such arrangements (satisfactory to Buyer, in its reasonable discretion), in order to permit Buyer to satisfy, or cause to be satisfied, in full, all of such indebtedness, and to obtain terminations and releases of all pledges and security interests held or granted in respect thereof, in each case concurrently with the Initial Closing.

Section 8.15 FIRPTA Certificates. Each of the Sellers shall have provided to Buyer a FIRPTA certificate in form and substance reasonably satisfactory to Buyer and dated as of the Initial Closing Date and each Subsequent Closing Date, as applicable, to the effect that such Seller is not a foreign person for purposes of Code Section 1445.

Section 8.16 Approval of Counsel to Buyer. All actions and proceedings hereunder and all documents and other papers required to be delivered by the Sellers hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been approved by Finn Dixon & Herling LLP, counsel to Buyer, as to their form and substance, such approval not to be unreasonably withheld.

Section 8.17 FDA/FTC Recall. There shall be no FDA or FTC recall or pending or threatened FDA or FTC recall of any of the Products.

Section 8.18 Quality Control Plan. The Company shall be in compliance with the Quality Control Plan in accordance with its terms and to the satisfaction of the Buyer.

Section 8.19 Waiver of Sellers’ Right Under the Operating Agreement. Each of the Sellers shall have waived in writing, in a form satisfactory to the Buyer, any and all preemptive rights, rights of first refusal, and similar rights granted to the Sellers under the Operating Agreement with respect to the sales under this Agreement.

Section 8.20 Disposition Agreement. The Company shall have performed its obligations under the Disposition Agreement (the “Disposition Agreement”), dated as of August 4, 2008, between the Buyer and the Company.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATION

OF THE COMPANY AND THE SELLERS TO EFFECT THE SALE OF INTERESTS AT

THE INITIAL CLOSING

The obligation of the Company and the Sellers to consummate the transactions contemplated hereby at the Initial Closing is subject to the fulfillment on or prior to the Initial Closing Date of the following conditions, any one or more of which, at the option of the Sellers, may be waived by the Sellers in their sole discretion:

Section 9.1 Representations and Covenants. The representations and warranties of Buyer contained in this Agreement (as such representations and warranties would read if all references therein to materiality, material adverse effect (and like qualifiers) were deleted therefrom) shall be true, complete and accurate, in all material respects, on and as of the Initial Closing Date with the same force and effect as though made on and as of the Initial Closing Date. Buyer shall have performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Initial Closing Date. Buyer shall have delivered to the Sellers a certificate, dated the Initial Closing Date and signed by an officer of Buyer to the foregoing effect and stating that all conditions to the obligations of Buyer hereunder have been satisfied.

Section 9.2 Government Permits and Approvals. Any and all Permits necessary for the consummation of the transactions contemplated hereby or required in order to consummate the transactions contemplated hereby shall have been obtained, and the consummation of the transactions contemplated hereby shall not violate or conflict with any order, writ, injunction or Law binding upon or applicable to the Company or the Sellers. Any applicable waiting periods, including under the HSR Act, (and any extensions thereof) applicable to the transactions contemplated hereby shall have expired or been terminated.

Section 9.3 Purchase Price. Buyer shall have tendered to the Sellers the Initial Purchase Price in the manner specified in Section 2.3.

Section 9.4 Approval of Counsel to the Company and the Sellers. All actions and proceedings hereunder and all documents and other papers required to be delivered by Buyer hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been approved by Jones Day, counsel to the Company and the Sellers, as to their form and substance, such approval not to be unreasonably withheld.

ARTICLE X

CONDITIONS TO SUBSEQUENT CLOSINGS

Section 10.1 Conditions Precedent to the Obligation of Buyer to Effect the Subsequent Closings. The obligation of the Buyer to consummate each purchase of the Interests on each Subsequent Closing Date pursuant to Section 3.2 is subject to the satisfaction on or prior to each Subsequent Closing Date of the following conditions, any of which may be waived in whole or in part by the written consent of the Buyer:

(a) (i) in the case of the Second Closing, the Second Closing EBITDA (as defined below) shall have been finally determined as provided in Section 2.5;

(ii) in the case of the Third Closing, the Third Closing EBITDA shall have been finally determined as provided in Section 2.5; and

(iii) in the case of the Fourth Closing, the Fourth Closing EBITDA shall have been finally determined as provided in Section 2.5;

(b) (i) in the case of the Second Closing, the Second Closing EBITDA shall be not less than $2,472,000;

(ii) in the case of the Third Closing, the Third Closing EBITDA shall be not less than $6,302,400; and,

(iii) in the case of the Fourth Closing, the Fourth Closing EBITDA shall be not less than $10,423,800;

(c) all representations and warranties of the Company and the Sellers contained in this Agreement (as such representations and warranties would read if all references therein to materiality, material adverse effect (and like qualifiers) were deleted therefrom and with all references therein to the Audited Financials, Unaudited Company Financials, Most Recent Balance Sheet, Most Recent Balance Sheet Date, Interim Balance Sheet and Interim Balance Sheet Date being deemed to be references to the Updated Audited Financials, Updated Unaudited Financials, Updated Most Recent Balance Sheet, Updated Most Recent Balance Sheet Date, Updated Interim Balance Sheet and Updated Interim Balance Sheet Date (each as defined herein)), other than the representations and warranties in Section 4.7, shall be true, complete and accurate, in all material respects, on and as of each Subsequent Closing Date, and the representations and warranties of the Company contained in Section 4.7 shall be true, complete and accurate on and as of each Subsequent Closing Date (in each case, as though made anew as of such date with each reference in any of such representations or warranties to the Initial Closing Date being deemed to be a reference to the applicable Subsequent Closing Date for such purposes) except to the extent that such representations and warranties have become, in immaterial respects, inaccurate (a) since the date of the Initial Closing (i) by reason of the passage of time or (ii) in the ordinary course of business of the Company or (b) by reason of transactions that (i) are material to the Company, (ii) have been approved in advance by Buyer and (iii) are set forth in updated disclosure schedules, and the Company shall have delivered to Buyer a certificate, dated the date of the Subsequent Closing and signed by an officer of the Company, to the foregoing effect and stating that all conditions to Buyer’s obligations hereunder have been satisfied;

(d) the Company and the Sellers shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed and complied with by each of them prior to or as of each Subsequent Closing Date;

(e) the Company and the Sellers shall have complied with and satisfied each of the conditions set forth in Sections 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.15, 8.16, 8.17 and 8.18 as of each Subsequent Closing, in each case, prior to the applicable Subsequent Closing;

(f) the (i) audited consolidated balance sheet of the Company (the “Updated Most Recent Balance Sheet”) for the fiscal year ended December 31 of the calendar year immediately preceding the applicable Subsequent Closing (the “Updated Most Recent Balance Sheet Date”) and the related consolidated statements of income and cash flows for the period ended that same date (collectively, the “Updated Audited Financials”) and (ii) the unaudited consolidated balance sheet of the Company (the “Updated Interim Balance Sheet”) and related unaudited statements of income and cash flows for the multi-month period commencing January 1 of the then current calendar year and ending on the last day of the month immediately preceding the applicable Subsequent Closing Date (the “Updated Interim Balance Sheet Date”

and such unaudited balance sheet and statements of income and cash flows, collectively, the “Updated Unaudited Financials”) shall have been delivered to the Buyer and the representations and warranties set forth in Section 4.7(b) with respect to the Audited Financials and Unaudited Company Financials shall be true and correct with respect to the Updated Audited Financials and the Updated Unaudited Financials, respectively.

(g) the Company and the Sellers shall not be in breach of any of the covenants or provisions set forth in the Revised Operating Agreement;

(h) each of the Employment Agreements and the Non-Competition Agreements shall remain in full force and effect, and the Founders and the Company shall not be in material breach of any of the covenants or provisions set forth therein;

(i) all pre-issuance registrations, qualifications, permits and approvals required, if any, under applicable federal and state securities laws for the purchase and sale of the Interests at such Subsequent Closing shall have been obtained.

Section 10.2 Conditions to Closing by the Sellers of the Subsequent Closings. The obligations of the Sellers to consummate each purchase of the Interests on each Subsequent Closing Date pursuant to Section 3.2 are subject to the satisfaction on or prior to the date of each Subsequent Closing of the following conditions, which may be waived in whole or in part by the written consent of the Company:

(a) all representations and warranties of the Buyer contained in this Agreement (as such representations and warranties would read if all references therein to materiality, material adverse effect (and like qualifiers) were deleted therefrom) shall be true and correct in all material respects as of the date of such Subsequent Closing (as though made anew as of such date with each reference in any of such representations or warranties to the Initial Closing Date being deemed to be a reference to the applicable Subsequent Closing Date for such purposes);

(b) the Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or as of the date of such Subsequent Closing;

(c) any and all Permits necessary for the consummation of the transactions contemplated hereby or required in order to consummate the transactions contemplated hereby shall have been obtained, and the consummation of the transactions contemplated hereby shall not violate or conflict with any order, writ, injunction or Law binding upon or applicable to the Company or the Sellers. Any applicable waiting periods, including under the HSR Act, (and any extensions thereof) applicable to the transactions contemplated hereby shall have expired or been terminated;

(d) the Buyer shall have tendered to Sellers the Second Purchase Price, Third Purchase Price or Fourth Purchase Price, as applicable; and

(e) the Buyer shall have tendered to the Company the Second Purchase Incentive Payment, Third Purchase Incentive Payment or Fourth Purchase Incentive Payment, as applicable.

ARTICLE XI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; TERMINATION

Section 11.1 Survival of Representations and Warranties of the Company and the Sellers.

(a) Notwithstanding any right of Buyer to investigate fully the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Company and the Sellers contained in this Agreement, notwithstanding Buyer’s or Parent’s knowledge thereof, whether actual or constructive, at the time of the Initial Closing, any Subsequent Closing or otherwise, but subject to Section 12.6. Any claim for indemnification under Section 12.1(a) in respect of a breach or alleged breach of the representations and warranties of the Company and/or the Sellers (other than a claim for indemnification under Section 12.1(a)(i)(C) or Section 12.1(a)(ii)(C) which may be made at any time) must be made with reasonable specificity within the following periods: (a) with respect to the representations and warranties of the Company and the Sellers made or deemed made at the time of the Initial Closing, within eighteen (18) months of the Initial Closing Date, (b) with respect to the representations and warranties of the Company and the Sellers made or deemed made at the time of any Subsequent Closing, within twelve (12) months of the applicable Subsequent Closing Date on which such representations and warranties of the Company and the Sellers were made or deemed made; provided, however, that any claim for indemnification in respect of any breach or alleged breach of the representations and warranties contained in Section 4.3 (Capitalization), Section 4.8 (Tax Matters), Section 4.30 (No Broker), or Section 5.6 (No Broker), may be made in writing with reasonable specificity prior to the expiration of the applicable statute of limitations, and that any claim for indemnification in respect of any breach or alleged breach of the representations and warranties contained in Section 5.1 (Title to Interests) may be made at any time (subject only to any applicable statute of limitations and any extensions or waivers thereof). All statements contained in any Schedule hereto or in any certificate delivered by or on behalf of the parties pursuant to this Agreement shall be deemed representations and warranties by the part(ies) providing such statement or certificate or, with respect to non-natural persons only, on whose behalf such statement or certificate is provided.

(b) Any claim for indemnification under Section 12.2(a) in respect of a breach or alleged breach of the representations and warranties of the Buyer must be made with reasonable specificity within the following periods: (a) with respect to the representations and warranties of the Buyer made or deemed made at the time of the Initial Closing, within eighteen (18) months of the Initial Closing Date, (b) with respect to the representations and warranties of the Buyer made or deemed made at the time of any Subsequent Closing, within twelve (12) months of the applicable Subsequent Closing Date on which on which such representations and warranties of the Buyer were made or deemed made; provided, however, that any claim for indemnification in respect of any breach or alleged breach of the representations and warranties contained in Section 6.4 (No Broker) may be made in writing with reasonable specificity prior to the expiration of the applicable statute of limitations.

Section 11.2 Termination of Agreement. The parties may terminate this Agreement as provided below:

(a) The parties may terminate this Agreement by mutual written consent of Buyer, on the one hand, and the Sellers’ Representative, on the other hand, at any time.

(b) Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Initial Closing (i) in the event that the Company or any of the Sellers has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified the Sellers’ Representative of such breach, and the breach has continued without cure for a period of thirty (30) days after such notice of breach; or (ii) if the Initial Closing shall not have occurred on or before November 30, 2008, by reason of the failure of any condition precedent under Article VIII (unless the failure results primarily from Buyer breaching any of its representations, warranties, or covenants contained in this Agreement).

(c) The Sellers may terminate this Agreement by written notice from the Sellers’ Representative to Buyer at any time prior to the Initial Closing (i) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers’ Representative has notified Buyer of such breach, and the breach has continued without cure for a period of thirty (30) days after such notice of breach; or (ii) if the Initial Closing shall not have occurred on or before November 30, 2008, by reason of the failure of any condition precedent under Article IX (unless the failure results primarily from any of the Sellers breaching any representation, warranty, or covenant contained in this Agreement).

(d) Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to each Subsequent Closing (i) in the event that the Company or any of the Sellers has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified the Sellers’ Representative of such breach, and the breach has continued without cure for a period of thirty (30) days after such notice of breach; or (ii) if a Subsequent Closing shall not have occurred on or before (A) the Second Closing Termination Date, in the case of the Second Closing, (B) the Third Closing Termination Date, in the case of the Third Closing, and (C) the Fourth Closing Termination Date, in the case of the Fourth Closing, in each case by reason of the failure of any condition precedent under Article X (unless the failure results primarily from Buyer breaching any of its representations, warranties, or covenants contained in this Agreement).

(e) The Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to each Subsequent Closing (i) in the event that the Buyer or Parent has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers’ Representative has notified Buyer of such breach, and the breach has continued without cure for a period of thirty (30) days after such notice of breach; or (ii) if a Subsequent Closing shall not have occurred on or before (A) the Second Closing Termination Date, in the case of the Second Closing, (B) the Third Closing Termination Date, in the case of the Third Closing, and (C) the Fourth Closing Termination Date, in the case of the Fourth Closing, in each case by reason of the failure of any condition precedent under Article X (unless the failure results primarily from any of the Sellers breaching any of his or its representations, warranties, or covenants contained in this Agreement).

Section 11.3 Extension of Termination Dates.

(a) In the event that the Second Closing is not consummated on or before the Second Closing Termination Date solely by reason of the fact that the condition set forth in Section 10.1(b)(i) was not satisfied, and the Buyer does not waive such condition, then the Second Closing Termination Date shall be automatically extended by a period of one year. For purposes of clarification, and by way of illustration, if the Second Closing is not consummated on or before the Second Closing Termination Date by reason of the fact that any condition set forth in Section 10.1, other than Section 10.1(b)(i), has not been satisfied or waived by the Buyer, then the Second Closing Termination Date shall not be automatically extended and Buyer shall have the right to terminate this Agreement pursuant to, and subject to the conditions of, Section 11.2(b).

(b) In the event that the Third Closing is not consummated on or before the Third Closing Termination Date solely by reason of the fact that the condition set forth in Section 10.1(b)(ii) was not satisfied, and the Buyer does not waive such condition, then, provided that the Second Closing Termination Date has not previously been extended pursuant to Section 11.3(a), the Third Closing Termination Date shall be automatically extended by a period of one year. The last sentence of Section 11.3(a) is incorporated herein, mutatis mutandis, as if set forth herein in its entirety.

(c) In the event that the Fourth Closing is not consummated on or before the Fourth Closing Termination Date solely by reason of the fact that the condition set forth in Section 10.1(b)(iii) was not satisfied, and the Buyer does not waive such condition, then, provided that neither the Second Closing Termination Date nor the Third Closing Termination Date has previously been extended pursuant to Section 11.3(b) or Section 11.3(c), the Fourth Closing Termination Date shall be automatically extended by a period of one year. The last sentence of Section 11.3(a) is incorporated herein, mutatis mutandis, as if set forth herein in its entirety.

Section 11.4 Effect of Termination. If any party terminates this Agreement pursuant to Section 11.2 above, all rights and obligations of the parties hereunder shall terminate without any Liability of any party to any other party (except for any Liability of any party then in breach); provided, however, that Section 4.30 (No Broker), Section 5.6 (No Broker), Section 6.4 (No Broker), Section 7.7 (Confidentiality), Section 11.2 (Termination of this Agreement), Section 11.3 (Effect of Termination) and Article XIII (Miscellaneous) shall survive any such termination.

ARTICLE XII

INDEMNIFICATION

Section 12.1 Obligation of the Company and the Sellers to Indemnify.

(a) General.

(i) Indemnification by the Company as to Representations and Covenants of the Company. From and after the date hereof, the Company shall indemnify and hold harmless Buyer, Parent, and their respective assigns (collectively, the “Buyer Indemnitees”) from and against any Liabilities, losses, diminution in value of their respective interests in the Company, claims, damages, obligations, deficiencies, judgments, amounts paid in settlement of any suits, actions, claims, proceedings or investigations, costs and expenses (including, but not limited to, interest, penalties, costs of investigation and defense, and attorney’s and accountant’s fees and disbursements (whether such attorney’s fees are incurred in a dispute between the parties or between a party and third parties)) (collectively, “Losses”) suffered, sustained, incurred or required to be paid by the Buyer Indemnitees based upon, arising out of or otherwise with respect to:

(A) any breach or inaccuracy of any representation or warranty of the Company contained in Article IV or in any document, certificate or other paper delivered by the Company pursuant to, or in connection with, this Agreement or the transactions contemplated hereby;

(B) any failure by the Company to perform or comply with any covenant or other agreement of the Company contained herein or in any document or other paper delivered pursuant to, or in connection with, this Agreement or the transactions contemplated hereby;

(C) any breach or inaccuracy of the representations and warranties of the Company contained in Section 4.9 (without regard to the schedules to this Agreement) arising out of facts or circumstances existing prior to the date of the Initial Closing, whether or not set forth in the schedules to this Agreement and including the matters set forth in Schedule 4.9 to this Agreement or in the Quality Control Plan;

(ii) Indemnification by the Principal Sellers as to Representations and Covenants of the Company. From and after the time and date of the Initial Closing, each Principal Seller (as defined below), severally, and not jointly, in proportion to his or its Indemnification Percentage (as defined below), shall indemnify and hold harmless the Buyer Indemnitees from and against any Losses suffered, sustained, incurred or required to be paid by the Buyer Indemnitees based upon, arising out of or otherwise with respect to:

(A) any breach or inaccuracy of any representation or warranty of the Company contained in Article IV or in any document, certificate or other paper delivered by the Company pursuant to, or in connection with, this Agreement or the transactions contemplated hereby;

(B) any failure by the Company to perform or comply with any covenant or other agreement of the Company contained herein or in any document or other paper delivered pursuant to, or in connection with, this Agreement or the transactions contemplated hereby;

(C) any breach or inaccuracy of the representations and warranties of the Company contained in Section 4.9 (without regard to the schedules to this Agreement) arising out of facts or circumstances existing prior to the date of the Initial Closing, whether or not set forth in the schedules to this Agreement and including the matters set forth in Schedule 4.9 to this Agreement or in the Quality Control Plan;

(iii) Several Indemnification as to Certain Representations and Covenants of each Seller. Each of the Sellers shall, severally, and not jointly, indemnify and hold harmless the Buyer Indemnitees from and against any Losses suffered, sustained, incurred or required to be paid by the Buyer Indemnitees based upon, arising out of or otherwise with respect to:

(A) any breach or inaccuracy of any representation or warranty of such Seller contained in Article V or in any document or other paper delivered by such Seller (other than on a collective basis with the other Sellers) pursuant to, or in connection with, this Agreement or the transactions contemplated hereby; and/or

(B) any failure to perform or comply with any covenant of or other agreement of such Seller contained herein or in any document or other paper delivered by such Seller pursuant to, or in connection with, this Agreement or the transactions contemplated hereby.

(b) Limitations. Notwithstanding anything to the contrary in Section 12.1(a), the following limitations to the indemnity obligations of the Company and the Sellers shall apply:

(i) Until the Initial Closing shall have occurred, the Company shall only be responsible for any Losses which are attributable to a breach or inaccuracy described in Section 12.1(a)(i)(A) if all Losses attributable to such breaches or inaccuracies exceed $50,000, in which case the Company shall be responsible for all Losses in excess thereof; provided, however, that the foregoing limitations shall not apply to Losses attributable to breaches or inaccuracies arising out of fraud or willful misrepresentation, or breaches or inaccuracies of the representations and warranties set forth in Section 4.3 (Capitalization), Section 4.30 (No Broker) or Section 5.1 (Title to Interests) (it being understood that the Company and Sellers, on a several and not joint basis, shall be responsible for such Losses from the first dollar without the application of any threshold or deductible).

(ii) From and after the date and time of the Initial Closing, the Company shall only be responsible for any Losses which are attributable to a breach or inaccuracy described in Section 12.1(a)(i)(A) if all Losses attributable to such breaches or inaccuracies exceed $500,000, in which case the Company shall be responsible for all Losses in excess thereof; provided, however, that the foregoing limitations shall not apply to Losses attributable to breaches or inaccuracies arising out of fraud or willful misrepresentation, or breaches or inaccuracies of the representations and warranties set forth in Section 4.3 (Capitalization), or Section 4.30 (No Broker) (it being understood that the Company and Sellers, on a several and not joint basis, shall be responsible for such Losses from the first dollar without the application of any threshold or deductible).

(iii) The Principal Sellers shall only be responsible for any Losses which are attributable to a breach or inaccuracy described in Section 12.1(a)(ii)(A) if all Losses attributable to such breaches or inaccuracies exceed $500,000, in which case the Principal Sellers shall be severally, and not jointly, in proportion to his or its Indemnification Percentage, responsible for all Losses in excess thereof; provided, however, that the foregoing limitations shall not apply to Losses attributable to breaches or inaccuracies arising out of fraud or willful misrepresentation, or breaches or inaccuracies of the representations and warranties set forth in Section 4.3 (Capitalization), Section 4.9 (Compliance with Laws), Section 4.18 (Title; Liens), Section 4.22 (Environmental Protection), Section 4.23 (Employee Benefit Plans), Section 4.30 (No Broker), Section 5.1 (Title to Interests) or Section 5.6 (No Broker) (it being understood that the Principal Sellers shall be severally, and not jointly, in proportion to his or its Indemnification Percentage, responsible for such Losses from the first dollar without the application of any deductible). The maximum aggregate liability of any Principal Seller for any Losses which are attributable to a breach or inaccuracy described in Section 12.1(a)(ii)(A) is the total purchase price paid to such Principal Seller under this Agreement. For clarity, if the Losses attributable to a breach of inaccuracy described in Section 12.1(a)(ii)(A) exceed $500,000, then the Principal Sellers shall be responsible, as aforesaid, for such Losses in excess of $500,000, even though one or more Principal Sellers may only be responsible for a portion of such excess that is less than $500,000.

(iv) The maximum aggregate liability of any Seller for any Losses which are attributable to a breach or inaccuracy described in Section 12.1(a)(ii)(A), or Section 12.1(a)(iii)(A) is seventy-five percent (75%) of the total purchase price paid to such Seller under this Agreement, provided however that the maximum aggregate liability of any Seller for any Losses which are attributable to a breach or inaccuracy in the representations and warranties of the Company contained in Section 4.9 (without regard to the schedules to this Agreement) is the total purchase price paid to such Seller under this Agreement.

(v) The Buyer Indemnitees will not be entitled to indemnification for punitive damages, or for lost profits, consequential, exemplary or special damages; provided, however, that each Buyer Indemnitee shall be entitled to indemnification for punitive damages, or for lost profits, consequential, exemplary or special damages that are payable to third parties and constitute a part of such Buyer Indemnitee’s Losses; provided, further, that nothing contained herein shall be deemed to limit the right of any Buyer Indemnitee to indemnification for Losses attributable to the loss of value of such Buyer Indemnitee’s direct, or indirect interest in the Company or its Subsidiaries.

(vi) For purposes of clarification, each Principal Seller’s indemnity obligations under this Agreement will be several, and not joint, based on such Principal Seller’s Indemnification Percentage. For purposes of example, if there is an indemnity claim for a breach of a representation made by the Company at the Initial Closing, (subject to the limitations set forth herein), a Principal Seller will be responsible only for that portion of Losses relating to the indemnity claim based on such Principal Seller’s Indemnification Percentage of such Losses.

(vii) In no event will the indemnity obligation of any Seller exceed the amount of proceeds received by such Seller hereunder.

(c) Choice of Remedies. Each Seller’s obligations hereunder shall not be affected by any of the following, all of which each Seller hereby waives: any delay in the exercise or waiver of, or any failure to exercise, or any forbearance in the exercise of, any right or remedy which a Buyer Indemnitee may have hereunder against the Company or any other Seller. For purposes of clarification, and by way of illustration, a Buyer Indemnitee may, in its sole discretion, elect not to seek indemnification from the Company for Losses as to which the Company is obligated to indemnify such Buyer Indemnitee pursuant to Section 12.1(a)(i), but in the event that the Buyer Indemnitee makes such election, such Buyer Indemnitee shall nonetheless be entitled to be indemnified for the same Losses by the Principal Sellers if and to the extent that the Principal Sellers are obligated to indemnify the Buyer Indemnitee for such Losses pursuant to Section 12.1(a)(ii). Notwithstanding the foregoing, if and to the extent that a Buyer Indemnitee is indemnified by the Company for its Losses, such Buyer Indemnitee shall not be entitled to be indemnified by the Principal Sellers for that portion of the Buyer Indemnitee’s Losses as to which such Buyer Indemnitee has been indemnified by the Company.

(d) Waiver of Seller’s Rights Against the Company. Each Seller hereby irrevocably waives any rights that it may have under any agreement or at law or in equity to assert any claim against or to seek contribution, indemnification or any other form of reimbursement from the Company for any payment made by such Seller to the Buyer Indemnitees pursuant to this Agreement.

(e) Right of Offset Against Subsequent Purchase Price. Any amounts required to be paid by the Sellers to the Buyer Indemnitees pursuant to Section 12.1 may be offset by the Buyer against the Second Purchase Price, Third Purchase Price or Fourth Purchase Price, as applicable.

Section 12.2 Obligation of Buyer to Indemnify.

(a) General. Buyer shall indemnify and hold harmless the Sellers and their respective assigns from and against any Losses suffered, sustained, incurred or required to be paid by any of the Sellers based upon, arising out of or otherwise with respect to:

(i) any breach or inaccuracy of any representation or warranty of Buyer contained in Article VI or in any document or other paper delivered by Buyer to the Sellers pursuant to, or in connection with, this Agreement or the transactions contemplated hereby; and/or

(ii) any failure by Buyer to perform or comply with any covenant or other agreement of Buyer contained herein or in any document or other paper delivered pursuant hereto.

(b) Limitations.

(i) Notwithstanding the foregoing, and subject to Section 12.2(c), unless and until the Initial Closing shall have occurred, the Buyer shall only be responsible for any Losses which are subject to indemnification under Section 12.2(a)(i) if, and then only to the extent, that such Losses exceed $50,000 in the aggregate; provided, however, that the foregoing limitations shall not apply to Losses attributable to breaches or inaccuracies arising out of fraud or willful misrepresentation or breaches or inaccuracies of the representations and warranties contained in Section 6.4 (No Broker) (it being understood that Buyer shall be responsible for such Losses from the first dollar without the application of any threshold).

(ii) From and after the date and time of the Initial Closing, the Buyer shall only be responsible for any Losses which are subject to indemnification under Section 12.2(a)(i) if, and then only to the extent, that such Losses exceed $500,000 in the aggregate; provided, however, that the foregoing limitations shall not apply to Losses attributable to breaches or inaccuracies arising out of fraud or willful misrepresentation or breaches or inaccuracies of the representations and warranties contained in Section 6.4 (No Broker) (it being understood that Buyer shall be responsible for such Losses from the first dollar without the application of any threshold).

(iii) No Seller will make any claim for indemnification against Buyer or the Company under this Agreement solely by reason of the fact he was a director, officer, employee or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, by-law, agreement otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by Buyer or the Company against such Seller (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable law or otherwise).

(iv) The Sellers and their assigns will not be entitled to indemnification for punitive damages, or for lost profits, consequential, exemplary or special damages; provided, however, that the Sellers and their assigns shall be entitled to indemnification for punitive damages, or for lost profits, consequential, exemplary or special damages that are payable to third parties and constitute a part of the Losses of the Sellers and their assigns; provided, further, that nothing contained herein shall be deemed to limit the right of the Sellers and their assigns to indemnification for Losses attributable to the loss of value of their respective direct or indirect interests in the Company or its Subsidiaries.

Section 12.3 Notice and Opportunity to Defend. If any Person entitled to indemnification pursuant to this Article XII (an “Indemnified Person”) receives notice of any claim or the commencement of any suit, action, proceeding or investigation with respect to which any other Person (or Persons) is obligated to provide indemnification (an “Indemnifying Person”) pursuant to this Article XII, the Indemnified Person shall promptly give the Indemnifying Person written notice thereof (an “Indemnification Notice”), but the failure to give an Indemnification Notice to the Indemnifying Person shall not relieve the Indemnifying Person of any Liability that it may have to an Indemnified Person, except to the extent that the Indemnifying Person shall have been materially prejudiced in its ability to defend the suit, action, claim, proceeding or investigation for which such indemnification is sought by reason of such failure.

Upon receipt of an Indemnification Notice, the Indemnifying Person shall be entitled at its option (so long as the Indemnifying Person shall have made adequate provision to satisfy any indemnification obligation hereunder) and at its cost and expense to assume the defense of such suit, action, claim, proceeding or investigation with respect to which it is called upon to indemnify an Indemnified Person pursuant to this Article XII; provided, however, that notice of the Indemnifying Person’s intention to assume such defense shall be delivered by the Indemnifying Person to the Indemnified Person within 15 business days after the Indemnified Person gives the Indemnifying Person an Indemnification Notice. In the event that the Indemnifying Person elects to assume the defense of such suit, action, claim, proceeding or investigation, as the case may be, the Indemnifying Person shall promptly retain counsel reasonably satisfactory to the Indemnified Person. The Indemnified Person shall have the right to employ its own counsel in any such suit, action, claim, proceeding or investigation, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless: (i) the employment of such counsel shall have been authorized by the Indemnifying Person; (ii) the Indemnifying Person shall not have promptly retained counsel reasonably satisfactory to the Indemnified Person to take charge of the defense of such suit, action, claim, proceeding or investigation; (iii) the Indemnified Person shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Person, in which event, such fees and expenses (including any fees paid to witnesses) shall be borne by the Indemnifying Person; or (iv) the Indemnifying Party shall not have made adequate provision to satisfy any indemnification obligation hereunder. In the event of (i), (ii), (iii) or (iv) above, the Indemnifying Person shall not have the right to direct the defense of any suit, action, claim, proceeding or investigation on behalf of the Indemnified Person. Notwithstanding the foregoing, if any Indemnified Person determines in good faith that there is a reasonable probability that an action may materially and adversely affect it or its Subsidiaries or Affiliates other than as a result of monetary damages, such Indemnified Person may, by written notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such action; provided, however, that no such compromise or settlement shall be binding on the Indemnifying Person unless the Indemnified Person shall have acted in good faith and reasonably in compromising or settling any such suit, action, claim, proceeding, or investigation.

If the Indemnifying Person fails to give written notice to the Indemnified Person of its election to assume the defense of any suit, action, claim, proceeding or investigation for which it is called upon to indemnify an Indemnified Person pursuant to this Article XII within 15 days after the Indemnified Person gives the Indemnification Notice to the Indemnifying Person or if the Indemnified Person otherwise assumes the defense of an action as permitted pursuant to the preceding paragraph, the Indemnifying Person shall be bound by any determination made in such suit, action, claim, proceeding or investigation or compromise or settlement thereof effected by the Indemnified Person provided that the Indemnified Person shall have acted in good faith and reasonably in compromising or settling any such suit, action, claim, proceeding or investigation. Anything in this Section 12.3 to the contrary notwithstanding, the provisions of this Section 12.3 are subject to the rights of any Indemnified Person’s insurance carrier which is defending any such above suits, actions, claims, proceedings or investigations.

Section 12.4 Covered Persons. The obligations of the Sellers under this Article XII shall extend, upon the same terms and conditions, to each Person, if any, who controls Buyer, the Company and each of their respective assigns, within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and to directors, officers, managers, employees, consultants and agents of Buyer or the Company and each of their respective assigns, and their controlling persons.

Section 12.5 Exclusive Remedy. The parties agree that, from and after the Initial Closing Date, the exclusive remedies of the parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement are the indemnification obligations of the parties set forth in this Article XII. Notwithstanding the foregoing, the provisions of this Section 12.5 shall not, however, apply in the case of fraud or willful misrepresentation of any party.

Section 12.6 Waiver of Breaches. Subject to the provisions of Section 12.1(a)(i)(C) and Section 12.1(a)(ii)(C), if the Initial Closing and/or any Subsequent Closing occurs, the Buyer and Parent shall be deemed to have waived all breaches of representations , warranties and covenants of the Company and Sellers of which Buyer or the Parent has actual knowledge because such breach has been disclosed with particularity on an applicable disclosure schedule as of the date of this Agreement or on any updated disclosure schedule pursuant to Section 7.16 as of the time of the Initial Closing and/or any Subsequent Closing, as applicable, and the Sellers and the Company shall have no liability with respect thereto after the applicable closing.

Section 12.7 Incentive Plan. In addition to their other indemnification obligations hereunder, and without limitation, the Principal Sellers shall severally, and not jointly, in proportion to their respective Indemnification Percentages, indemnify and hold harmless the Company and the Buyer Indemnitees from and against any Losses suffered, sustained, incurred or required to be paid by the Company or the Buyer Indemnitees based upon, arising out of or otherwise with respect to the Equity Incentive Plan.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

(a) “2009 EBITDA” shall mean the EBITDA of the Company on a consolidated basis for Fiscal 2009.

(b) “2010 EBITDA” shall mean the EBITDA of the Company on a consolidated basis for Fiscal 2010.

(c) “2011 EBITDA” shall mean the EBITDA of the Company on a consolidated basis for Fiscal 2011.

(d) “2012 EBITDA” shall mean the EBITDA of the Company on a consolidated basis for Fiscal 2012.

(e) “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

(f) “Ancillary Agreements” shall mean the Non-Competition Agreements, the Employment Agreements, the Loan Agreement, and the Disposition Agreement; provided, however, that for purposes of the representations and warranties that are made, and the conditions precedent that are applicable, at the time of the Initial Closing and thereafter, the term “Ancillary Agreements” shall also include the Revised Operating Agreement.

(g) “Applicable Multiple” shall be eight (8).

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “contracts and/or other agreements” means and includes all contracts, agreements, instruments, indentures, notes, bonds, leases, mortgages, deeds of trust, franchises, licenses, permits, commitments or arrangements or understandings, express or implied.

(j) “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or other agreement (as such term is defined in this Section 13.1) or otherwise.

(k) “Consistent Basis” in reference to the application of GAAP means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Company referred to in Section 4.7.

(1) “Credit Facility” shall have the meaning ascribed thereto in the preamble to this Agreement.

(m) “documents and/or other papers” means and includes any document, contract or other agreement, certificate, notice, consent, affidavit, letter, telegram, telex, telecopy, statement, schedule (including any Schedule to this Agreement), exhibit (including any Exhibit to this Agreement) or any other paper whatsoever.

(n) “EBITDA” subject to the provisions of Section 7.21, means, with respect to the Company and its Subsidiaries for any fiscal year ending on the date of computation thereof, the sum of, without duplication, (i) Net Income, (ii) Interest Expense, (iii) taxes on income, (iv) amortization, and (v) depreciation and depletion, all determined on a consolidated basis in accordance with GAAP.

(o) “Environmental Laws” means any and all Laws, orders, guidelines, codes, decrees, or other legally enforceable requirements (including common law) of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety.

(p) “Environmental Permit” means any Permit required under any Environmental Law.

(q) “Fiscal 2009” shall mean the Company’s fiscal year ended December 31, 2009.

(r) “Fiscal 2010” shall mean the Company’s fiscal year ended December 31, 2010.

(s) “Fiscal 2011” shall mean the Company’s fiscal year ended December 31, 2011.

(t) “Fiscal 2012” shall mean the Company’s fiscal year ended December 31, 2012.

(u) “Founders” shall mean Ryan Blair, Blake Mallen, and Nick Sarnicola.

(v) “Fourth Closing EBITDA” shall mean the 2011 EBITDA; provided, however, that in the event that the Second Closing Termination Date, the Third Closing Termination Date or the Fourth Closing Termination Date is automatically extended pursuant to Section 11.3(a), Section 11.3(b) or Section 11.3(c), the Fourth Closing EBITDA shall mean the 2012 EBITDA.

(w) “Fourth Closing Termination Date” shall mean July 31, 2012, subject to Section 11.3.

(x) “Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Fundamental Documents” of a corporation would include its charter and bylaws, the Fundamental Documents of a limited liability company would include its articles of organization and operating or limited liability company agreement, and the Fundamental Documents of a partnership would include its certificate of partnership and partnership agreement.

(y) “FVA Ventures” means FVA Ventures, Inc., a California corporation and wholly-owned subsidiary of the Company.

(z) “GAAP” or “Generally Accepted Accounting Principles” means those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants or which have other substantial authoritative support, and in all events applied on a Consistent Basis.

(aa) “Governmental Authority” means any foreign, federal, state, county or local government or any other governmental, quasi-governmental, regulatory or administrative agency or authority, multi-national organization, or any other body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing power or authority of any nature.

(bb) “Indemnification Percentage” means, with respect to the Principal Sellers, the quotient (stated as a percentage) of the Percentage Interest of each Principal Seller divided by total Percentage Interests of all Principal Sellers.

(cc) “Intellectual Property” means, (a) all inventions, all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, domain names, url’s, and corporate and limited liability company names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets, customer lists, supplier lists, pricing and cost information, business and marketing plans and other confidential business information, (e) all computer programs and related software, (f) all other proprietary rights and (g) all copies and tangible embodiments thereof.

(dd) “Interest Expense” means, with respect to any period of computation thereof, the interest expense (net of any interest income received by the Company and its Subsidiaries during such period) of the Company, all determined on a consolidated basis in accordance with GAAP.

(ee) “Knowledge” means (a) in the case of the Company, the actual knowledge of the following individuals: Ryan Blair, Blake Mallen, Nick Sarnicola, John Tolmie, and of the officers and the executive level employees of the Company including actual knowledge that would have been obtained following a reasonable inquiry of the employees of the Company who are reasonably likely to have actual knowledge of the subject matter at issue, and (b) in the case of the Sellers, actual knowledge of any thereof.

(ff) “Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty.

(gg) “Lien” means and includes any lien, security interest, pledge, charge, option, right of first refusal, claim, mortgage, lease, easement, restriction or any other encumbrance whatsoever.

(hh) “Loan Agreement” shall have the meaning ascribed thereto in the preamble to this Agreement.

(ii) “Material Adverse Effect” shall mean any change, circumstance, effect, event or fact that has a material adverse effect on the business, assets, properties, operations, results of operations, or condition (financial or otherwise) of the Company and its Subsidiaries (other than PathConnect), taken as a whole; provided, that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been a Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact results from, arises out of, or relates to (a) a general deterioration in the economy or in the economic conditions prevalent in the industry in which the Company and its Subsidiaries operate, (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (c) the execution of this Agreement, or the announcement, disclosure or pendency of the transactions contemplated by this Agreement or any other Ancillary Agreement; (d) any change in accounting requirements or principles imposed upon the Company, its Subsidiaries or their respective businesses or any change in Laws applicable to the Company or its Subsidiaries, or the interpretation thereof; (e) actions taken by Parent, Buyer or any of their Affiliates, or (f) compliance with the terms of, or the taking of any action required by, this Agreement or any other Ancillary Agreement.

(jj) “Material to the Business” means material to the business, assets, properties, operations, results of operations, condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

(kk) “Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactive materials, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

(ll) “Net Income” means, for any period of computation thereof, the net income of the Company, determined on a consolidated basis in accordance with GAAP.

(mm) “ordinary course of business” means as follows with respect to an action taken by a Person:

(i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(ii) such action is not required to be authorized by the board of directors, managers, governors or members of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

(nn) “Parent” means Blyth, Inc., a Delaware corporation.

(oo) “Percentage Interest” means, with respect to the Sellers’ Interests, the quotient (stated as a percentage) of the Interest of each Seller divided by total Interests of all Sellers.

(pp) “Person” means any individual, corporation, general or limited partnership, limited liability company, firm, joint venture, association, enterprise, joint stock company, trust, unincorporated organization or other entity.

(qq) “Preferred Interests” shall have the meaning ascribed thereto in the preamble to this Agreement.

(rr) “Principal Sellers” shall mean all of the Sellers other than those Sellers who hold only Class B Common Units of the Company.

(ss) “Products” shall mean all products produced, developed, or in the process of being developed by the Company or any of its Subsidiaries, including the ViPak, Vi-Shape, ViSalus Trim Slim Shape™ Program, Vi-Shape Nutritional Shake Mix, Shape-Up Health Flavor™ Mix-Ins, Vi-Slim™ Metabolism Boosting Tablets, Vi-Trim™ Take Hold of your Hunger Drink Mix, and ViSalus Neuro™.

(tt) “Second Closing EBITDA” shall mean the 2009 EBITDA; provided, however, that in the event that the Second Closing Termination Date is automatically extended pursuant to Section 11.3(a), the Second Closing EBITDA shall mean the 2010 EBITDA.

(uu) “Second Closing Termination Date” shall mean July 31, 2010, subject to Section 11.3.

(vv) “Subsidiary” shall mean any Person as to which Buyer or the Company, as the case may be, directly or indirectly, owns or has the power to vote, or to exercise a controlling influence with respect to, fifty percent (50%) or more of the securities of any class of such Person, the holders of which class are entitled to vote for the election of directors (or Persons performing similar functions) of such Person.

(ww) “Tax” or “Taxes” means all foreign, federal, state, county and local net income, gross income, gross receipts, sales, use, ad valorem, employment, payroll, social security, unemployment, disability, excise, severance, occupation, premium, windfall profits, additional, add-on minimum, franchise, license, profit, real and personal property, capital, recording, transfer, customs or other taxes, duties, stamp taxes and any similar assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, fines, additions to tax or additional amounts imposed with respect thereto.

(xx) “Tax Return” means all Tax returns, reports, declarations and forms required to be filed or supplied to any tax authority (Federal, state, local, foreign or otherwise) in connection with or with respect to any Taxes.

(yy) “Third Closing EBITDA” shall mean the 2010 EBITDA; provided, however, that in the event that the Second Closing Termination Date or the Third Closing Termination Date is automatically extended pursuant to Section 11.3(a) or Section 11.3(b), the Third Closing EBITDA shall mean the 2011 EBITDA.

(zz) “Third Closing Termination Date” shall mean July 31, 2011, subject to Section 11.3.

Section 13.2 Fees and Expenses. Each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including attorneys’, accountants’, investment bankers and other advisors’ fees and the fees and expenses of any broker, finder or agent retained by such party in connection with the transactions contemplated hereby, it being understood and agreed, however, that Buyer and the Company have each agreed to pay, and have paid, one half of any and all filing fees that are payable in connection with all filings that are required under the HSR Act in connection with the transactions contemplated by this Agreement.

Section 13.3 Publicity; Buyer Securities.

(a) Prior to the earlier of the Initial Closing or the earlier termination of this Agreement, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued without advance written approval of the form and substance thereof by the Sellers, Parent and each of their respective counsel. Notwithstanding the foregoing, each of the Sellers acknowledges that Parent shall not be required to obtain the prior written consent of the Sellers in connection with: (a) the filing by Parent of a Form 10-K, Form 10-Q, preliminary or definitive proxy statement or an annual report with the Securities and Exchange Commission (the “SEC”) which discloses any or all of the terms of this Agreement or the transactions contemplated hereby; (b) the filing by Parent of a Form 8-K with the SEC (in each case, a “Form 8-K”) in connection with this Agreement or the transactions contemplated hereby; or (c) the release by Parent for dissemination by the financial wire services of any press release required by the rules of the New York Stock Exchange (it being understood and acknowledged that Parent intends to issue a release, and file a Form 8-K, with respect to, and within four (4) business days of, the signing of this Agreement, including attaching this Agreement as an exhibit thereto); provided, however, that Parent agrees that it shall: (i) submit any such Form 10-K, Form 10-Q, preliminary or definitive proxy statement or annual report (in each case, if and only to the extent that it relates to the proposed transaction) and such Form 8-K or press releases to the Sellers’ Representative for review prior to its filing or release for dissemination, as the case may be; (ii) provide the Sellers’ Representative with a reasonable opportunity to comment on any such Form 10-K, Form 10-Q, preliminary or definitive proxy statement or annual report (in each case, if and only to the extent that it relates to this Agreement or the transactions contemplated hereby) and such Form 8-K or press release; and (iii) consider in good faith any comments that the Sellers’ Representative may have with respect to any such Form 10-K, Form 10-Q, preliminary or definitive proxy statement or annual report (in each case, if and only to the extent that it relates to this Agreement or the transactions contemplated hereby) and such Form 8-K or press release; provided, further, that any final determination with respect to the form or content of any such Form 10-K, Form 10-Q, preliminary or definitive proxy statement, annual report, Form 8-K or press release shall be within the absolute discretion of Parent.

(b) Each of the Sellers hereby acknowledges that he or it is aware, and that the Company is aware, and that he or it, or the Company, has advised him or it, or the Company and its directors, managers, officers, employees, shareholders, members, agents or representatives who are informed as to any of the matters which are the subject of this Agreement, that, in general, the federal securities law prohibits any Person who has material, non-public information relating to Parent or otherwise concerning the matters which are the subject of this Agreement from purchasing, selling or otherwise trading securities of Parent or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase, sell or otherwise trade such securities.

Section 13.4 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered, or express mail, postage and/or charges prepaid, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied, telegraphed or telexed, or if mailed, two days after the date of mailing, as follows:

(i)	if to Buyer, to:

Blyth, Inc.

One East Weaver Street

Greenwich, Connecticut, 06831

Telecopier: (203) 661-1969

Attention: Robert B. Goergen, Jr.

cc: Michael M. Novins

with a copy (which shall not constitute notice) to:

Finn Dixon & Herling LLP

177 Broad Street, 15th Floor

Stamford, Connecticut 06901

Telecopier: (203) 325-5001

Attention: Harold B. Finn III, Esq.

(ii)	if to any of the Sellers, to:

ViSalus Holdings, LLC

6300 Wilshire Blvd.

Los Angeles, California 90048

Telecopier: (323) 297-9499

Attention: Ryan Blair

with a copy (which shall not constitute notice) to:

Jones Day

500 Grant Street, Suite 3100

Pittsburgh, Pennsylvania 15219-2502

Telecopier: (412) 394-7959

Attention: Rachel Lorey Allen, Esq.

and

Ropart Asset Management Funds

One East Weaver Street

Greenwich, Connecticut, 06831

Telecopier: (203)661-1965

Attention: Todd A. Goergen

Section 13.5 Entire Agreement. This Agreement and Ancillary Agreements (including the Exhibits and Schedules hereto and thereto), contain the entire agreement among the parties with respect to the purchase and sale of Interests and Preferred Interests and related transactions contemplated hereby and thereby and supersede all prior contracts and other agreements, written or oral, with respect thereto.

Section 13.6 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation or warranty, or any failure to perform or comply with any covenant or agreement, contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy, breach or failure is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy, breach or failure.

Section 13.7 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except as set forth in Article XII, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and any Indemnified Person or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 13.8 No Assignment. This Agreement is not assignable except by operation of law, except that Buyer may assign any or all of its rights and interests hereunder to one or more Affiliates and may designate one or more of its Affiliates to perform its obligations hereunder (provided that Parent shall remain liable for the performance of such obligations by any such Affiliates), and Buyer (and such other Affiliates) may collaterally assign their respective rights and interests hereunder to any party or parties providing financing to any of them or their Affiliates.

Section 13.9 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

Section 13.10 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

Section 13.11 Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 13.12 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein.

Section 13.13 Cross-references. The sections, articles and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Article, Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

Section 13.14 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 13.15 Governing Law; Consent To Jurisdiction And Service Of Process. THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN MADE UNDER AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES FURTHER AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK OR IN THE COURTS OF THE STATE OF NEW YORK, AS THE COMPLAINING PARTY, AS THE CASE MAY BE, MAY ELECT, AND BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY ACCEPTS, WITH REGARD TO ANY SUCH ACTION OR PROCEEDING, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED MAIL, POSTAGE PREPAID, TO SUCH PARTY’S ADDRESS SET FORTH IN, OR SUBSEQUENTLY PROVIDED PURSUANT TO, SECTION 13.4. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH OF THE PARTIES FURTHER AGREES THAT FINAL JUDGMENT AGAINST HIM OR IT, AS THE CASE MAY BE, IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES OF AMERICA BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF SUCH PARTY’S LIABILITY.

Section 13.16 Waiver Of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, AND COVENANTS THAT HE OR IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR PASSED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY OF THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE PARTIES HERETO TO THE WAVIER OF HIS OR ITS RIGHT TO THE WAIVER OF HIS OR ITS RIGHT TO TRIAL BY JURY.

Section 13.17 Parent Guaranty. Parent hereby guarantees, unconditionally, the payment and performance by Buyer of all of its obligations under this Agreement.

Section 13.18 Sellers’ Representative.

(a) Each of the Sellers hereby appoints Ryan Blair as Seller’s Representative hereunder for the purposes of representing his or its individual interests. Each of the Sellers hereby authorizes the Sellers’ Representative to act on his or its behalf with respect to all matters arising under this Agreement requiring or contemplating the possibility of some notice to be sent to or from, or some action to be taken by, the Sellers, including acting as the Sellers’ representative for the purpose of settling on behalf of the Sellers any claims made by Buyer under Section 12.1(a)(i), representing the Sellers in any indemnification proceedings under Section 12.3, approving any waivers or amendments in accordance with Section 13.6, but excluding the settling of any claims made by Buyer under Section 12.1(a)(ii) against a Seller. Except as aforesaid, each Seller hereby agrees to be bound by any and all notices sent and actions taken (and notices not sent and actions not taken) by the Sellers’ Representative on his or its behalf pursuant to this Agreement. If for any reason the Sellers’ Representative shall be unable to perform its duties hereunder as Sellers’ Representative, the holders of a majority in interest of the Interests owned immediately prior to the Initial Closing shall appoint a replacement Sellers’ Representative. Buyer shall be entitled to rely exclusively upon any communications or writings given or executed by the Sellers’ Representative and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Sellers’ Representative. Buyer shall be entitled to disregard any notices or communications given or made by any Seller, in his or its individual capacity, which is contrary to a notice or communication given or made by the Sellers’ Representative.

(b) In performing his duties under this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder or thereunder, (i) the Sellers’ Representative shall not assume any, and shall incur no, responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement, unless by the Sellers’ Representative’s gross negligence or willful misconduct, and (ii) the Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice shall in no event subject the Sellers’ Representative to liability to any Seller unless by the Sellers’ Representative’s gross negligence or willful misconduct.

All of the immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the Initial Closing, any Subsequent Closing and/or any termination of this Agreement.

Section 13.19 Specific Performance. Each of the Company and the Sellers acknowledges and agrees that the Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed by the Company and/or the Sellers in accordance with their specific terms or otherwise are breached. Accordingly, each of the Company and the Sellers agrees that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Buyer:	BLYTH VSH ACQUISITION CORPORATION

	By:	/s/ Michael S. Novins
Name: Michael S. Novins
Title: Vice President and General Counsel

Company:	VISALUS HOLDINGS, LLC

	By:	/s/ Ryan Blair
Name: Ryan Blair
Title: President and Chief Executive Officer

For Purposes of Section 13.17, Parent	BLYTH, INC.

	By:	/s/ Michael S. Novins
Name: Michael S. Novins
Title: Vice President and General Counsel

[additional signature pages follow]

Signature Page to Membership Interest Purchase Agreement

Sellers:

ROPART ASSET MANAGEMENT FUND, LLC

By:	/s/ Todd A. Goergen
Name: Todd A. Goergen
Title: Managing Member

ROPART ASSET MANAGEMENT FUND II, LLC

By:	/s/ Todd A. Goergen
Name: Todd A. Goergen
Title: Managing Member

/s/ Ryan Blair
Ryan Blair

/s/ Blake Mallen
Blake Mallen

/s/ Nick Sarnicola
Nick Sarnicola

JOHN K. TOLMIE TRUST U/A/D 11/6/06

By:	/s/ John K. Tolmie
Name: John K. Tolmie
Title: Trustee

/s/ Josh Beal
Josh Beal

/s/ John Laun
John Laun

Signature Page to Membership Interest Purchase Agreement

Sellers (continued):

/s/ Philip Gomez
Philip Gomez

/s/ Erik Abel
Erik Abel

/s/ Audrey Sommerfeld
Audrey Sommerfeld

/s/ Zorica Bosev
Zorica Bosev

/s/ Adam Wescott
Adam Wescott

/s/ Rich Pala
Rich Pala

/s/ Ridgely Goldsborough
Ridgely Goldsborough

Signature Page to Membership Interest Purchase Agreement

EXHIBIT A

to the

Membership Interest Purchase Agreement

SELLERS
Seller	Percentage Interest
Class A Voting Common Units (“Class A Units”)
Ryan Blair	21.9780%
Blake Mallen	21.9780%
Nick Sarnicola	21.9780%
Ropart Asset Management Fund, II, LLC, a Delaware limited liability company	5.6364%
Class B Non-Votins Common Units (“Class B Units”)
John K. Tolmie Trust u/a/d 11/6/06	1.6484%
Josh Beal	1.2564%
John Laun	1.0078%
Philip Gomez	0.6960%
Erik Abel	0.6227%
Audrey Sommerfeld	0.5495%
Zorica Bosev	0.2747%
Adam Wescott	0.1758%
Rich Pala	0.1280%
Ridgely Goldsborough	0.0923%
Series A Convertible Participating Preferred Units (“Series A Preferred Units”)
Ropart Asset Management Fund, LLC, a Delaware limited liability company	21.9780%

Schedule 2.1(a)

Purchased Interests

Seller	Interests Purchased
Ropart Asset Management Fund, II, LLC, a Delaware limited liability company	3,345,065 Class A Voting Common Units (“Class A Units”)
Blake Mallen	5,435,666 Class A Units
Ryan Blair	5,435,666 Class A Units
Nick Sarnicola	5,435,666 Class A Units
Ropart Asset Management Fund, LLC, a Delaware limited liability company	3,174,853 Series A Convertible Participating Preferred Units (“Series A Preferred Units”)

Schedule 2.1(b)

Second Closing

Seller	Interests Purchased
Class A Common Units
Ryan Blair	1,249,276
Blake Mallen	1,249,276
Nick Sarnicola	1,249,276
Class B Units
John K. Tolmie Trust u/a/d 11/6/06	256,214
Josh Beal	195,292
John Laun	156,529
Philip Gomez	107,833
Erik Abel	96,854
Audrey Sommerfeld	85,169
Zorica Bosev	42,937
Adam Wescott	27,339
Rich Pala	20,151
Ridgely Goldsborough	14,512
Series A Preferred Units
Ropart Asset Management Fund, LLC, a Delaware limited liability company	4,216,593

Calculation of Second Purchase Incentive Payment:

The Second Purchase Incentive Payment shall be an amount equal to the product of (i) 3.0% times (ii) the product of (A) the Applicable Multiple times (B) the Second Closing EBITDA (and in no event, less than zero); provided, however, that if the aggregate applicable percentages that are outstanding under the Equity Plan at the time of the Second Closing are less than 9%, the percentage shown in item (i) above shall be reduced by such difference (but not to less than zero).

Schedule 2.1(c)

Third Closing

Seller	Interests Purchased
Class A Units
Ryan Blair	2,119,512
Blake Mallen	2,119,512
Nick Sarnicola	2,119,512
Class B Units
John K. Tolmie Trust u/a/d 11/6/06	180,865
Josh Beal	137,768
John Laun	110,215
Philip Gomez	76,302
Erik Abel	67,824
Audrey Sommerfeld	60,759
Zorica Bosev	29,673
Adam Wescott	19,076
Rich Pala	13,424
Ridgely Goldsborough	9,891
Series A Preferred Units
Ropart Asset Management Fund, LLC, a Delaware limited liability company	2,826,723

Calculation of Third Purchase Incentive Payment:

The Third Purchase Incentive Payment shall be an amount equal to the product of (i) 1% times (ii) the product of (A) the Applicable Multiple times (B) the Third Closing EBITDA (and in no event, less than zero); provided, however, that if the aggregate applicable percentages that are outstanding under the Equity Plan at the time of the Third Closing are less than 6%, the percentage shown in item (i) above shall be reduced by such difference (but not to less than zero).

Schedule 2.1(d)

Fourth Closing

Seller	Interests Purchased
Class A Units
Ryan Blair	4,239,024
Blake Mallen	4,239,024
Nick Sarnicola	4,239,024
Class B Units
John K. Tolmie Trust u/a/d 11/6/06	541,182
Josh Beal	412,598
John Laun	331,350
Philip Gomez	228,907
Erik Abel	204,886
Audrey Sommerfeld	180,159
Zorica Bosev	90,433
Adam Wescott	57,933
Rich Pala	42,390
Ridgely Goldsborough	30,380
Series A Preferred Units
Ropart Asset Management Fund, LLC, a Delaware limited liability company	2,825,310

Calculation of Fourth Purchase Incentive Payment:

The Fourth Purchase Incentive Payment shall be an amount equal to the product of (i) 5% times (ii) the product of (A) the Applicable Multiple times (B) the Fourth Closing EBITDA (and in no event, less than zero); provided, however, that if the aggregate applicable percentages that are outstanding under the Equity Plan at the time of the Fourth Closing are less than 5%, the percentage shown in item (i) above shall be reduced by such difference (but not to less than zero).

EXHIBIT B

Form of Revised Operating Agreement

THIRD AMENDED AND RESTATED

LIMITED

LIABILITY COMPANY AGREEMENT

OF

VISALUS HOLDINGS, LLC

This Third Amended and Restated Limited Liability Company Agreement (as amended from time to time, this “Agreement”) of Visalus Holdings, LLC, a Delaware limited liability company (the “Company”), is effective as of [                    ], 2008 by and among the Persons listed as Members on Exhibit A. Capitalized terms used herein without definition have the meanings specified in Article XI.

Introduction

WHEREAS, the Company was formed under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. (the “Act”) pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on November 16, 2005 and since its formation has been governed by the Limited Liability Company Agreement of the Company, dated as of November 16, 2005 and as amended and restated effective as of December 31, 2006 (the “Original Agreement”);

WHEREAS, the Members desire to amend and restate the Original Agreement in its entirety by entering into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree to continue the Company and hereby amend and restate the Original Agreement, which is replaced and superseded in its entirety by this Agreement, as follows:

ARTICLE I

NAME; BUSINESS; OFFICE, ETC.

Section 1.1 Name; Jurisdiction of Organization. The name of the Company is “Visalus Holdings, LLC” or such other name as the Management Board may from time to time designate. The Company was formed upon the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on November 16, 2005. The Company is a limited liability company formed under the Act.

Section 1.2 Business and Powers. The purposes and business of the Company shall be (a) to hold, dispose of and otherwise handle and deal with, directly or indirectly, securities issued by FVA Ventures, Inc., a California corporation (“FVA”), including any securities issued in exchange therefor or upon conversion thereof, (b) to hold, dispose of and otherwise handle and deal with, directly or indirectly, securities issued by PathConnect, LLC, a Delaware limited liability company (“PathConnect”), including any securities issued in exchange therefor or upon conversion thereof, (c) to transact any other lawful business for which limited liability companies may be organized under the Act, and (d) except as otherwise limited herein, to enter into, make and perform all contracts and other undertakings and engage in all activities and transactions as the Company may reasonably deem necessary or advisable to the carrying out of the foregoing objectives and purposes.

Section 1.3 Office; Records; Agent for Service of Process. The principal office and place of business of the Company shall be located at 1607 E. Big Beaver Rd., Suite 110, Troy, Michigan 48083. The initial office of the Company in the State of Delaware and the name and address of the Company’s initial agent for service of process is: Delaware Corporations LLC, 800 Delaware Avenue, P.O. Box 8702, Wilmington, Delaware 19899.

Section 1.4 Contemporaneous Transaction. This Agreement is being entered into in connection with, and as a condition to, an acquisition of Units by VSH Acquisition Corporation (together with its Affiliates, “VSH”), a Delaware corporation and a wholly-owned subsidiary of Blyth, Inc. (“Blyth”), a Delaware corporation, pursuant to that certain Membership Interest Purchase Agreement (the “IPA”), dated [                    ], 2008, by and among Blyth, VSH, the Company and all Members of the Company. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the IPA.

Section 1.5 Term. The term of existence of the Company shall be perpetual, unless the Company is dissolved in accordance with the provisions of this Agreement.

ARTICLE II

MANAGEMENT

Section 2.1 General. The business and affairs of the Company shall be managed by its Managers (as used herein, “Managers” has the meaning given to it in the Act) in accordance with the provisions of this Article II.

Section 2.2 Number of Managers. The number of Managers shall be as provided in Section 2.3.

Section 2.3 Appointment and Removal of Managers. The Managers of the Company, who shall be natural persons, shall be appointed as set forth below:

(a) At the time of the Initial Closing:

(i) Two (2) Managers shall be appointed, and may be removed, by VSH (the “VSH Manager Designees”);

(ii) Three (3) Managers shall be appointed, and may be removed, by a majority in interest of the Class A Common Holders and Series A Preferred Holders (based upon the number of units of Class A Common Units then held by the Class A Common Holders on a Fully Diluted Basis), which designees shall initially be [Nick Sarnicola, Ryan Blake and Blake Mallen]; and

(iii) One (1) Manager shall be appointed, and may be removed, by the joint action of both (A) a majority in interest of the Class A Common Holders and Series A Preferred Holders (based upon the number of units of Class A Common Units then held by the

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Class A Common Holders on a Fully Diluted Basis) and (B) VSH, which designee shall be an independent and disinterested Manager (the “Independent Manager Designee”).

(iv) In addition, VSH shall have the right to have two observers, and the Company shall have the right to have one observer, at each meeting of the Management Board.

(b) At the Second Closing:

(i) Two (2) Managers shall be appointed, and may be removed, by VSH (the “VSH Manager Designees”);

(ii) Two (2) Managers shall be appointed, and may be removed, in the manner set out in Section 2.3(a)(ii), but without giving effect to any Units held by VSH or its Affiliates; and

(iii) Two (2) Managers shall be appointed, and may be removed, in the manner set out in Section 2.3(b)(ii), which designees shall be independent and disinterested Managers (each, an “Independent Manager Designee”); provided, that any such appointment or removal shall also require the approval of a VSH Manager Designee.

(c) At the Third Closing:

(i) Two (2) Managers shall be appointed, and may be removed, by VSH (the “VSH Manager Designees”);

(ii) Two (2) Managers shall be appointed, and may be removed, in the manner set out in Section 2.3(b)(ii); and

(iii) The Managers appointed under Section 2.3(c)(i) and Section 2.3(c)(ii) shall be entitled, by a majority vote of such Managers, to appoint and, if so determined, remove any number of independent and disinterested Managers (if so appointed, an “Independent Manager Designee”).

(d) At the Fourth Closing the Managers shall be as determined by VSH.

The Board of Directors of each Subsidiary of the Company shall be comprised of such Persons as the Management Board shall determine from time to time, provided, that, for so long as VSH holds any Units, such determination shall include the affirmative vote of at least one (1) VSH Manager Designee. No Member shall seek the removal of a Manager designated by another Member hereunder unless such Manager is alleged to have performed his or her duties in bad faith, with intentional misconduct or fraudulently. If a Manager so accused resigns or is removed in any manner, the vacancy created thereby shall be filled as if such Manager had been removed by the appointing Member pursuant to this Section 2.3, notwithstanding any other provision of this Agreement or any rights under the Act.

Section 2.4 Notification of Appointments and Removals; Resignations. The appointment of any Manager, or the removal of any Manager, shall be effective only upon

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written notification thereof given by the Persons that appointed or removed such Manager to each other Manager. Any Manager may resign at any time by giving written notice to the other Managers (the “Resignation Notice”). The resignation of such Manager shall take effect upon delivery of the Resignation Notice or at such later time as shall be specified in the Resignation Notice; and, unless otherwise specified therein, the acceptance of such resignation by the Company or the other Managers shall not be necessary to make it effective. The resignation of a Manager shall not affect the Manager’s rights, if any, as a Member and shall not constitute such Manager’s resignation as a Member, if applicable.

Section 2.5 Management Board; Subsidiaries.

(a) Management Board. The Managers shall collectively comprise a Management Board (the “Management Board”). Subject to the terms of this Agreement, including but not limited to Section 2.5(d) and Section 2.8, the Management Board shall function in substantially the same manner as a board of directors of a Delaware corporation. Except as may be otherwise provided herein, all actions by the Company that would require Management Board approval or for which it would be customary, using customary corporate practice, to obtain board of director approval if the Company were a Delaware corporation shall require Management Board approval. In particular, the following matters with respect to the Company or any Subsidiary thereof shall require the approval of the Management Board: (i) approving or amending in any material respect the annual operating or capital budgets for the Company, FVA, Path Connect or any other Subsidiary; (ii) any amendment or repeal of any provision of, any addition of provisions to, or any waiver of any provision of, this Agreement, the Company’s certificate of formation, or the organizational documents of any Subsidiary of the Company (including in the case of a limited liability company, the limited liability company’s operating agreement); (iii) any acquisition, by way of asset acquisition, stock, partnership or other equity interest acquisition, merger or similar transaction, of another business enterprise by the Company or any Subsidiary; (iv) any joint venture, partnership or similar arrangement involving the Company or any Subsidiary; (v) any loan, guarantee or other extension of credit on behalf of or for the benefit of a third party; (vi) any material change in the nature of the business conducted by the Company or any Subsidiary, including any sale or transfer of any of their material assets; (vii) the grant of any equity incentives by the Company or any of its Subsidiaries or the adoption of any plan therefor; (viii) the establishment or material amendment of benefit plans for the employees of the Company or any Subsidiary and the establishment of any bonus structure thereunder; (ix) the merger, combination, consolidation, reorganization, dissolution, liquidation or termination of the Company or any Subsidiary; (x) filing a petition seeking relief for the Company or any Subsidiary under any law for the relief of debtors; (xi) any change in the number of Managers of the Company; (xii) the incurrence, renewal, refinancing, prepayment (other than mandatory prepayment) of any indebtedness for borrowed money not provided for in the Annual Budget or material amendment of the terms of indebtedness; (xiii) the issuance of additional Units or other equity interests in the Company or any of its Subsidiaries; (xiv) any redemption, purchase for cancellation or other acquisition by the Company of any equity interest in the Company or any of its Subsidiaries (including any warrant, option or other right to acquire any such equity interest) other than pursuant to the terms of this Agreement or any other plan (and on terms) approved by the Management Board; (xv) any recapitalization of the Company or any of its Subsidiaries; (xvi) the organization or creation of any new direct or indirect subsidiary

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of the Company; (xvii) the dismissal or appointment of any Chairman, CEO, President, Chief Operating Officer, Chief Sales Officer, Chief Marketing Officer, Chief Financial Officer or Vice President — Finance of the Company or any Subsidiary; (xviii) the execution by the Company or any Subsidiary of any voting, voting trust, registration rights or other agreement with respect to any Units of the Company other than any such Agreement established pursuant to the terms of this Agreement; (xix) the creation of any lien or security interest in any assets of the Company or any Subsidiary; (xx) entering into any commitment, agreement, arrangement or undertaking to take any of the foregoing steps or actions; (xxi) the paying of any bonuses to any employee, director, independent representative, consultant or agent of the Company or any Subsidiary; (xxii) the dismissal or appointment of any Chairman, CEO, President, Chief Operating Officer, Chief Sales Officer, Chief Marketing Officer, Chief Financial Officer or Vice President — Finance of the Company or any Subsidiary; (xxiii) the deviation in any material respect from the Annual Budget, including the business plans and projections contained therein, or the approval or amendment any other operating or capital budgets for the Company, FVA, PathConnect or any other Subsidiary; (xxiv) the amendment of, or the intentional deviation in any material respect from the requirements of, the Company’s Quality Control Plan; and (xxv) entering into or taking any material action under, including consenting to any amendment of, any material contract or agreement including, but not limited to, the IPA and the Loan Agreement.

(b) Meetings. The Management Board will meet not less often than monthly. Unless waived by all of the Managers, each Manager shall be given at least five (5) days’ prior notice of any special meeting and at least three (3) days prior notice of any regularly scheduled monthly meeting and will be permitted to participate in such meeting by telephone or similar communications equipment; provided, however, that for at least one meeting in each quarter the Board of Managers shall meet in person and not via telephone or similar communications equipment. Any Manager may call a meeting of the Management Board. Any action may be taken by the Management Board or a committee without a meeting if authorized by the written consent of all of the members of the Management Board or such committee, as the case may be.

(c) Quorum, Voting. All of the members of the Management Board shall constitute a quorum for the transaction of business. Each Manager Designee shall be entitled to cast one (1) vote. Except as otherwise provided in this Agreement, the vote of a majority of the votes entitled to be cast at any meeting at which there is a quorum present shall be the act of the Management Board. If a quorum shall not be present at any meeting of the Management Board, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(d) Conflicts. If a Manager has a conflicting interest respecting a transaction or arrangement that the Company or any Subsidiary proposes to enter into, then such Manager shall disclose to the other Managers the existence and nature of his conflicting interest and all material facts known to him respecting the subject matter of the transaction. Such conflicting interest transaction shall not affect or preclude the vote of the Manager(s) who has a conflicting interest with respect to such transaction or arrangement. For purposes of this paragraph, a “conflicting interest” shall mean the interest a Manager of the Company has respecting a transaction proposed to be effected by the Company or any Subsidiary thereof if the Manager or a related person of the Manager is a party to the transaction or has a beneficial financial interest

5

in or is so closely linked to the transaction and the transaction is of such financial significance to the person that the interest could reasonably be expected to exert an undue influence on the Manager’s judgment if he were called to vote upon the transaction.

(e) Performance of Duties; No Liability of Members. In addition to the limitations contained in Section 10.6(a), no Manager (each, an “Excluded Person”) shall have any duty (including any fiduciary duty) to any Member or the Company, except as expressly set forth herein. Except as expressly set forth herein, no Excluded Person shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, or any failure on the part of the Company to achieve, in whole or in part, any financial objectives or projections, unless such loss or damage or such failure shall have been the result of fraud, intentional misconduct or bad faith of such Member or director. In performing his or her duties, each such Excluded Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other Persons or groups: any attorney, independent accountant, appraiser or other expert or professional employed or engaged on behalf of the Company or the Management Board, or any other Person who has been selected with reasonable care by or on behalf of the Company or the Management Board in each case as to matters which such relying Person reasonably believes to be within such other Person’s competence. The preceding sentence shall in no way limit any Excluded Person’s right to rely on information to the extent provided in Section 18-406 of the Act. Except as required by the Act, no Excluded Person shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member or Manager or any combination of the foregoing.

Section 2.6 Committees.

(a) Generally. The Management Board may, by resolution passed by a majority of the Managers, including the affirmative vote of at least one VSH Manager Designee, designate from among the Managers one or more committees (including, but not limited to, a Compensation Committee), each of which shall be comprised of at least two Managers, provided that, except as provided in Section 2.6(b), no committee shall at any time have a number of non-VSH Manager Designees that exceeds the number of VSH Manager Designees. Subject to the Act, any such committee shall have such duties, and may exercise all of the authority, provided in such resolution. Any members thereof may be removed by a majority of the Management Board, provided that any member designated by VSH may only be removed and replaced by VSH. The members of any such committee shall have one vote each and a majority of the members of such committee may determine such committee’s action and fix the time and place of the committee’s meetings subject to the notice provisions set forth in Section 2.5(b).

(b) Compensation Committee. The Management Board shall designate a compensation committee (the “Compensation Committee”) and shall delegate to such Compensation Committee those duties and powers as are customarily performed and exercised by a compensation committee, including, without limitation, (i) determining the compensation of

6

the officers of the Company including, without limitation, bonus compensation and criteria, (ii) the grant of options and/or Common Units to the Company’s Managers, officers, employees and independent representatives, (iii) determining the guidelines for the salaries, bonus arrangements and other perquisites with respect to other members of senior management, and (iv) the establishment or amendment of any benefit plan of the Company. The grant of any bonus in excess of $10,000 must be approved by the Compensation Committee. The Compensation Committee shall be comprised of one VSH Manager Designee, a representative of RAM and one Independent Manager Designee, and the VSH Manager Designee shall serve as the chairman of such Compensation Committee.

Section 2.7 Expenses. The Company shall reimburse the Managers and observer(s) for all ordinary, customary and properly documented out-of-pocket expenses incurred in attending meetings of the Management Board and any committee thereof.

Section 2.8 Consent Rights. Notwithstanding anything to the contrary in this Agreement, without the written approval of a VSH Manager Designee, the Company shall not, and shall not permit FVA, PathConnect or any other Subsidiary to:

(i) create, authorize or issue, by reclassification or otherwise, any additional Units having rights, preferences or privileges senior to or pari passu with any series of the Series A Preferred Units owned by VSH, whether by means of an amendment to this Agreement, or by merger, consolidation or otherwise;

(ii) in any manner (whether by merger, consolidation or otherwise) alter or change the designations, preferences, privileges or powers or relative, participating, optional or other special rights or qualifications, limitations or restrictions of any series of Series A Preferred Units;

(iii) increase or decrease the number of authorized units of any series of Series A Preferred Units;

(iv) effect an amendment, repeal or waiver of any provision of this Agreement or the Company’s certificate of formation, or perform any such act in respect of the organizational documents of any Subsidiary;

(v) issue any Units or Unit Equivalents as compensation to officers, employees, independent representatives or agents unless such issuance has been approved by the Management Board (including the approval of a VSH Manager Designee, such approval not to be unreasonably withheld);

(vi) authorize or permit the issuance of any security of a Subsidiary (except PathConnect) other than to the Company;

(vii) except pursuant to a redemption right set forth in this Agreement, redeem or repurchase the Series A Preferred Units or Common Units;

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(viii) enter into, or permit or cause any Subsidiary to enter into, any liquidation, winding up or dissolution of the Company or such Subsidiary, any Public Offering, or any Deemed Liquidation Event;

(ix) effect, or permit or cause any Subsidiary to effect, any asset, stock, partnership, or other equity interest acquisition, merger or similar transaction of any other corporation, partnership or entity;

(x) cause a material change in the nature of the business of the Company or any Subsidiary including any sale or transfer of any of their material assets;

(xi) enter into any joint venture, partnership or similar arrangement;

(xii) authorize any issuance of Common Units that would result in an adjustment of the Conversion Price with respect to any series of Series A Preferred Units unless such issuance has been approved by the Management Board (including the approval of a VSH Manager Designee, such approval not to be unreasonably withheld);

(xiii) file any petition seeking relief for the Company under any law for the relief of debtors;

(xiv) pay aggregate bonuses in excess of 10% of the Company’s pre-tax net profits;

(xv) deviate in any material respect from the Annual Budget, including the business plans and projections contained therein, or approve or amend any other operating or capital budgets for the Company, FVA, PathConnect or any other Subsidiary without the approval of the Management Board (including the approval of a VSH Manager Designee, such approval not to be unreasonably withheld);

(xvi) amend, or intentionally deviate in any material respect from the requirements of, the Company’s Quality Control Plan; and

(xvii) agree or commit to, or cause any Subsidiary to agree or commit to, do any of the foregoing.

Section 2.9 Actions of Members; Quorum; Voting. Any action that requires the consent of the Members, or any group thereof, may be consented to without a meeting if (i) reasonable prior written notice of such action and such consent right is provided to all Members of the Company or such group, as the case may be, which such written notice shall be given to each such Member at least ten days prior to the date such consent is required, and (ii) such consent is authorized by the written consent of the requisite number of Members of the Company or such group, as the case may be, that is required under the terms of this Agreement with respect to such action. At any meeting of the Members, the holders of a majority of the Units entitled to vote at such meeting shall constitute a quorum for the transaction of business, provided that, for so long as VSH holds any Units, such majority shall include VSH. Except as otherwise provided in this Agreement, the vote of a majority of the votes entitled to be cast at any meeting at which

8

there is a quorum present shall be the act of the Members. If a quorum shall not be present at any meeting of the Members, the Members present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 2.10 Officers.

(a) The Management Board may from time to time appoint officers of the Company as it deems appropriate. If and when such appointments have occurred, the officers shall be vested with the titles and authorities as described in this Section 2.10. The following individuals are the officers of the Company as of the date of this Agreement:

(i) [Ryan Blair is President and CEO;

(ii) Nick Sarnicola is Chief Sales Officer;

(iii) Blake Mallen is Chief Marketing Officer;

(iv) John Tolmie is Secretary; and

(v) John Tolmie is Vice President - Finance and Administration and Treasurer.]

(b) Each officer of the Company shall hold office until his or her death, legal incapacity, disability, resignation or removal by the Management Board. Any officer appointed by the Management Board may be removed by the Management Board, with or without cause, but subject to any rights that he or she may have in his or her employment agreement with the Company, if any. The President and CEO may resign by written notice to the Management Board, and any other officer may resign by written notice to the President and CEO. The resignation is effective upon its receipt by the Management Board or the President and CEO, as the case may be, or at a subsequent time specified in the notice of resignation. Any vacancy occurring in any office of the Company may be filled or left vacant, as determined by the Management Board.

(c) The President and CEO, the Chief Sales Officer, the Chief Marketing Officer, the Secretary and the Vice President - Finance and Administration and Treasurer shall, subject to the direction of the Management Board, have the following duties and responsibilities:

(i) President and CEO. Subject to the supervisory powers of the Management Board, the President and CEO shall have general supervision, direction and control of the business and the officers of the Company. He or she shall preside at all meetings of the Management Board and the Members. The President and CEO shall have the general powers and duties of management usually vested in the office of the President and CEO of a corporation, and shall have such other powers and duties as may be prescribed by the Management Board and this Agreement.

9

(ii) Chief Sales Officer. The Chief Sales Officer shall set goals and establish training programs for the independent representatives of the Company’s Subsidiaries, and advise them as to how to improve their sales performance.

(iii) Chief Marketing Officer. The Chief Marketing Officer shall oversee the advertising and promotion of the products and services of the Company’s Subsidiaries, estimate demand, and identify new markets, for such products and services, monitor market trends and oversee product development.

(iv) Secretary. The Secretary shall preserve in the books of the Company true minutes of the proceedings of all meetings of the Management Board and the Members. The Secretary shall give all notices required by the Act, this Agreement or by resolution of the Management Board, and shall perform such other duties as may be delegated by the Management Board or the President and CEO.

(v) Vice President - Finance and Administration and Treasurer. The Vice President - Finance and Administration and Treasurer shall (A) have custody of all corporate funds and securities and shall keep in books belonging to the Company full and accurate accounts of all receipts and disbursements; (B) deposit all monies, securities and other valuable effects in the name of the Company in such depositories as may be designated for that purpose by the Management Board; (C) disburse the funds of the Company as may be ordered by the Management Board, taking proper vouchers for such disbursements; (D) render to the Management Board and to the President and CEO whenever requested an account of all transactions and of the financial condition of the Company; and (E) manage and administer the accounting, payroll, insurance and medical benefits functions of the Company. If required by the Management Board, the Vice President - Finance and Administration and Treasurer shall keep in force a bond in form, amount and with a surety or sureties satisfactory to the Management Board, conditioned for faithful performance of the duties of office, and for restoration to the Company in case of the Vice President - Finance and Administration and Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and property of whatever kind in his or her possession or under his or her control belonging to the Company. The Vice President - Finance and Administration and Treasurer shall perform such other duties as may be delegated by the Management Board or the President and CEO.

ARTICLE III

MEMBERS; CAPITAL; UNITS; LIABILITY

Section 3.1 Members. The name and address of each Member is set forth on Exhibit A hereto (as the same may be amended from time to time). Such address may be changed by the Management Board to reflect a change in the address of any Member upon notice from such Member of a change of address of such Member.

Section 3.2 Capital and Units.

(a) General. The ownership interests in the Company shall be represented by “Units” which may, but need not be, certificated. The Capital contributions of the Members and the number of Units of each class of interest in the Company initially held by the Members are

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set forth on Schedule A maintained by the Company and attached hereto. The Company shall maintain such Schedule A and record thereon the ownership of all Units and Unit Equivalents, and all transfers of Units and Unit Equivalents, and no such transfer of Units or Unit Equivalents shall be effective as against the Company unless such transfer is recorded on such Schedule A. The initial classes of interests shall be the Series A Convertible Preferred Units (“Series A Preferred Units”), the Class A Voting Common Units (the “Class A Common Units”) and the Class B Non-Voting Common Units (the “Class B Common Units”). In addition, the Company shall have a series of the Series A Preferred Units designated as Series A-1 Convertible Preferred Units (“Series A-1 Preferred Units”), of which [                    ] Series A-l Preferred Units are authorized and, as of the date hereof, [                    ] are issued and outstanding. The Series A Preferred Units shall have the same rights, privileges and preferences as all other series of the Series A Preferred Units and shall be included within the definition of Series A Preferred Units for all purposes hereof. The authorized capital of the Company is [                    ] Series A Preferred Units, and [                    ] Common Units, which the Management Board may issue as Class A Common Units or as Class B Common Units, subject to the provisions of Section 2.8. The Management Board shall establish appropriate reserves of the Company’s authorized and unissued Units to satisfy the conversion or exercise rights of the holders of the Company’s options, warrants and other convertible securities. As of the date hereof, the issued and outstanding Units of the Company are as follows: [                    ] Series A Preferred Units; [                    ] Class A Common Units; and [                    ] Class B Common Units.

(b) Voting. Each Series A Preferred Holder shall have that number of votes on all matters submitted to the Members that is equal to the number of units of Class A Common Units into which such Series A Preferred Holder’s Series A Preferred Units is then convertible. Each Class A Common Unit Holder shall be entitled to one vote for each Class A Common Unit held of record by such Class A Common Unit Holder. Class B Common Units shall be nonvoting. Except as specifically set forth in this Agreement with respect to consent rights of the Series A Preferred Holders, the Series A Preferred Holders and Class A Common Holders shall vote together as a single class.

(c) Additional Units. The Company shall issue additional interests in the Company in such numbers and classes, having such rights and privileges and upon such terms and conditions as the Management Board may specify from time to time, subject in each case to the provisions of this Agreement (including Section 2.8). Exhibit A and Schedule A shall be amended from time to time to reflect transfers of Units and the issuance of new Units in accordance with this Agreement.

(d) Optional Conversion of Series A Preferred Units. At any time and from time to time, at the option of any holder thereof, the Series A Preferred Units shall be convertible, by delivery of written notice to the Company at the then current office of the Company, into fully paid and nonassessable units of Class A Common Units of the Company at the applicable conversion price, determined in accordance with the provisions of Sections 3.3 and 3.4 below, in effect at the time of conversion. Series A Preferred Units shall be deemed to have been converted immediately prior to the close of business on the day of the conversion as herein provided, and the Person entitled to receive the Class A Common Units issuable upon

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such conversion shall be treated for all purposes as the record holder of such Class A Common Units at such time. As promptly as practicable on or after the conversion date, the Company shall amend Schedule A to reflect such conversion.

(e) Mandatory Conversion. The Series A Preferred Units shall automatically be converted into Class A Common Units, without any act by the Company or the Series A Preferred Holders, upon the earliest to occur of (i) a Qualified IPO, (ii) upon any liquidation of the Company if, in connection with such liquidation, each Series A Preferred Holder would be entitled to distributions in respect of each Series A Preferred Unit held by such Member equal to the product of (x) 3 and (y) the Original Purchase Price for such Series A Preferred Unit or (iii) the date upon which the affirmative vote or written consent in favor of such conversion is given by the holders of 51% or more of the Series A Preferred Units and the affirmative vote of VSH.

Section 3.3 Conversion Price. The number of Class A Common Units issuable upon conversion of any Series A Preferred Unit shall be equal to the quotient of (x) the Original Purchase Price and (y) the Series A Conversion Price (as defined below) then in effect for units of Series A Preferred Units. The Series A Conversion Price for units of Series A Preferred Units shall initially be the Original Purchase Price (the “Series A Conversion Price”), subject to adjustment from time to time as hereinafter provided. As of the date of this Agreement, the Original Purchase Price and the Series A Conversion Price are the same.

Section 3.4 Adjustments to the Series A Conversion Price. The Series A Conversion Price in effect from time to time with respect to the Series A Preferred Units shall be subject to adjustment from and after the date of this Agreement (but in no event as a result of the transactions contemplated by the IPA) as follows:

(a) Dividends and Unit Splits. If, after the date on which any units of Series A Preferred Units were issued (the “Series A Preferred Unit Issuance Date”), the number of Units outstanding is increased by a dividend payable in Units or by a subdivision or split-up of Units, then, on the date such payment is made or such change is effective, the Series A Conversion Price applicable to the Series A Preferred Units shall be appropriately decreased so that the number of Class A Common Units issuable on conversion of the Series A Preferred Units shall be increased in proportion to such increase in the number of outstanding Units.

(b) Reverse Unit Splits. If the number of Units outstanding at any time after the Series A Preferred Unit Issuance Date is decreased by a combination or reverse split of the outstanding Units, then, on the effective date of such combination or reverse split, the Series A Conversion Price applicable to the Series A Preferred Units shall be appropriately increased so that the number of Class A Common Units issuable on conversion of the Series A Preferred Units shall be decreased in proportion to such decrease in the number of outstanding Units.

(c) Sale of Units. In the event the Company shall at any time, or from time to time after the Series A Preferred Unit Issuance Date, issue, sell or exchange any Units (other than Excluded Units) for a consideration per Unit (the “Purchase Price”) less than the Series A Conversion Price in effect with respect to the Series A Preferred Units immediately prior to the issuance, sale or exchange of such Units (any such issuance, sale or exchange is hereafter referred to as a “Dilutive Transaction”), then, and thereafter successively upon each such

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Dilutive Transaction, the Series A Conversion Price with respect to the Series A Preferred Units shall be adjusted pursuant to this Section 3.4(c). In the event the Dilutive Transaction occurs on or after the completion of a Subsequent Financing Transaction or a series of related Subsequent Financing Transactions in which capital of at least $750,000 is raised in the aggregate, the Series A Conversion Price shall be reduced, concurrently with such transaction, to the Purchase Price received by the Company for such issue, sale or exchange of Units; provided that if such issuance, sale or exchange was without consideration, then the Company shall be deemed to have received an aggregate of $.001 of consideration for all such additional Units. With respect to all other Dilutive Transactions (i.e., transactions occurring prior to the completion of Subsequent Financing Transaction(s) raising at least $750,000 in the aggregate), the Series A Conversion Price shall be reduced to an amount determined by multiplying such Series A Conversion Price then in effect by a fraction:

(i) the numerator of which shall be (X) the number of Units of all classes outstanding immediately prior to the Dilutive Transaction (including all Common Units issuable upon conversion or exercise of any outstanding Series A Preferred Units, options, warrants, or other convertible securities) plus (Y) the number of Units which the net aggregate consideration received by the Company for the total number of such additional Units so issued in the Dilutive Transaction would purchase at such Series A Conversion Price (prior to such adjustment); and

(ii) the denominator of which shall be (X) the number of Units of all classes outstanding immediately prior to the Dilutive Transaction including all Units issuable upon conversion or exercise of any outstanding Series A Preferred Units, options, warrants, or other convertible securities), plus (Y) the number of such additional Units so issued in the Dilutive Transaction.

(d) Sale of Options, Rights or Convertible Securities. In the event the Company shall at any time or from time to time after the Series A Preferred Unit Issuance Date, issue options, warrants or rights to subscribe for Units, or issue any securities convertible into or exchangeable for Units (other than any options or warrants to purchase Excluded Units), for a Purchase Price (determined by dividing the Net Aggregate Consideration (as determined below) by the aggregate number of Units that would be issued if all such options, warrants, rights or other convertible securities were exercised or converted immediately after the issuance thereof (whether or not such options, warrants, rights or other convertible securities are immediately exercisable or convertible)) less than the Series A Conversion Price in effect with respect to the Series A Preferred Units immediately prior to the issuance of such options, warrants or rights or other convertible or exchangeable securities (the “Dilutive Convertible Securities”), then, and thereafter successively upon each such issuance of Dilutive Convertible Securities, the Series A Conversion Price with respect to the Series A Preferred Units shall be adjusted pursuant to this Section 3.4(d). In the event the issuance of the Dilutive Convertible Securities occurs on or after the completion of a Subsequent Financing Transaction or a series of related Subsequent Financing Transactions in which capital of at least $750,000 is raised in the aggregate, the Series A Conversion Price shall be reduced, concurrently with such transaction, to the Purchase Price received by the Company for such issuance of Dilutive Convertible Securities; provided that if such issuance was without consideration, then the Company shall be deemed to have received an

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aggregate of $.001 of consideration for all such additional Dilutive Convertible Securities. With respect to all other issuances (i.e., transactions occurring prior to the completion of Subsequent Financing Transaction(s) raising at least $750,000 in the aggregate), the Series A Conversion Price of the Series A Preferred Units shall forthwith be reduced to an amount determined by multiplying such Series A Conversion Price by a fraction:

(i) the numerator of which shall be (X) the number of Units of all classes outstanding immediately prior to the issuance of such Dilutive Convertible Securities (including all Units issuable upon conversion or exercise of any outstanding Series A Preferred Units, options, warrants or other convertible securities), plus (Y) the number of Units which the total amount of consideration received by the Company for the issuance of such Dilutive Convertible Securities plus the amount, if any, set forth in the terms of such security as payable to the Company upon the exercise or conversion thereof (the “Net Aggregate Consideration”) would purchase at such Series A Conversion Price (prior to adjustment); and

(ii) the denominator of which shall be (X) the number of Units of all classes outstanding immediately prior to the issuance of such Dilutive Convertible Securities (including all Units issuable upon conversion or exercise of any outstanding Series A Preferred Units, options, warrants or other convertible securities), plus (Y) the aggregate number of Units issuable upon the conversion or exercise of all such Dilutive Convertible Securities (whether or not such Dilutive Convertible Securities are immediately exercisable or convertible).

(e) Expiration or Change in Price. If the Purchase Price provided for in any Dilutive Convertible Securities giving rise to an adjustment of the Series A Conversion Price of the Series A Preferred Units, or the number of Units issuable upon the exercise or conversion of any such Dilutive Convertible Securities, changes at any time, the Series A Conversion Price in effect with respect to the Series A Preferred Units at the time of such change shall be readjusted to the Series A Conversion Price which would have been in effect at such time had such Dilutive Convertible Securities provided for such changed Purchase Price or changed number of Units (determined as provided in Section 3.4(d) hereof) at the time initially granted, issued or sold; provided that such adjustment of such Series A Conversion Price shall not have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price on the original adjustment date, or (ii) the Series A Conversion Price that would have resulted from any issuances of additional shares of Dilutive Convertible Securities between the original adjustment date and such readjustment date. Except as otherwise provided in this Section 3.4(e), no further adjustment of the Series A Conversion Price shall be made under this Section 3.4 upon the actual issuance of any Units which are issued pursuant to the exercise, conversion or exchange of any Dilutive Convertible Securities if an adjustment shall previously have been made upon the issuance of such Dilutive Convertible Securities in accordance with Section 3.4(d). If, as, and when the rights to acquire Units upon exercise or conversion of the Dilutive Convertible Securities which gave rise to such adjustment expire or are canceled without having been exercised, the Series A Conversion Price in effect with respect to the Series A Preferred Units at the time of such expiration or cancellation shall be readjusted to the Series A Conversion Price which would have been in effect had the expired or canceled Dilutive Convertible Securities not been issued.

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(f) Other Adjustments. In the event the Company shall make or issue, or fix a record date for the determination of holders of Units other than Series A Preferred Units entitled to receive, a dividend or other distribution payable in securities of the Company, then and in each such event lawful and adequate provision shall be made so that the holders of Units of Series A Preferred Units shall receive, upon conversion thereof in addition to the number of Common Units receivable thereupon, the number and type of securities of the Company which they would have received had their Series A Preferred Units been Units of the type entitled to receive such dividend or other distribution on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 3.4 as applied to such distributed securities.

(g) Reorganization, etc. If the Common Units issuable upon the conversion of the Series A Preferred Units shall be changed into the same or different number of Units of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of Units or Unit dividend provided for in Section 3.4(a) or 3.4(b) hereof, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 3.4), then and in each such event the holder of each Series A Preferred Unit shall have the right to receive upon conversion of the Series A Preferred Unit, the kind and amount of Units of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of Common Units into which such Series A Preferred Unit might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(h) Mergers and Other Reorganizations. If at any time or from time to time there shall be a capital reorganization of the Common Units (other than a subdivision, combination or reclassification provided for elsewhere in this Section 3.4) or a merger or consolidation of the Company with or into another corporation or entity or the sale of all or substantially all of the Company’s assets and properties to any other person, then, as part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that the holders of Series A Preferred Units shall thereafter be entitled to receive upon conversion of the Series A Preferred Units the number of Units of stock or other securities or property of the Company or of any successor corporation or entity resulting from such merger or consolidation or sale to which a holder of Common Units deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Series A Preferred Units after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 3.4 (including, without limitation, provisions for adjustment of the Series A Conversion Price applicable to the Series A Preferred Units and the number of Units purchasable upon conversion of the Series A Preferred Units) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Series A Preferred Units.

(i) Certificate. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price applicable to the Series A Preferred Units pursuant to this Section

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3.4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Units a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request at any time of any holder of Series A Preferred Units furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Series A Conversion Price before and after such adjustment or readjustment, and (iii) the number of Common Units and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s Series A Preferred Units.

(j) Exempt Issuances. As used in this Agreement, “Exempt Issuances” means (i) the issuance of Units or Unit Equivalents to Persons as to which the Management Board and the holders of at least two-thirds of the Series A Preferred Units outstanding determine that this Section shall not apply, (ii) the issuance of Common Units upon the conversion of the Series A Preferred Units, (iii) issuances of Units or Unit Equivalents as compensation to officers, employees, independent representatives or agents that are approved in accordance with Sections 2.5 and 2.8; and (iv) issuances of Units or Unit Equivalents in connection with bank credit lines, strategic partnerships and equipment leases approved by the Management Board (including the approval of a VSH Manager Designee, such approval not to be unreasonably withheld).

Section 3.5 Pre-Emptive Rights.

(a) Grant of Right. Subject to the terms and conditions specified in this Section 3.5, the Company hereby grants to each Series A Preferred Holder a right of first offer with respect to future sales by the Company of its Units or other securities (other than any offer or sale of Units to VSH under and pursuant to the IPA). Each Series A Preferred Holder shall be entitled to apportion the right of first offer hereby granted it among itself and its Affiliates in such proportions as it deems appropriate.

(b) Preemptive Rights Process. Each time the Company proposes to offer any (i) Units or Unit Equivalents (other than Excluded Units) or (ii) debt securities (collectively, “New Securities”), the Company shall first make an offering of such New Securities to each Series A Preferred Holder in accordance with the following provisions:

(i) The Company shall deliver a notice (the “Preemptive Rights Notice”) to each Series A Preferred Holder stating (i) its bona fide intention to offer such New Securities, (ii) the type and amount or number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(1) By written notification received by the Company within fifteen (15) days after giving of the Preemptive Rights Notice, each Series A Preferred Holder may elect to purchase, at the price and on the terms specified in the Preemptive Rights Notice, up to that portion of such New Securities which equals the ratio of the number of Common Units at the time owned by such Series A Preferred Holder on a Fully Diluted Basis to the total number of Common Units then held by the Series A Preferred Holders on a Fully Diluted Basis.

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(2) In the event that any of the Series A Preferred Holders elects not to purchase any portion of such New Securities, the Company shall promptly, in writing, inform each Series A Preferred Holder that purchases all the New Securities available to it (each, a “Fully-Exercising Holder”) of any holder’s failure to do likewise. By written notification received by the Company within ten (10) days after receipt of such information, each Fully-Exercising Holder shall be entitled to obtain up to the number or amount of New Securities in the aggregate for which Series A Preferred Holders were entitled to but did not subscribe, allocated on a pro rata basis among the Fully-Exercising Holders (calculated on an as converted to Common Units basis).

(ii) If all New Securities which the Series A Preferred Holders are entitled to purchase pursuant to Section 3.5(b)(i) above are not elected to be purchased, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 3.5(b)(i)(1) above, offer the remaining unsubscribed portion of such New Securities to any Person at a price not less than, and upon terms no more favorable to the offeree than those specified in the Preemptive Rights Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Series A Preferred Holders in accordance herewith.

(iii) Notwithstanding the foregoing provisions of this Section 3.5(b), if the Management Board (including the affirmative vote of the VSH Manager Designees) determines that it is in the Company’s best interests to consummate any sale of New Securities prior to expiration of the fifteen (15) day period in this Section 3.5(b), the Company may consummate such sale prior to expiration of such fifteen (15) day period so long as the Company makes appropriate provision within fifteen (15) days after consummation of such sale to satisfy any purchase rights under this Section 3.5 which are exercised by any Member (as if such Member had exercised such purchase rights prior to the issuance contemplated by this sentence).

(iv) Anything to the contrary herein notwithstanding, the provisions of this Section 3.5 shall not apply to any offer or sale of (A) Units to VSH or its Affiliates pursuant to and under the IPA or (B) promissory notes to VSH or its Affiliates pursuant to the Loan Agreement.

(c) Termination of Covenants. All covenants provided in this Section 3.5 shall terminate (unless earlier terminated in accordance with their terms) upon the closing of a Qualified Public Offering.

Section 3.6 Amendments to Agreement, Exhibit A and the Register. Upon the issuance of Units or Unit Equivalents in accordance with this Agreement, the Management Board shall be authorized to amend this Agreement, Exhibit A and Schedule A attached hereto to reflect the rights and interests of the additional Units or Unit Equivalents issued and the Capital Contributions associated therewith, the admission of additional Members, and the increase in the Capital Contributions and/or Units of existing Members, in connection with such issuance.

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Section 3.7 Liability of Members and Managers. No Member shall have any liability or obligation to restore any negative balance, if any, in such Member’s Capital Account. In no event shall any Member, Manager or holder of a Unit Equivalent be personally liable for any debt, liability, obligation or expense of the Company or any Subsidiary, except as may be required under applicable law as in effect from time to time.

Section 3.8 Requirement to Sign Agreement. Notwithstanding anything to the contrary contained in this Agreement, no Person shall acquire any Unit or Unit Equivalent, whether by purchase from a Member, issuance by the Company or otherwise, and whether or not such Unit is subject to forfeiture, vesting or similar restrictions, unless such Person first becomes a signatory to this Agreement as a Member or holder of a Unit Equivalent, as the case may be, agreeing to be bound by all the terms of this Agreement which were applicable to the transferor to such Person.

ARTICLE IV

ALLOCATIONS, CAPITAL ACCOUNTS, MEMO ACCOUNTS

Section 4.1 Capital Accounts. The Company shall maintain a capital account for each Member (a “Capital Account”) in accordance with the provisions of the Code and Treasury Regulations. The initial Capital Account of each Member on the date hereof shall be the amount set forth opposite such Member’s name on Schedule A attached hereto.

Section 4.2 Adjustments to Capital Accounts. As of the last day of each Period, the balance in each Member’s Capital Account shall be adjusted by (i) increasing such balance by (x) such Member’s allocable share of each item of the Company’s income and gain for such Period (allocated in accordance with Section 4.3) and (y) the Capital Contributions, if any, made by such Member during such Period and (ii) decreasing such balance by (x) the amount of cash or the fair market value of any property distributed to such Member during such Period pursuant to this Agreement and (y) such Member’s allocable share of each item of the Company’s loss and deduction for such Period (allocated in accordance with Section 4.3). Each Member’s Capital Account shall be further adjusted with respect to any special allocations or adjustments pursuant to this Agreement.

Section 4.3 Allocations to Capital Accounts. Each item of income, gain, loss and deduction of the Company (determined in accordance with applicable U.S. tax principles under the Code and Treasury Regulations relating to the maintenance of capital accounts) shall be allocated among the Capital Accounts of Members with respect to each Period, as of the end of such Period, in a manner that as closely as possible reflects the economic effect of the provisions of Section 5.2 (applied as if liquidating distributions were made at the end of the Period) and the other relevant provisions of this Agreement.

Section 4.4 Options. Allocations to Capital Accounts shall comply with the proposed amendments to Treasury Regulation Section 1.704-1 as though such proposed amendments were in full force and effect. In accordance therewith, upon the exercise of any warrants or options the Company shall be authorized to and shall, to the extent required by such proposed amendments, revalue the Company property as determined by Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(1), make the allocations described in Treasury Regulation Section 1.704-

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1(b)(2)(iv)(s)(2) and make corrective allocations to the Capital Accounts of Members so as to take into account all capital account reallocations made under Treasury Regulation Section 1.704-1 (b)(2)(iv)(s)(3), in each case as such provision is proposed to be amended.

Section 4.5 Tax Allocations.

(a) Except as otherwise provided herein, each item of income, gain, loss or deduction recognized by the Company shall be allocated among the Members for U.S. federal, state and local income tax purposes in the same manner that each such item is allocated to the Members’ Capital Accounts, provided that the Management Board may adjust such allocations in order to ensure that such allocations have substantial economic effect or are in accordance with the interests of the Members in the Company, in each case within the meaning of the Code and the Treasury Regulations. All matters concerning allocations for U.S. federal, state and local and non-U.S. income tax purposes, including accounting procedures not expressly provided for in this Agreement shall be determined in good faith by the Management Board.

(b) If during any taxable year of the Company, there is any change in any Member’s interest in the Company (including, without limitation, any change in a Member’s ownership of any Series A Preferred Units or Common Units in a conversion, sale, assignment or other transfer), then each Member’s distributive share of any item of Company income, gain, loss, deduction or credit for such year shall be determined in accordance with Section 706 of the Code and the Treasury Regulations thereunder using a “closing of the books” method.

(c) Unless determined by the Company to the contrary, each Class B Common Holder shall have an initial capital account of zero. Such Class B Common Holder shall be allocated income, gain, loss and deduction beginning on the date of the Company’s award of the Class B Common Units to such holder; such allocation shall be made with regard to both vested and unvested Class B Common Unit awards, if any.

ARTICLE V

DISTRIBUTIONS

Section 5.1 Distributions Prior to a Liquidation Event. The Company shall make such distributions of cash or property prior to the occurrence of a Liquidation Event at such times and in such amounts as the Management Board may determine. Any distributions prior to a Liquidation Event shall be made to each Member that holds Series A Preferred Units, each Member that holds Class A Common Units and each Member that holds Class B Common Units on a pro rata basis; provided that, in determining each Series A Preferred Holder’s pro rata distribution, such distribution shall based on the number of Class A Common Units into which such Series A Preferred Holder’s Series A Preferred Units are then convertible.

Section 5.2 Distributions upon a Liquidation of the Company. Upon the dissolution and winding-up of the Company under the Act, the Company shall first promptly pay, or make provision for the payment of, all of the expenses and liabilities of the Company, including the establishment of reserves as the Company (by action of the Management Board) shall determine to be required in order to provide for contingent liabilities and shall then distribute all remaining assets to the Members as follows:

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(a) First, to each Series A Preferred Holder, until each such Series A Preferred Holder has received aggregate distributions pursuant to this Section 5.2(a) equal to the greater of (i) its Unreturned Capital Contributions or (ii) the pro rata portion of such assets that such Series A Preferred Holder would receive pursuant to paragraph (b), immediately following, if such Series A Preferred Holder’s Series A Preferred Units were converted into Class A Common Units immediately prior to such distribution; and

(b) Thereafter, to each Member that holds Common Units pro rata in proportion to the number of Common Units held by each such Member on a Fully Diluted Basis, subject to the rights of the Company’s independent representatives who participate in the Equity Incentive Plan. Eligible participants who will participate in the Company’s Equity Incentive Plan will be entitled to receive their applicable percentage of such net consideration if, as and when the holders of the Company’s Common Units receive such consideration, subject to the terms of the Equity Incentive Plan.

Section 5.3 Withholding Against Distributions. The Company shall, and shall cause each of its Subsidiaries to, withhold from any distribution or payment to a Member (other than Tax Distributions) or to any other Person the amount of any U.S. Federal, state, local or foreign tax required by the taxing jurisdiction imposing the same to be withheld from any such distribution or payment, and any amount so withheld and paid over to such taxing jurisdiction shall be treated, for all purposes under this Agreement, as if it had been distributed or paid to such Member or Person as a Tax Distribution.

Section 5.4 Tax Distributions. Notwithstanding anything in this Article V to the contrary, the Company shall make annual distributions to the Members in an amount equal to the tax liability of each Member on the income of the Company allocable to such Member based on the assumption that each Member is an individual taxable at the highest marginal individual federal and state rates on such income. All distributions made pursuant to this Section 5.4 shall be referred to as “Tax Distributions”. The amount distributable to any Member pursuant to any clause of Section 5.1 or 5.2 (as applicable) shall be reduced by any Tax Distributions made to such Member and not previously taken into account pursuant to this sentence, and such Tax Distributions shall also be deemed to have been distributed to the extent of any reduction pursuant to such clause of Section 5.1 or 5.2 (as applicable) for purposes of making the calculations required by this Agreement, so that to the extent possible each Member receives in the aggregate the amount it would have received pursuant to Sections 5.1 and 5.2 if this Section 5.1 were not included in this Agreement. If the Company shall have insufficient cash to distribute required Tax Distributions, then the Company shall make such distributions pro rata in proportion to the amount of Tax Distribution each such Member is entitled to receive hereunder. Cash which thereafter becomes available for distribution shall be distributed pro rata in accordance with the Tax Distributions to which the Members are entitled until such deficiency is remedied.

ARTICLE VI

COVENANTS

Section 6.1 Financial Information. The Company will furnish to each Series A Preferred Holder the following:

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(a) As soon as practicable after the end of each fiscal year of the Company ending on or after December 31, 2005, and in any event within ninety (90) days thereafter, a copy of the annual audited consolidated financial statements for such fiscal year for the Company and its Subsidiaries, if any, including therein balance sheets of the Company and its Subsidiaries, if any, as of the end of such fiscal year and statements of income and members’ equity and of cash flows of the Company for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”), all such consolidated statements to be duly certified by the Vice President - Finance and Administration and Treasurer of the Company and by such independent public accountants of recognized national standing approved by the Management Board to prepare such reports;

(b) As soon as available and in any event within thirty (30) days after the end of each calendar month (herein called a “Fiscal Month”):

(i) consolidated balance sheets of the Company and its Subsidiaries, if any, as of the end of such Fiscal Month and consolidated statements of income, cashflows and retained earnings of the Company and its Subsidiaries, if any, (i) for such Fiscal Month and (ii) for such Fiscal Month as set forth in the Annual Budget (as defined below), setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all duly certified by the Vice President - Finance and Administration and Treasurer of the Company as having been prepared in accordance with the internal procedures of the Company (subject to year-end audit adjustments), consistently applied; and

(ii) a letter from the Vice President - Finance and Administration and Treasurer of the Company describing revenue and operations of the Company for the respective period covered in such letter; and

(c) As soon as available, and in no event later than January 31 of each year, an annual budget and quarterly and monthly operating budgets for the forthcoming fiscal year in a form and with such detail as may be acceptable to a majority of the Management Board (including the affirmative vote of a VSH Manager Designee) which shall include, among other things, an operating business plan and financial projections showing all reasonable assumptions (the “Annual Budget”).

(d) Promptly upon request, such other financial statements and reports, and such other information, certificates and documents as may be reasonably requested by any VSH Manager Designee for purposes of enabling VSH and its Affiliates to comply with applicable Law and all rules and regulations of any exchange or system on which any securities of VSH or its Affiliates may be listed or traded from time to time.

(e) Each of the Company and its Subsidiaries will maintain a system of internal accounting controls sufficient in the judgment of the Management Board and VSH to provide reasonable assurance that (i) transactions are executed in accordance with the Management Board’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is

21

permitted only in accordance with the Management Board’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company will maintain controls and procedures and design such disclosure controls and procedures sufficient in the judgment of the Management Board and VSH to ensure that material information relating to the Company and its Subsidiaries is made known to (i) the chief executive officer and chief financial officer of the Company by others within the Company and (ii) by the chief executive officer and chief financial officer of the Company to VSH or its Affiliates.

Section 6.2 Confidentiality Agreements. The Company shall enter into confidentiality agreements with each officer, employee, consultant and advisor substantially in a form that is approved by the Management Board including the approval of at least one VSH Manager Designee.

Section 6.3 Inspection. The Company shall permit, upon reasonable request and notice, each of the Series A Preferred Holders or any agents or representatives thereof, to examine and make copies of and extracts from the records and books of account of, and visit and inspect the properties of the Company and any Subsidiary thereof, to discuss the affairs, finances and accounts of the Company and any Subsidiary thereof with any of its officers, directors or management personnel and independent accountants, and consult with and advise the management of the Company and any Subsidiary thereof as to their affairs, finances and accounts, all at reasonable times during normal business hours.

Section 6.4 Management Letters of Accountants. The Company shall provide to each Series A Preferred Holder copies of each of the management letters of the Company’s accountants.

Section 6.5 Insurance. At the request of VSH, the Company shall obtain product liability insurance at such rates and in such amounts as approved by the Management Board, including the approval of at least one VSH Manager Designee.

Section 6.6 Termination of Covenants. All covenants of the Company provided in this Article VI shall terminate upon (unless earlier terminated in accordance with their terms) the closing of a Qualified Public Offering.

ARTICLE VII

TRANSFER OF INTERESTS

Section 7.1 Restrictions on Transfers. Other than pursuant to: (i) a Permitted Transfer, (ii) pursuant to the IPA or the Loan Agreement and (iii) transfers in accordance with Section 7.5 or Article 8, no Class B Common Holder may Transfer any Class B Common Units or Unit Equivalents and no Person may acquire any Class B Common Units or Unit Equivalents from any Class B Common Holder, or any legal or beneficial interest therein, without the consent of the Management Board. Other than pursuant to: (i) a Permitted Transfer, (ii) transfer under the IPA or the Loan Agreement and (iii) transfers in accordance with the other provisions of this Article 7 or of Article 8, no Series A Preferred Holder or Class A Common Holder may Transfer any of their respective Series A Preferred Units or Unit Equivalents or Class A

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Common Units or Unit Equivalents, and no Person may acquire any such Units or Unit Equivalents from any Series A Preferred Holder or Class A Common Holder, or any legal or beneficial interest therein, without the consent of the Management Board unless such Member has complied with all of the terms of this Agreement applicable to such Member. Any Transfer of Units made in violation of the terms of this Agreement shall be void ab initio and shall have no force or effect. Notwithstanding the foregoing, from and after the Initial Closing, the Founders may, at their discretion, and with the prior written consent, not to be unreasonably withheld, of a VSH Member Designee, transfer some or all of their Units (or the right to receive payment upon the consummation of any Subsequent Closings) to new employees, distributors or similar Persons; provided, that such Persons sign a Joinder Agreement to this Agreement in form and substance satisfactory to a VSH Member Designee.

Section 7.2 Offer Notice. Except for a Drag-Along Transaction governed by Section 8.1, each time a Series A Preferred Holder or a Class A Common Holder (a “Selling Member”) proposes to accept one or more bona fide offers from any Persons to purchase any Units from such Selling Member (a “Purchase Offer”) or wishes to sell all or a portion of his, her or its Units (in each case, other than pursuant to a Permitted Transfer), such Selling Member shall deliver within fifteen (15) days of the receipt by such Selling Member of a Purchase Offer a notice (the “Seller’s Notice”) to the Company and the other Series A Preferred Holders stating (a) his, her or its bona fide intention to sell such Units, (b) the number, class and series of the Units to be sold (the “Sale Units”), and (c) the price (the “Sale Price”) and terms and conditions of such Purchase Offer, including, without limitation, the number, class and series of Units proposed to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

Section 7.3 Right of First Refusal.

(a) Subject to the terms and conditions specified in this Section 7.3, each Selling Member hereby grants to the Company and to each Series A Preferred Holder (other than the Selling Member) a right of first refusal with respect to future sales by such Selling Member (and/or Permitted Transferee(s) of such Selling Member) of the Units of such Selling Member (and/or Permitted Transferee(s) of such Selling Member), other than sales made or proposed to be made in connection with a Drag-Along Transaction or pursuant to the IPA. A non-selling Series A Preferred Holder shall be entitled to apportion the right of first refusal hereby granted to it pursuant to this Section 7.3 among itself and its partners and Affiliates in such proportions as it deems appropriate.

(b)

(i) By written notification to such Selling Member within fifteen (15) days after receipt of the Seller’s Notice, the Company may elect to purchase or obtain, at the price and on the terms specified in the Seller’s Notice, up to all of the Sale Units, and shall provide each Series A Preferred Holder with notice of its determination within fifteen (15) days of receipt of such Seller’s Notice.

(ii) In the event that the Company elects not to purchase all or a part of the number of Sale Units specified in the Seller’s Notice, each Series A Preferred Holder (other

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than the Selling Member) may elect to purchase or obtain up to that portion of the Sale Units which equals the product obtained by multiplying (i) the aggregate number of Sale Units not elected to be purchased by the Company by (ii) a fraction, the numerator of which is the number of Common Units into which such Series A Preferred Units would convert and the number of Common Units at the time owned by such Series A Preferred Holder and the denominator of which is the number of Common Units into which such Series A Preferred Units would convert and the number of Common Units at the time owned by all Series A Preferred Holders (other than the Selling Member). Each Series A Preferred Holder (other than the Selling Member) shall make such election by delivering written notice to the Selling Member, the Company and the other Series A Preferred Holders within thirty (30) days after receipt of the Seller’s Notice. If any Series A Preferred Holders do not exercise their right of first refusal, the Sale Units that could otherwise be allocated to such non-exercising Series A Preferred Holder shall be allocated to each purchasing Series A Preferred Holder on a pro rata basis based on the number of Common Units into which the Series A Preferred Units would convert and the number of Common Units then owned by such exercising Series A Preferred Holders.

(iii) If all Sale Units which the Company, the Series A Preferred Holders are entitled to purchase pursuant to Section 7.3(b) above are not elected to be purchased, such Selling Member may, subject to Section 7.4, during the ninety (90) day period following the expiration of the period provided in Section 7.3(b) above, offer the remaining unsubscribed portion of such Sale Units to any Person at a price not less than, and upon terms no more favorable to the offeree than those specified in the Seller’s Notice. If such Selling Member does not enter into an agreement for the sale of the remaining unsubscribed Sale Units within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Sale Units shall not be offered unless first reoffered to the Company, the Series A Preferred Holders in accordance herewith.

Section 7.4 Co-Sale Rights. Except in the case of a sale pursuant to the IPA, (A) If a Series A Preferred Holder wishes to sell all or a portion of its Units (other than to a Permitted Transferee) or (B) to the extent that the right of first refusal is not exercised by the Company or the Series A Preferred Holders as provided in Section 7.3 above, each Series A Preferred Holders not exercising its rights under Section 7.3 (each such Series A Preferred Holder, a “Co-Sale Right Holder”) shall have the right, exercisable upon written notice (the “Co-Sale Election Notice”) to such Selling Member within fifteen (15) calendar days after receipt of the Seller’s Notice, to participate in such Selling Member’s sale of Sale Units pursuant to the specified terms and conditions of the Purchase Offer (provided that the price shall be the Relatively Equivalent Price (as defined below) if the Co-Sale Right Holder has elected to sell Units of a different series and/or class pursuant to Section 7.4(b)). The delivery of the Co-Sale Election Notice pursuant to this Section 7.4 shall set forth the maximum number, class and series of Units such Co-Sale Right Holder desires to sell (subject to the limitations set forth in Sections 7.4(a) and (b) below) and such written election shall constitute an irrevocable commitment to sell such Sale Units contingent only upon the closing of the proposed sale on the terms communicated in the Seller’s Notice. To the extent one or more of the Co-Sale Right Holders exercises such right of participation in accordance with the terms and conditions set forth below, the number of Sale Units which such Selling Member may sell shall be correspondingly reduced (unless the

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purchaser is willing to purchase additional Units). The right of participation of each of the Co-Sale Right Holders shall be subject to the following terms and conditions:

(a) Each Co-Sale Right Holder may elect to sell all or any part of that number of Units held by such Co-Sale Right Holder equal to the product obtained by multiplying (i) the aggregate number of Sale Units by (ii) a fraction, the numerator of which is the number of Common Units (on an a Fully Diluted Basis) at the time owned by such Co-Sale Right Holder and the denominator of which is the number of Common Units (on a Fully Diluted Basis) owned by all the Series A Preferred Holders and the Selling Member (if the Selling Member is not a Series A Preferred Holder).

(b) Any Co-Sale Holder desiring to participate in such sale of Sale Units must include shares of the same series and class as the Sale Units proposed to be transferred in the Seller’s Notice to the extent that such Co-Sale Holder holds Units of such series and class of Units but if such Co-Sale Holder does not hold sufficient Units (or any Units) of such series and class, such Co-Sale Holder may include in such Co-Sale Holder’s Co-Sale Election Notice first, Units of the same class but different series of Units as the Sale Units and second, Units of a different class and series, up to the balance of the total number of Units permitted to be included by such Co-Sale Holder as provided in Section 7.4(a).

(c) “Relatively Equivalent Price” means, for purposes of this Section 7.4, as of any date of determination,

(A) with respect to any Common Units proposed to be sold as a Sale Unit by the Selling Member, the Relatively Equivalent Price for a Series A Preferred Unit shall equal the sum of (1) the purchase price in respect of such Common Unit as set forth in the Seller’s Notice plus (2) the Unreturned Capital Contribution with respect to such Series A Preferred Unit as of such date of determination; and

(B) with respect to any Series A Preferred Unit proposed to be sold as a Sale Unit by the Selling Member, the Relatively Equivalent Price for a Common Unit shall equal the difference (but not less than zero) of (1) the purchase price in respect of such Series A Preferred Unit as set forth in the Seller’s Notice, minus (2) the Unreturned Capital Contribution with respect to such Series A Preferred Unit as of such date of determination,

(d) Notwithstanding any provision of this Section 7.4 to the contrary, if the Company and/or one or more Series A Preferred Holders purchase all or a portion of the Sale Units that are the subject of Section 7.3, then the Sale Units so purchased by either the Company and such Series A Preferred Holders shall not be subject to the provisions of this Section 7.4.

(e) Each Co-Sale Right Holder electing to sell Sale Units pursuant to this Section 7.4 shall Transfer such Sale Units pursuant to the terms and conditions specified in the Seller’s Notice, and the Selling Member shall promptly thereafter remit to each participating Co-Sale Right Holder that portion of the sale proceeds to which such Co-Sale Right Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser

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or purchasers prohibits such assignment or otherwise refuses to purchase Units from any Co-Sale Right Holder exercising its rights of cosale hereunder, the Selling Member shall not sell to such prospective purchaser or purchasers any Sale Units unless and until, simultaneously with such sale, the Selling Member purchases such Units from such Co-Sale Right Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Seller’s Notice. Notwithstanding the foregoing, if the prospective purchaser or purchasers are unwilling or unable to acquire all of the Units that are identified in the Co-Sale Election Notices that have been timely given, the Selling Member may then elect either to (A) cancel the proposed sale of Sale Units or (B) allocate to each Co-Sale Holder which or who has given a timely Co-Sale Election Notice such Co-Sale Holder’s pro rata portion (based upon the aggregate purchase price of the Units (including the Relatively Equivalent Price, if applicable) set forth in the Co-Sale Election Notices) of the aggregate number of Sale Units the prospective purchaser or purchasers are willing to purchase.

Section 7.5 Optional Purchase of Class B Common Units.

(a) Notwithstanding anything to the contrary contained in this Agreement, but subject to the approval of Blyth pursuant to Section 7.1 of the IPA (so long as the IPA shall remain in effect), if a Class B Common Holder’s services as an employee of the Company terminate for any reason, then the Company shall have the right and option, but not the obligation, to acquire all or any portion of the Class B Common Units then held by such Class B Common Holder or his or her Permitted Transferee(s), as the case may be. The Management Board shall, on an annual basis, determine the fair value of the Class B Common Units for all purchases pursuant to this Section 7.5 and record such value on a certificate of value (the “Certificate of Value”) in the form attached hereto as Exhibit B. In determining the fair value of the Class B Common Units, the Management Board shall take into account the lack of marketability and lack of control of the Class B Common Units, the fact that the Company is a privately-held company, and any other factors that it deems relevant in determining the fair value of the Class B Common Units. The Company shall purchase all Class B Common Units it elects to purchase from a Class B Common Holder for the fair value per Class B Common Unit reflected on the Company’s most recent Certificate of Value prepared prior to the Class B Common Holder’s termination of employment; provided that if the most recent Certificate of Value is more than 18 months old at the time of the Class B Common Holder terminates employment with the Company, then the Management Board shall update the Certificate of Value to reflect the fair value of the Class B Common Units as of a date no earlier than 18 months prior to the Class B Common Holder’s termination of employment (and no later than the date the Class B Common Holder’s employment with the Company terminated) before the Company exercises or assigns any Class B Purchase Option under Section 7.5 (b); and provided further that the Management Board, in its sole discretion, may discount the price at which a Class B Common Holder’s Units are purchased to 66% of their fair value in the event such holder’s services as an employee were terminated by the Company for “Cause.”

(b) The Company may exercise the option provided in Section 7.5(a) (the “Class B Purchase Option”), at any time and from time to time following the termination of the Class B Common Holder’s services as an employee of the Company by providing such Class B Common Holder and/or each applicable Permitted Transferee of such Class B Common Holder, as the case

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may be, with notice of its intention to exercise such option (the “Class B Purchase Option Notice”). Any such Class B Purchase Option Notice shall contain the number of Class B Units that the Company intends to acquire from each applicable Person. To the extent that the Company does not wish to exercise its Class B Purchase Option, the Company may assign such option to the Series A Preferred Holders on a pro rata basis in accordance with the number of Series A Preferred Units held by each Series A Holder. No later than thirty (30) days following the Class B Purchase Option Notice, the Company or the purchasing Series A Preferred Holder(s), as the case may be, shall pay to the Class B Common Holder and/or each applicable Permitted Transferee of such Class B Common Holder, as the case may be, the fair value (or discounted fair value, as provided above, if applicable) for the Class B Common Units purchased by check, wire transfer or a three-year unsecured promissory note, with principal and annual interest equal to the prime rate of interest in effect as of the date of the Class B Purchase Option, payable in equal quarterly installments over the three-year term of the promissory note.

(c) Each Class B Common Holder and each Permitted Transferee of a Class B Common Holder hereby agrees to execute and deliver to the Company or to the purchasing Series A Preferred Holders, as the case may be, such documents as may be necessary or desirable in order to effect the purchase of Class B Common Units required upon any exercise or partial exercise of the Class B Purchase Options. Each Class B Common Holder and each Permitted Transferee of each Class B Common Holder hereby appoints the Company’s President and CEO as such Person’s true and lawful attorney-in-fact and agent with full power and authority in such Person’s name place and stead to execute, acknowledge and deliver any document required to affect the purchase of the Class B Common Units required by this Section 7.5. This power of attorney will be deemed to be coupled with an interest and irrevocable. This power of attorney is a limited power of attorney and does not authorize the Company’s President and CEO to act on behalf of a Class B Common Holder or his or her Permitted Transferees, except as described in this Section 7.5.

Section 7.6 Sales to Competitors. Each Member hereby agrees not to directly or indirectly Transfer any Units to any Person whose activities, products or services are competitive with activities, products or services of the Company and/or its Subsidiaries, as reasonably determined by the Management Board (including the VHS Manager Designee), as of the date of the proposed Transfer (provided that the foregoing shall not restrict sales pursuant to Article VIII below or public sales registered under the Securities Act or pursuant to Rule 144 thereunder after a Qualified Public Offering). The Company may impose stop transfer restrictions itself or with its transfer agent in order to enforce the foregoing covenant.

Section 7.7 Lock-up. Each Member that is not also a party to the Registration Rights Agreement agrees, severally and not jointly, that, if requested by the Company and an underwriter of Common Units (or other securities) of the Company, not to sell or otherwise transfer or dispose of any Common Units (or other securities) of the Company held by such Member (other than those included in the registration, if applicable) during a period not to exceed one hundred and eighty (180) days from the effective date of the first registration statement of the Company’s securities; and to enter into an agreement to such effect regardless of whether such Member is participating in the offering to which the registration statement relates; provided, however, that all executive officers of the Company, directors of the Company, and Members holding one percent (1%) or more of the Common Units (or other securities) of the

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Company on a Fully Diluted Basis who are subject to this Section 7.7 must enter into similar lock-up agreements as well. The Company may impose stop-transfer instructions with respect to the Units (or securities) subject to the foregoing restriction until the end of said period.

ARTICLE VIII

Section 8.1 Drag-Along Rights. In the event that VSH (the “Drag-Along Triggering Party”) determines, in its sole discretion, to pursue a Liquidation Event, other than a sale or other transfer to an Affiliate thereof (a “Drag-Along Transaction”):

(a) each Member shall, subject to the conditions set forth in Section 8.2 below, consent to, vote for, and raise no objections against, and waive dissenters and appraisal rights (if any) with respect to, the Drag-Along Transaction;

(b) if the Drag-Along Transaction is structured as a sale of Units, each Member will agree to sell all of such Member’s Units on the terms and conditions approved by the Drag-Along Triggering Party; and

(c) if the Drag-Along Transaction includes the sale, contribution, exchange, redemption, cancellation or other disposition of securities convertible into or exchangeable for membership interests of the Company, or options, warrants or other rights to purchase such membership interests, each Member holding such securities will sell, contribute, exchange, redeem, cancel or otherwise dispose of such securities or options, warrants or other rights on the terms and conditions approved by the Drag-Along Triggering Party.

The Company and each Member will take all reasonably necessary and desirable actions to consummate such Drag-Along Transaction, including, without limitation, the execution of all agreements and other instruments and such other actions reasonably necessary to consummate, and to effectuate the allocation and distribution of the aggregate consideration upon, such Drag-Along Transaction.

Section 8.2 Member Obligations. The obligations of the Members with respect to a Drag-Along Transaction are subject to the satisfaction of the conditions that:

(a) the proceeds of such Drag-Along Transaction are applied in accordance with this Agreement as in effect immediately prior to such Drag-Along Transaction; and

(b) upon the consummation of such Drag-Along Transaction, the holders of Common Units will receive the same form and amount of consideration per unit as each other holder of units of such class of Common Units (subject to the rights of eligible participants who participate in the Equity Incentive Plan), and each holder of Series A Preferred Units will receive the same form(s) and amount of consideration per unit as each other Series A Preferred Holder.

Section 8.3 Regulation D. If the Drag-Along Transaction is a transaction for which Regulation D may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Members shall, at the request of VSH, appoint a purchaser representative (as such term is defined in Rule 501 promulgated under

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Regulation D) reasonably acceptable to VSH. If any Member appoints a purchaser representative designated by VSH, the Company shall pay the fees of such purchaser representative, but if any Member declines to appoint the purchaser representative designated by VSH, such Member shall appoint another purchaser representative, and such Member shall be responsible for the fees of the purchaser representative so appointed. For purposes of this Section 8.3, “Regulation D” means Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act, or any successor rules and regulations thereto, as the same may be amended or supplemented from time to time.

ARTICLE IX

CONVERSION TO CORPORATION

Section 9.1 Conversion to Corporation in connection with a Qualified IPO.

(a) Notwithstanding anything to the contrary contained in this Agreement, if at any time the Company enters into a Qualified IPO initiated or otherwise approved by VSH pursuant to this Agreement, the Company shall convert to a corporation, or shall otherwise be reorganized, through member exchange, or otherwise, so that the Company becomes wholly owned by a corporation (in either such case, such new corporation is referred to herein as the “Visalus Corporation”), which such conversion or reorganization may be accomplished in the manner specified by the Management Board through one or more transactions or structures (which shall include each Member being permitted to contribute its Units, or its interest in the entity holding such Units, to the Visalus Corporation). The Company shall notify the Members (including at least twenty (20) days prior notice of the effectiveness of a registration statement under the Securities Act with respect thereto) of any such conversion or reorganization, and the Members and holders of Unit Equivalents will (a) cooperate with the Management Board in all respects in such conversion and enter into any transaction required to effect such conversion, (b) vote their Units in favor of any such transaction required to consummate such conversion, if requested by the Management Board and not exercise any dissenter’s rights or rights to seek an appraisal under Delaware law in connection with such conversion and (c) execute all agreements, documents and instruments reasonably required by a the Management Board consistent with this Section 9.1. The formation of the Visalus Corporation shall be done on a tax free basis to the Members and in a manner that protects the economic and governance rights of the Members, such that each Member shall retain the same economic interests in the Visalus Corporation as they held in the Company and shall continue to have the same relative rights, privileges, preferences, contractual and governance rights and obligations relating to such economic interests as they had relative to their economic interests in the Company and shall have the same voting rights, consent rights and covenant protections that they enjoy with respect to the Company.

(b) Conversion of Units. Upon such conversion, the Units will be converted into stock of the Visalus Corporation on the following terms:

(i) Series A Preferred Units. Pending the closing of such Qualified IPO, the Company’s outstanding Series A Preferred Units will be converted into shares of preferred stock of the Visalus Corporation having the same designations preferences, privileges or powers and relative, participating, optional or other special rights or qualifications, limitations

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or restrictions as those applicable to the Series A Preferred Units (other than as to matters that reflect inherent differences between corporate and limited liability company form) and upon the closing of such Qualified IPO, shall be converted common stock of the Visalus Corporation (“Common Stock”), mutatis mutandis, on the terms set forth in Sections 3.3 and 3.4 as if the Series A Preferred Units were converted into Common Units immediately prior to the conversion of the Company.

(ii) Common Units. Each Common Unit will be converted into one unit of Common Stock.

Section 9.2 Conversion to Corporation upon Election of VSH.

(a) Notwithstanding anything to the contrary contained in this Agreement, upon the written election of VSH, the Company shall convert to the Visalus Corporation, which such conversion or reorganization may be accomplished in the manner specified by VSH through one or more transactions or structures (which shall include each Member being permitted to contribute its Units, or its interest in the entity holding such Units, to the Visalus Corporation). The Company shall notify the Members (including at least twenty (20) days prior notice of the effectiveness of a registration statement under the Securities Act with respect thereto) of any such conversion or reorganization, and the Members and holders of Unit Equivalents will (a) cooperate in all respects in such conversion and enter into any transaction required to effect such conversion, (b) vote their Units in favor of any such transaction required to consummate such conversion, if requested, and not exercise any dissenter’s rights or rights to seek an appraisal under Delaware law in connection with such conversion and (c) execute all agreements, documents and instruments reasonably required and consistent with this Section 9.2. The formation of the Visalus Corporation shall be done on a tax free basis to the Members and in a manner that protects the economic and governance rights of the Series A Preferred Holders, such that each Member shall retain the same economic interests in the Visalus Corporation as they held in the Company and shall continue to have the same relative rights, privileges, preferences, contractual and governance rights and obligations relating to such economic interests as they had relative to their economic interests in the Company and shall have the same voting rights, consent rights and covenant protections that they enjoy with respect to the Company.

(b) Conversion of Units. Upon such conversion, the Units will be converted into stock of the Visalus Corporation on the following terms:

(i) Series A Preferred Units. The Company’s outstanding Series A Preferred Units will be converted into shares of preferred stock of the Visalus Corporation having the same designations, preferences, privileges or powers and relative, participating, optional or other special rights or qualifications, limitations or restrictions as those applicable to the Series A Preferred Units (other than as to matters that reflect inherent differences between corporate and limited liability company form).

(ii) Common Units. Each Common Unit will be converted into one unit of Common Stock with voting rights equivalent to the voting rights of the converted Common Unit.

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Section 9.3 Termination of Agreement. Upon conversion to corporate form pursuant to this Article, the rights and obligations of the Members under this Agreement shall terminate, except that the Visalus Corporation shall enter into an agreement with the Members which shall apply, mutatis mutandis, all of the provisions of this Agreement to the Visalus Corporation (except to the extent that the terms or provisions of such agreements are made expressly inapplicable following a Qualified IPO). Following a Qualified IPO, the provisions of this Agreement shall not be applicable to the Visalus Corporation except for Sections 10.6 and 10.10 hereof.

ARTICLE X

MISCELLANEOUS

Section 10.1 Resignation or Termination of Membership; Return of Capital. No Member may resign or terminate such Member’s membership in the Company and no Member shall have any right to distributions respecting such Member’s Units (upon withdrawal or resignation from the Company or otherwise) except as expressly set forth herein. No Member shall have the right to demand or receive property other than cash in return for such Member’s contribution.

Section 10.2 Books and Records. The Management Board shall cause the Company to keep true and correct books of account with respect to the operations of the Company and the Subsidiaries. Such books shall be maintained at the principal place of business of the Company or the Subsidiaries, as the case may be.

Section 10.3 Fiscal Year. The fiscal year of the Company and the Subsidiaries shall end on December 31st, unless otherwise determined by the Management Board.

Section 10.4 Taxation as a Partnership. Notwithstanding any provision of this Agreement to the contrary, the Members intend that the Company shall be treated as a partnership for federal, state and local tax purposes. Each Member agrees that neither it nor any Manager appointed by it pursuant hereto shall: (i) cause or permit the Company to be excluded from the provisions of Subchapter K of the Code under Section 761 of the Code or otherwise; or (ii) cause or permit the Company to file any election under Treasury Regulations Section 301.7701-3 (or successor provision) or any other election, document or form which would result in the Company being treated as an entity taxable as a corporation for federal, state or local income tax purposes.

Section 10.5 Tax Matters. Ryan Blair, or such other Member as is designated by the Management Board, shall be the “tax matters partner” of the Company. In acting as tax matters partner, with respect to any item arising in respect of any taxable year beginning on or after the date hereof, Ryan Blair shall be subject to the direction and control of the Management Board. The Company will furnish to the Members all information regarding the Company necessary to permit the Members to file their tax returns on a timely basis, including without limitation Schedule(s) K-1 for any taxable year not later than March 31st of the immediately succeeding year, unless the filing of the Company’s tax returns has been validly extended, in which case such
Schedule(s) K-1 shall be delivered not less than fifteen (15) days prior to the extended due date for filing. Notwithstanding anything herein to the contrary, neither the Company nor any

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Member or Manager shall, or shall cause or permit any Person to, make any election or otherwise take any action (or fail to take any action) which would result in the Company being taxed as a “corporation” for federal, state, local and, as applicable, foreign, tax purposes without the prior approval of the Management Board.

Section 10.6 Indemnification.

(a) No Liability.

(i) No Member or Manager shall be personally liable to the Company or other Members in acting on behalf of the Company or in its, his or her capacity as a Member or Manager, except as otherwise required by applicable law, provided that its, his or her actions or omissions did not constitute fraud, bad faith or willful misconduct. Notwithstanding the foregoing, in no event whatsoever shall VSH, any VSH Member Designee or any of its or their Affiliates have any liability hereunder in respect of its or their taking or failing to take any action under the IPA, any Ancillary Agreement or any other agreement between any such Person and the Company, other than as specifically provided in the IPA, any Ancillary Agreement or any such other agreement.

(ii) No Manager shall be personally liable for failure to perform in accordance with, or to comply with the terms and conditions of, this Agreement or for any other reason unless such failure to conform or to comply or such other reason constitutes fraud, bad faith, or willful misconduct by such Manager. A Manager shall be fully protected in relying in good faith upon information, opinions, reports or statements furnished by any Person as to matters the Manager reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care, including information, opinions, reports or statements as to the value and amount of assets, liabilities, profits or losses of the Company, the fair market value of the Company and/or any of its Subsidiaries, the valuation of transactions in which the Company engages or contemplates engaging, the reasonableness of the terms of a loan transaction, and any other facts pertinent to the existence and amount of assets from which a distribution to Members might properly be paid.

(b) Right to Indemnification. Subject to the limitations and conditions as provided in this Section 10.6, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person is or was a Member or Manager, was a party in an individual capacity to any document by which any of the transactions to which the Company and/or its Subsidiaries were a party were effected, or while a Member or Manager of the Company is or was serving at the request of the Company as a member, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be indemnified by the Company against all costs, fees and expenses, including reasonable attorneys’ costs and fees, the costs and expenses of investigation, and judgments and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such Member, Manager or such other

32

Person acted in good faith and in a manner in which such Member, Manager or such other Person reasonably believed to be in the best interests of the Company.

(c) Advance Payment. The right to indemnification conferred in this Section 10.6 shall include the right to be paid or reimbursed by the Company the reasonable costs, fees and expenses incurred by a Person who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such costs, fees and expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of such Person’s good faith belief that he has met the standard of conduct necessary for indemnification under this Section 10.6 and a written undertaking, by or on behalf of such Person, to promptly repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 10.6 or otherwise.

(d) Indemnification of Officers, Employees and Agents. In the discretion of the Management Board, the Company may indemnify and advance costs, fees and expenses to any officer, employee or agent of the Company to the same extent and subject to the same conditions under which it must indemnify and advance expenses to Members and Managers under Sections 10.6(b) and (c).

(e) Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Section 10.6, no Person shall be entitled to indemnification under this Section 10.6 if any such indemnification shall be determined to be contrary to applicable law or if it is determined by a court of competent jurisdiction that such Person is not entitled to indemnification because it, he or she (i) did not act in good faith or (ii) did not act in a manner that it, he or she reasonably believed to be in the best interests of the Company.

Section 10.7 Other Activities of Members and Managers. Subject to the terms of Section 10.10(b) below with respect to Management Members and to the terms that the Members and Managers have in any other agreements with the Company or any Subsidiary, the Members and their Affiliates may engage in and possess interests in other business ventures and investment opportunities. Subject to the terms of Section 10.10(b) below with respect to Management Members and to the terms that the Members and Managers have in any other agreements with the Company or any Subsidiary, neither the Company nor any other Member shall have any rights in or to such ventures or opportunities or the income or profits therefrom by reason of this Agreement.

Section 10.8 Termination. Subject to the other provisions of this Agreement (including Section 2.8), the Company shall dissolve at such time as is specified by the Management Board, including the affirmative vote of at least one VSH Manager Designee.

Section 10.9 Failure to Deliver Securities. If any Member or holder of a Unit Equivalent fails to deliver any interests to be acquired, Transferred or exchanged hereunder, the acquiror may elect to establish a segregated account in the amount of the price to be paid therefor, such account to be turned over to such Member or holders of a Unit Equivalent upon

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delivery of instruments Transferring the interests. If a segregated account is so established, the Company shall take such action as is appropriate to Transfer record title to the interests from such Member or holder of a Unit Equivalent to the acquiror. Each Member, and holder of a Unit Equivalent hereby irrevocably grants the Company a power of attorney to effectuate the purposes of this Section.

Section 10.10 Confidentiality; Nonsolicitation.

(a) Subject to VSH’s right, hereby granted, to disclose all necessary information in connection with a Drag-Along Transaction under Section 8.2, each Member and holder of a Unit Equivalent agrees that such Member or holder will not at any time, directly or indirectly, disclose or divulge any trade secrets or other proprietary or non-public information of a business, financial, marketing, technical or other nature pertaining to the Company or any Subsidiary, or make use, directly or indirectly, of any such information for any purpose other than as required in connection with the affairs of the Company, provided, however, that the foregoing agreement shall not apply to (i) information previously in the public domain through no fault of the Member or holder, (ii) information which the Member or holder is required by law to disclose or which is disclosed in any proceeding to enforce the obligations of one or more of the parties hereto or (iii) information provided to its auditors and the auditors of its Affiliates in connection with the preparation of its and its Affiliates’ audited financial statements and/or to its senior lenders or financial advisors, each subject to the execution of a customary non-disclosure agreement, and provided further that the foregoing shall not limit the ability of an Investor to disclose such information to such Series A Preferred Holder’s accountant or counsel, or to an officer, director, general or limited partner or member or manager of such Series A Preferred Holder, or to employees of such Series A Preferred Holder on a “need to know” basis, provided that such Series A Preferred Holder shall inform the recipient of the confidential nature of such information, and shall instruct the recipient to treat the information as confidential. Except as required by law, the Company and each Member agrees that it will not at any time, directly or indirectly, disclose that RAM or any Affiliate of RAM or any of Robert B. Goergen and his family (including without limitation Robert B. Goergen Jr. and Todd Andrew Goergen) are investors in the Company or are otherwise involved with the Company without the prior written approval of Todd Andrew Goergen.

(b) Each Member who is an employee of the Company or any of its Subsidiaries (each a “Management Member”) hereby agrees that for so long as he is employed by the Company or any Subsidiary of the Company (the “Term”) and for a period of one (1) year thereafter he will not, singly, jointly, or as an employee, agent or partner of any partnership or as an officer, agent, employee, director, stockholder (except of not more than five percent (5%) of the outstanding stock of any company listed on a national securities exchange or actively traded in the over-the-counter market) or investor in any other corporation or entity, or as a consultant, advisor, or independent contractor to any such partnership, corporation or entity, or in any other capacity, directly, indirectly or beneficially, (i) induce or attempt to induce any person who, on the date hereof or at any time during the Term, is an employee of the Company or any Subsidiary of the Company, to terminate his or her employment with the Company or such Subsidiary of the Company, except in the proper performance of his duties as an employee of the Company or such Subsidiary of the Company, during the Term; (ii) induce or attempt to induce any person

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who, on the date hereof or at any time during the Term, is an independent representative of the Company or any Subsidiary of the Company, to terminate his or her engagement with the Company or such Subsidiary of the Company, except in the proper performance of his duties as an employee of the Company or such Subsidiary of the Company, during the Term; or (iii) induce or attempt to induce any person, business, or entity which is a customer of the Company or any Subsidiary of the Company or which otherwise is a contracting party with the Company or any Subsidiary of the Company, as of the date hereof or at any time during the Term, to terminate or modify in any way adverse to the interests of the Company or any Subsidiary of the Company, any written or oral agreement or understanding with the Company or any Subsidiary of the Company, except in the proper performance of his duties as an employee of the Company or such Subsidiary of the Company, during the Term. The Company and each Management Member agree that the covenants set forth in this Section 10.10(b) have been negotiated in connection with the IPA and with advice of counsel and the parties hereto agree that these covenants should and shall be enforced to the fullest extent permitted by law. Accordingly, if in any judicial or similar proceeding a court or any similar judicial body shall determine that such covenant is unenforceable because it covers too extensive a geographical area or survives too long a period of time, or for any other reason, then the parties intend that such covenant shall be deemed to cover only such maximum geographical area and maximum period of time and shall otherwise be deemed to be limited in such manner as will permit enforceability by such court or similar body.

Section 10.11 Exercise of Contractual Rights. The Company, its Members and the holders of Unit Equivalents recognize, acknowledge and agree that each of the Members has substantial financial interests in the Company to preserve and that the exercise by them of any of their respective rights under this Agreement or any of other agreements contemplated hereby shall not, per se, be deemed to constitute a lack of good faith, a breach of fiduciary duties or unfair dealing.

Section 10.12 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the Members, the Managers, and the holders of Unit Equivalents and their respect successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any Member and holder of Unit Equivalents shall hold such interest subject to all of the terms and provisions of this Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of any Member or holder of a Unit Equivalent, or any creditor of the Company other than a Member or holder of a Unit Equivalent who is such a creditor of the Company but only in its capacity as a Member or a holder of a Unit Equivalent.

Section 10.13 Waivers, Amendments, Etc. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and VSH. Any such amendment, waiver, discharge or termination shall be binding on the Company, all Series A Preferred Holders and all Common Holders and each of their respective successors and assigns; provided, however, that any such amendment, waiver, discharge or termination of this Agreement that adversely affects the rights or obligations of holders of any class or series of the Company’s membership interests in a manner different from its effect upon other holders of such class or series must be approved by a majority in interest of

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such differently affected holders. Notwithstanding the foregoing, amendments merely to update Exhibit A and Schedule A hereto shall not be subject to this Section 10.13.

Section 10.14 Notices. All notices under this Agreement shall be in writing. Any notice shall be deemed to have been duly given if delivered personally, mailed first class, or sent by nationally recognized overnight delivery service, to the parties hereto at the addresses set forth on Exhibit A or to such other address as to which a party hereto shall have given notice hereunder.

Section 10.15 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware.

Section 10.16 Counterparts. This Agreement may be executed in any number of counterparts, and with counterpart signature pages (which may be by facsimile copies), all of which together shall for all purposes constitute one Agreement, binding on the Company, all the Members and holders of Unit Equivalents notwithstanding that not all Members or holders of Unit Equivalents have signed the same counterpart.

Section 10.17 Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

Section 10.18 No Strict Construction. The Members have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

Section 10.19 Enforceability, etc. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

Section 10.20 Arbitration. Any dispute arising from, or relating to this Agreement, except for specific performance or other equitable remedy sought by a party in connection with said dispute, shall be submitted to binding arbitration in New York, New York in accordance with the rules of the American Arbitration Association. Each party will initially be responsible for its own costs in connection with such arbitration, provided that the arbitrators shall include in their award reimbursement of such costs (including reasonable attorneys’ fees) incurred by the

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party in whose favor the award is rendered and consistent with the provisions hereof. The award rendered to such arbitration shall be binding, and judgment on such award may be entered in any court of competent jurisdiction.

ARTICLE XI

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following respective meanings:

“Act” shall have the meaning set forth in the Introduction.

“Adjustment Date” shall mean the last day of each Fiscal Year or any other date that the Managers determine to be appropriate for an interim closing of the Company’s books.

“Affiliate” shall mean, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise. Anything to the contrary herein notwithstanding, for purposes hereof, Ropart Asset Management Fund, LLC and Ropart Asset Management Fund II, LLC shall not be deemed to be “Affiliates” of VSH or of the Affiliates of VSH.

“Agreement” shall have the meaning set forth in the Preamble.

“Annual Budget” shall have the meaning specified in Section 6.1(c).

“Blyth” shall have the meaning specified in Section 1.4.

“Capital Account” shall have the meaning specified in Section 4.1.

“Capital Contributions” shall mean, with respect to a Member, the cash and the fair market value of any property contributed by such Member to the Company.

“Cause” shall mean “means termination of a Class B Common Holder’s employment by the Company due to such holder (a) appropriating to his or her personal use funds, rights, or property of the Company; (b) violating any of the covenants contained in Section 10.10(b) of this Agreement; (c) conviction of a felony, or of a misdemeanor involving moral turpitude; (c) materially failing to discharge his or her duties and responsibilities and failing or refusing to correct such failings within 30 days of notice from his or her superior; or (d) engaging in any act of dishonesty in the performance of his or duties or responsibilities.

“Certificate of Value” shall mean a certificate of value setting forth the fair value of a Class B Common Unit, as determined by the Management Board, which shall be final and binding upon each Class B Common Holder and his or her Permitted Transferees.

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“Change in Control Transaction” shall mean (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions, including, without limitation, any sale of membership interests (but excluding any such sale for capital raising purposes), reorganization, merger or consolidation, other than transactions in which the holders of the outstanding voting securities of the Company immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of units in the Company held by such holders prior to such transaction, greater than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions, and (ii) the acquisition in a transaction or series of related transactions by a single person or entity of such number of units of the Company which results in such person or entity (in each case, together with its Affiliates) owning fifty percent (50%) or more of the outstanding voting securities of the Company immediately after such acquisition; provided, that in no event shall this definition include the transactions contemplated by the IPA.

“Class A Common Units” shall mean any Unit having the rights of the Class A Common Units specified herein and any Units of equity interests into which any of the same shall have been converted or exchanged.

“Class A Common Holders” shall mean the holders of any Class A Common Units.

“Class B Common Units” shall mean any Unit having the rights of the Class B Common Units specified herein and any Units of equity interests into which any of the same shall have been converted or exchanged.

“Class B Common Holders” shall mean the holders of any Class B Common Units. Each Class B Common Unit Holder shall be treated as a full owner of all of his or her Class B Common Units, unless and until such units are forfeited pursuant to the holder’s agreement with the Company, if any, controlling the award, vesting and/or forfeiture of such units.

“Class B Purchase Option” shall have the meaning specified in Section 7.5(b).

“Class B Purchase Option Notice” shall have the meaning specified in Section 7.5(b).

“Closing Date” shall mean December 5, 2005.

“Co-Sale Election Notice” shall have the meaning specified in Section 7.4.

“Co-Sale Right Holder” shall have the meaning specified in Section 7.4.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Holders” shall mean the holders of any Common Units.

“Common Stock” shall have the meaning specified in Section 9.1(b)(i).

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“Common Units” shall mean any Unit having the rights of the Common Units specified herein and any Units of equity interests into which any of the same shall have been converted or exchanged.

“Company” shall have the meaning specified in the Preamble.

“Compensation Committee” shall have the meaning specified in Section 2.6(b).

“Dilutive Convertible Securities” shall have the meaning specified in Section 3.4(d).

“Dilutive Transaction” shall have the meaning specified in Section 3.4(c).

“Drag-Along Transaction” shall have the meaning specified in Section 8.1.

“Drag-Along Triggering Parties” shall have the meaning set forth in Section 8.1.

“Equity Incentive Plan” shall mean the Equity Incentive Plan which the Company adopted on May 7, 2007, for the benefit of select independent representatives of the Company.

“Excluded Units” shall mean Units issued in connection with Exempt Issuances.

“Exempt Issuances” shall have the meaning specified in Section 3.4(j).

“Family Group” shall mean, with respect to any natural Person, (i) such Person, (ii) the spouse and issue of such Person (whether natural or adopted), (iii) the parents of such Person (whether natural or adopted), (iv) the siblings of such Person (whether natural or adopted), (v) the descendants of such Person (whether natural or adopted), (vi) the nieces and nephews of such Person, and (A) any one or more trusts solely for the benefit of any one or more of the Persons described in clause (i) through clause (v) above or (B) any one or more other entities (including limited liability partnerships, limited liability companies, limited partnerships or other entities) all of whose beneficial owners are Persons described in clauses (i) through (v) above.

“Fiscal Month” shall have the meaning specified in Section 6.1(b).

“Fully Diluted Basis” shall mean the number of units of Common Units, calculated on a pro forma basis, assuming the conversion and exchange of all securities convertible into or exchangeable for units of Common Units, and the exercise of all options, warrants and other rights to purchase units of Common Units or such convertible or exchangeable securities, including, without limitation, the Series A Preferred Units (all on an as exercised and as converted basis).

“Fully-Exercising Holder” shall have the meaning specified in Section 3.5(b)(i)(2).

“GAAP” shall have the meaning specified in Section 6.1(a).

“Independent Manager Designee” shall have the meaning set forth in Section 2.3(d).

“IPA” shall have the meaning specified in Section 1.4.

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“Liquidation Event” shall mean (i) a Change in Control Transaction or (ii) a sale or other conveyance of all or substantially all of the assets of the Company, by means of a transaction or series of related transactions.

“Management Board” shall have the meaning specified in Section 2.5(a).

“Management Member” shall have the meaning specified in Section 10.10(b).

“Managers” shall have the meaning specified in Section 2.1.

“Member” shall mean each Person who has signed this Agreement and is designated as a Member on Exhibit A to this Agreement (as such Exhibit A may be amended from time to time), including any Person who is admitted as a Member after the date hereof in accordance with this Agreement. Each Member shall constitute a “member” of the Company for purposes of the Act.

“Net Aggregate Consideration” shall have the meaning specified in Section 3.4(d)(i).

“Net Profit” shall mean, with respect to any fiscal period, the excess, if any, of (i) the aggregate income and gains realized during such fiscal period by the Company from operations over (ii) all expenses and losses incurred during such fiscal period by the Partnership.

“Original Purchase Price” means, with respect to a Series A Preferred Unit, $0.115, except in the case of a Series A-1 Preferred Unit, as to which the term “Original Purchase Price shall mean $[            ].

“Permitted Transfer” shall mean any Transfer by a Member of:

(i) in the case of a Common Holder, (A) Common Units to the Company in connection with the exercise of options or purchase of Common Units under the Company’s equity compensation plans approved by the Management Board and/or (B) Units to the Company or its designee pursuant to an agreement approved by the Management Board (including the approval of one VSH Manager Designee);

(ii) in the case of any Member who is an individual, all or any of his or her Units to a member of such Members’ Family Group; and

(iii) in the case of a Member that is not an individual, and only in the case of a liquidation or dissolution, Units to a partner, member, stockholder, advisory board member, Affiliate or trust or liquidating trust for the benefit of any of the foregoing;

provided, in each case (i) - (iii), that such transferee(s) agrees in writing to be bound by this Agreement by executing a Joinder Agreement in form and substance satisfactory to the Company (each such transferee described in clauses (i) through (iii), a “Permitted Transferee”). Notwithstanding anything to the contrary in this Agreement or any failure to execute a Joinder Agreement as contemplated hereby, Permitted Transferees shall take any Units or Preferred Units, as the case may be, so Transferred subject to all provisions of this Agreement as if such Units or Preferred Units still were held by the transferor, whether or not they so agree with the transferor and/or the Company. For the avoidance of doubt, it is understood and agreed that any

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Permitted Transferee of a Common Holder shall be considered a Common Holder for all purposes hereof from and after such Transfer (but only with respect to the Common Units transferred). Likewise, any Permitted Transferee of a Series A Preferred Holder shall be considered a Series A Preferred Holder for all purposes hereof from and after such Transfer (but only with respect to the Series A Preferred Units transferred).

“Period” shall mean, for the first Period, the period commencing on the date of this Agreement and ending on the next Adjustment Date, and thereafter, shall mean the Period commencing on the day after an Adjustment Date and ending on the next Adjustment Date.

“Person” shall mean any natural person, corporation, limited liability company, partnership, trust or other entity.

“Preemptive Rights Notice” shall have the meaning specified in Section 3.5(b)(i).

“Proceeding” shall have the meaning specified in Section 10.6(b).

“Public Offering” shall mean a registered, underwritten public offering of shares of common stock of the Visalus Corporation.

“Purchase Offer” shall have the meaning specified in Section 7.2.

“Purchase Price” shall have the meaning specified in Section 3.4(c).

“Qualified IPO” shall mean Public Offering with aggregate offering proceeds of $25,000,000 or more and a price per share to the public of at least three times the Series A Conversion Price that is then applicable to the Series A-1 Preferred Units.

“Quality Control Plan shall mean the “Quality Control Plan” as defined in the IPA, but shall include the practices, policies and procedures that are set forth in the compliance manual that is adopted by the Company as contemplated by the Quality Control Plan.

“RAM” shall mean Ropart Asset Management Fund, LLC, a Delaware limited liability company.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of the date hereof, by and among the Company and VSH.

“Regulation D” shall have the meaning specified in Section 8.3.

“Required Series A Holders” shall have the meaning specified in Section 2.8.

“Resignation Notice” shall have the meaning specified in Section 2.4.

“Sale Price” shall have the meaning specified in Section 7.2.

“Sale Units” shall have the meaning specified in Section 7.2.

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“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Member” shall have the meaning specified in Section 7.2.

“Seller’s Notice” shall have the meaning specified in Section 7.2.

“Series A Conversion Price” shall have the meaning specified in Section 3.3.

“Series A Preferred Holder” shall mean the holder of a Series A Preferred Unit.

“Series A Preferred Unit Issuance Date” shall have the meaning specified in Section 3.4(a).

“Series A Preferred Units” shall mean any Unit having the rights of the Series A Preferred Units specified herein and any Units of equity interests into which any of the same shall have been converted or exchanged.

“Subsequent Financing Transaction” shall mean any financing transaction the primary purpose of which is to raise capital for the Company that is entered into by the Company after the Closing Date.

“Subsidiary” shall mean any corporation, limited liability company, partnership or other entity of which the Company, directly or indirectly, holds a majority of the voting stock or voting power, or a majority of the capital, profits or other economic interests therein, and shall include, without limitation, FVA and PathConnect.

“Tax Distributions” shall have the meaning specified in Section 5.1.

“Term” shall have the meaning specified in Section 10.10(b).

“Transfer” shall mean any sale, pledge, gift, assignment, distribution, hypothecation, mortgage or other transfer of any Unit or Unit Equivalent, or any legal or beneficial interest therein.

“Treasury Regulations” shall mean the regulations of the U.S. Treasury Department issued pursuant to the Code.

“Unit” shall mean an equity interest in the Company including, without limitation, any Series A Preferred Unit or Common Unit.

“Unit Equivalents” shall mean any Unit or other equity interest or security convertible into or exchangeable for Units or any right, warrant or option to acquire Units or such convertible or exchangeable Units, equity interests or securities.

“Unreturned Capital Contributions” shall mean, with respect to a holder of Series A Preferred Units, the Capital Contributions of such holder in respect of its Series A Preferred Units less any distribution of cash or property to such Member pursuant to Section 5.2(a).

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“VSH” shall have the meaning specified in Section 1.4.

“VSH Manager Designees” shall have the meaning specified in Section 2.3(b)(i).

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IN WITNESS WHEREOF, the Company and the other parties hereto have signed and sworn to this Agreement as of the date first above written.

VISALUS HOLDINGS, LLC

By:
Name:
Title:

Ryan Blair

Blake Mallen

Nick Sarnicola

ROPART ASSET MANAGEMENT FUND, LLC

By:	ROPART ASSET MANAGEMENT, LLC

By:
Name:	Todd Goergen
Title:	Manager

ROPART ASSET MANAGEMENT FUND II, LLC

By:	ROPART ASSET MANAGEMENT II, LLC

By:
Name:	Todd Goergen
Title:	Manager

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EXHIBIT A

Name and Address of Member

Name	Address
Ryan Blair	6300 Wilshire Boulevard, Suite 1400 Los Angeles, CA 90048
Blake Mallen	6300 Wilshire Boulevard, Suite 1400 Los Angeles, CA 90048
Nick Sarnicola	6300 Wilshire Boulevard, Suite 1400 Los Angeles, CA 90048
Ropart Asset Management Fund, LLC	One East Weaver Street Greenwich, CT 06831
Ropart Asset Management Fund II, LLC	One East Weaver Street Greenwich, CT 06831

Schedule A

Register of Capital Accounts and Unit Ownership

Series A Preferred Units

Name of Member	Number of Units	Initial Capital Account	Date of Issuance
Ropart Asset Management Fund, LLC	13,043,478	$1,500,000	December 5, 2005
Ropart Asset Management Fund II, LLC

Common Units

Name of Member	Number of Units	Class	Initial Capital Account	Date of Issuance
Ryan Blair	13,043,478	A	$100	December 5, 2005
Blake Mallen	13,043,478	A	$100	December 5, 2005
Nick Sarnicola	13,043,478	A	$100	December 5, 2005

EXHIBIT B

Certificate of Value

In accordance with Section 7.5 of the Third Amended and Restated Operating Agreement of ViSalus Holdings, LLC effective as of             , 2008, the Management Board hereby determines that the fair value per Class B Common Unit is $0. The undersigned member of the Management Board certifies that this determination was made in good faith.

Dated: As of

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EXHIBIT C

Form of Opinion of Counsel to the Company

Jones Day Draft of July 28, 2008

July [    ], 2008

Blyth VSH Acquisition Corporation

One East Weaver Street

Greenwich, Connecticut 06831-5118

Re: Membership Interest Purchase Agreement

Ladies and Gentlemen:

We have acted as special counsel for ViSalus Holdings, LLC, a Delaware limited liability company (“Company”), in connection with the Membership Interest Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), among the Company, Blyth, Inc., a Delaware corporation (“Parent”), Blyth VSH Acquisition Corporation, a Delaware corporation (“Blyth”) and all of the Members of the Company (each a “Seller” and collectively “Sellers”). This opinion letter is delivered to you pursuant to Section [2.1(a)] of the Purchase Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Purchase Agreement. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent, if any, otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed necessary for the purposes of such opinions. We have examined, among other documents, the following:

(1) an executed copy of the Purchase Agreement;

(2) an executed copy of the Third Amended and Restated Limited Liability Company Agreement of the Company;

(3) the Officer’s Certificate of the Company delivered to us in connection with this opinion letter, a copy of which is attached hereto as Exhibit A (the “Officer’s Certificate”);

(4) a copy of the [Certificate of Formation] of the Company, and all amendments thereto, certified by the Secretary of State of the State of Delaware on July [    ], 2008 and certified to us by an officer of Holdings as being complete and correct and in full force and effect as of the date hereof;

(5) a copy of the Second Amended and Restated Limited Liability Company Agreement of Holdings, dated as of December 31, 2006, certified to us by an officer of Holdings as being complete and correct and in full force and effect as of the date hereof; and

Jones Day Draft of July 28, 2008

(6) a copy of a certificate, dated July [    ], 2008, of the Secretary of State of the State of Delaware as to the existence and good standing of Company, in the State of Delaware as of such date.

The documents referred to in items (1) through (2) above, inclusive, are referred to herein collectively as the “Documents.” The organizational document described in item (4) above is referred to herein as a “Certified Organizational Document” and the certificate described in item (6) above is referred to herein as a “Good Standing Certificate.”

In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of the Company with their covenants and agreements contained therein. In connection with the opinion expressed in the first sentence of paragraph (a) below, we have relied solely upon the Good Standing Certificate as to the factual matters and legal conclusions set forth therein.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(a) The Company is a limited liability company existing in good standing under the laws of the State of Delaware as of the date of the Good Standing Certificate. The Company has the limited liability company power and authority to enter into and to incur and perform its obligations under the Documents.

(b) The execution and delivery to Parent and Blyth by the Company of the Documents, and the performance by the Company of its obligations thereunder, have been authorized by all necessary limited liability company action by, and, if applicable, member action in respect of, the Company. Each Document has been duly executed and delivered on behalf of the Company.

The opinions set forth above are subject to the following qualifications and limitations:

(A) To the extent it may be relevant to the opinions expressed herein, we have assumed that the parties to the Documents (other than the Company) have the power to enter into and perform such documents and to consummate the transactions contemplated thereby and that such documents have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of, such parties.

(B) The opinions expressed herein are limited to (i) the federal laws of the United States of America, and (ii) to the extent relevant to the opinions expressed in paragraphs (a) and (b) above, the Delaware Limited Liability Company Act.

Jones Day Draft of July 28, 2008

Our opinions are limited to those expressly set forth herein, and we express no opinions by implication. This opinion letter speaks only as of the date hereof and we have no responsibility or obligation to update this opinion letter, to consider its applicability or correctness to any person or entity other than its addressee, or to take into account changes in law, facts or any other developments which we may later become aware.

The opinions expressed herein are solely for the benefit of the addressee hereof in connection with the transaction referred to herein and may not be relied on by such addressee for any other purpose or in any manner or for any purpose by any other person or entity.

Very truly yours,

Exhibit A

VISALUS HOLDINGS, LLC

OFFICER’S CERTIFICATE

July     , 2008

The undersigned officer of ViSalus Holdings, LLC, a Delaware limited liability company (the “Company”), hereby certifies, as of the date hereof in connection with the execution, delivery and performance by the Company of the Membership Interest Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), among the Company, Blyth, Inc., a Delaware corporation, Blyth VSH Acquisition Corporation, a Delaware corporation and all of the Members of the Company, the consummation of the transactions contemplated thereby and the opinion of Jones Day (the “Opinion”) delivered in connection therewith, as follows (capitalized terms used herein and defined in the Opinion shall have the meanings given to such terms in the Opinion):

The nature of the Company’s business and properties, and the purpose of the Company, is to hold the capital stock of the Borrower, the membership interests of PathConnect, LLC, and certain intellectual property. The Company is not engaged in any activity or business, and does not own any properties, not permitted pursuant to those provisions of its Certificate of Formation or Limited Liability Company Agreement, as amended, specifying the nature of the Company’s business and the purposes of the Company. The Company does not engage or propose to engage in any industry or business or activity, or own any property or asset, that causes or would cause it to be subject to special local, state or federal regulation not applicable to business organizations generally (including, without limitation, those regulations applicable only to banks, savings and loan institutions, insurance companies, public utilities or investment companies).

To the best knowledge of the Company (i) no proceeding is pending in any jurisdiction for the dissolution or liquidation of the Company, and the Company has not filed any certificate or order of dissolution, (ii) no event has occurred that has adversely affected the good standing of the Company under the laws of the state of its formation, and the Company has paid all taxes currently due, if any, and taken all other action required by state law to maintain such good standing and (iii) no grounds exist for the revocation or forfeiture of the Company’s Certificate of Formation and Limited Liability Company Agreement.

Jones Day may rely upon the accuracy of all factual representations and warranties of the Company contained in the Documents, in this Officer’s Certificate and in all documents and certificates referred to therein or delivered in connection therewith.

[Signature page follows.]

Jones Day Draft of July 28, 2008

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first above written.

VISALUS HOLDINGS, LLC

By:
Name:
Title:

[Signature page to Holdings Officer’s Certificate - Jones Day Legal Opinion]

EXHIBIT D

Form of Non-Competition Agreement

This NON-COMPETITION AGREEMENT (this “Agreement”), dated as of             , 2008, by and between BLYTH VSH ACQUISITION CORPORATION, a Delaware corporation (the “Buyer”), and [                    ], an individual residing at [                    ] (the “Covenantor”). Capitalized terms used herein without definitions shall have the meaning set forth in the Purchase Agreement (as defined herein).

RECITALS

WHEREAS, the Buyer, Parent, the Sellers (including, without limitation, the Covenantor) and the Company have entered into the Purchase Agreement, pursuant to which, subject to the terms and conditions set forth therein, the Buyer has agreed to purchase from the Sellers all of the Sellers’ ownership interests in the Company, and the Sellers have agreed to sell all of their ownership interests in the Company to the Buyer in exchange for the purchase price described in Section 2.2 of the Purchase Agreement.

WHEREAS, the goodwill of the Company and its Business is a critical and material asset being purchased by the Buyer from the Sellers in connection with the purchase of all of the Sellers’ ownership interests in the Company, and the Buyer will not be able to conduct its business with the Company without Covenantor agreeing to and complying with the non-competition and nonsolicitation covenants set forth in this Agreement.

WHEREAS, as a material inducement to the Buyer to enter into the Purchase Agreement and the other Documents and to consummate the transactions contemplated thereby, the Covenantor has agreed to the non-competition and non-solicitation covenants set forth in this Agreement.

WHEREAS, the Covenantor acknowledges and agrees that the Buyer and Parent would not consummate the transactions contemplated by the Purchase Agreement and the other Documents without the covenants of the Covenantor contained herein, which are a material and integral condition to the consummation of the transactions contemplated by the Purchase Agreement and the other Documents.

WHEREAS, the Covenantor recognizes that the provisions of this Agreement are reasonable and necessary for the protection of the Business and that the Buyer, Parent, and their Affiliates would be irreparably damaged by a breach of this Agreement by the Covenantor.

NOW, THEREFORE, in consideration of these premises, the covenants contained herein and other good and valuable consideration, the Parties hereto agree as follows:

1. In consideration of the payment by the Buyer of the purchase price described in Section 2.2 of the Purchase Agreement, and subject to subsection (g) below:

(a) The Covenantor acknowledges that, in the course of his ownership of an equity interest in the Company and his employment by the Company, he has become familiar with the Company’s and its Affiliates and their predecessors’ trade secrets and with other confidential information concerning the Business, the Company, its Affiliates and their respective predecessors, as the case may be. The Covenantor acknowledges that the Buyer is purchasing the goodwill of the Company and its Business, and would be immeasurably damaged by a breach of this Agreement. During the Non-Compete Period, the Covenantor shall not, and shall use his best efforts to cause his

Affiliates not to, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business within any Restricted Territory that is competitive with the businesses, products and/or services of the Company, its Affiliates or the Business as such businesses, products and/or services exist or are in the process of being formed or acquired as of the Preferred Interest Closing Date. The Buyer and the Covenantor acknowledge that the nature and scope of the Business is national. As used in this Agreement, the term “Restricted Territory” means (A) the States of California and Michigan; (B) any other state in the continental United States; (C) Alaska and Hawaii; and (D) any other territory or possession of the United States.

Nothing herein shall prohibit the Covenantor from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Covenantor has no active participation in the business of such corporation.

(b) During the Non-Compete Period, the Covenantor shall not, directly or indirectly through another Person:

(i) induce or attempt to induce (1) any employee of the Company or any Affiliate of the Company or (2) any individual who has contracted with the Company or any Affiliate to serve as an independent sales consultant (each, a “Sales Consultant”) to leave the employ of, or service to, the Company or such Affiliate, or in any way interfere with the relationship between the Company or such Affiliate, on the one hand, and any employee or Sales Consultant thereof, on the other hand;

(ii) solicit to either hire or enter into a service relationship with any person who is or was (1) an employee of the Company or one of its Affiliates or (2) a Sales Consultant of the Company or one of its Affiliates, until six (6) months after such individual’s employment or service relationship with the Company or such Affiliate has been terminated;

(iii) solicit, induce or attempt to solicit or induce any customer, supplier, licensee or other business relation of the Company or any Affiliate to cease or reduce doing business with the Company or such Affiliate, or in any way interfere or attempt to interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any such Affiliate, on the other hand; or

(iv) accept, solicit or attempt to solicit orders for the sale of products or the provision of services which are similar to the products sold by, or the services offered by, the Company and/or any of its Affiliates on or prior to the Closing Date (whether or not from current or prospective customers of the Company or any such Affiliate).

(c) If, at the time of enforcement of this Agreement, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect the Buyer to the greatest extent possible under applicable law from improper competition. The Parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Agreement and that the Buyer and its Affiliates would be irreparably damaged if the Covenantor were to breach the covenants set forth in this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Buyer, its Affiliates or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this

Agreement (without posting a bond or other security) or require the Covenantor to account for and pay over to the Buyer all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein in this Agreement, if and when final judgment of a court of competent jurisdiction is so entered against the Covenantor. The Covenantor agrees not to claim that the Buyer and/or its Affiliates or their respective successors and assigns have adequate remedies at law for a breach of this Agreement, as a defense against any attempt to obtain the equitable relief described in this subsection (c).

(d) The Covenantor hereby agrees and acknowledges that the covenants made by the Covenantor in this Agreement shall be separate and apart from the covenants restricting solicitation made by the Covenantor in Section 7 of the Employment Agreement.

(e) The Covenantor represents and warrants that while the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Business, the Company and any of its Affiliates, he nevertheless acknowledges that he has received and will receive sufficient consideration and other benefits hereunder to clearly justify such restrictions which, in any event (given his or her education, skills and ability), the Covenantor represents and warrants will not prevent him from otherwise earning a living. The Covenantor agrees and acknowledges that (i) the Buyer has required that each he make the covenants set forth in this Agreement as a condition to the Buyer’s obligations to consummate the transactions contemplated by the Purchase Agreement; (ii) the provisions of this Agreement are reasonable and necessary to protect and preserve the Business, and (iii) the transactions contemplated by the Purchase Agreement involve the sale of all of the Covenantor’s ownership interest in the Company, within the meaning of California Business and Professions Code §16601, and the Covenantor has been advised by his own independent counsel that the provisions of this Agreement will be enforceable.

(f) The Covenantor shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions (but no other terms of this Agreement), prior to the commencement of that employment.

(g) This Section 1 shall be void ab initio if the Covenantor does not receive as of the Fourth Closing Date at least $10,000,000 in aggregate gross (i.e., pre-tax) purchase price from all of the closings contemplated by the Purchase Agreement; provided, however, that if such aggregate purchase price is less than $10,000,000, the Company or one of its Affiliates may separately pay the Covenantor a lump sum gross (i.e., pre-tax) amount on the Fourth Closing Date equal to the difference between $10,000,000 and such aggregate purchase price paid to the Covenantor, in which event this Section 1 and the covenants contained herein shall be in full force and effect. The Covenantor acknowledges and agrees that receipt of such payment may have different tax consequences than receipt of purchase price, and he expressly holds the Company and its Affiliates harmless for any such adverse tax treatment.

2. Definitions. In addition to the words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context clearly requires otherwise:

“Affiliate” has the meaning assigned to such term in Article XIII of the Purchase Agreement.

“Business” means [INSERT DESCRIPTION OF BUSINESS].

“Buyer” has the meaning assigned to such term in the preamble of this Agreement.

“Covenantor” has the meaning assigned to such term in the preamble of this Agreement.

“Documents” means all exhibits, annexes and other documents ancillary to or otherwise incorporated into, the Purchase Agreement.

“Employment Agreement” means the employment agreement by and between the Covenantor and [FVA Ventures, Inc.], dated as of even date herewith.

“Fourth Closing Date” has the meaning assigned to such term in Section XIII of the Purchase Agreement.

“Non-Compete Period” means the period commencing on the Fourth Closing Date, and ending on the fifth anniversary of the Fourth Closing Date, so long as Buyer or any person deriving title to the goodwill or ownership interest in the Company from Buyer carries on a like business within the Restricted Territory.

“Parent” has the meaning assigned to such term in the preamble of the Purchase Agreement.

“Parties” means the Buyer and the Covenantor.

“Person” has the meaning assigned to such term in Article XIII of the Purchase Agreement.

“Restricted Territory” has the meaning assigned to such term in Section 1(a) hereof.

“Purchase Agreement” means that certain Membership Interest Purchase Agreement entered into by and among the Buyer, Parent, the Company and the Sellers dated as of the date hereof.

“Sellers” has the meaning assigned to such term in the preamble of the Purchase Agreement.

3. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties (which shall not be unreasonably withheld or delayed); provided, however, that Parent and the Buyer each may (i) assign any or all of its respective rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its respective obligations hereunder (in any or all of which cases Parent and/or the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), (iii) collaterally assign any or all of its respective rights and interests hereunder to one or more lenders of Parent and/or the Buyer, (iv) assign its respective rights hereunder in connection with the sale of all or substantially all of its business or assets (whether by merger, sale of stock or assets, recapitalization or otherwise), and (v) merge any of the Affiliates with or into Parent and/or the Buyer or one of their respective Affiliates.

(b) Entire Agreement. This Agreement, the Purchase Agreement and the other Documents constitute the entire agreement among the Parties and supersede any prior correspondence or documents evidencing negotiations between the Parties, whether written or oral, and all understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter of any Document.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(d) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient, telecopied to the intended recipient at the telecopy number set forth therefor below provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or one (1) business day after deposit with a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to the Covenantor, to him/her in accordance with the notice provisions of the Purchase Agreement.

If to the Buyer, in accordance with the notice provisions of the Purchase Agreement.

(e) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles that would require the application of any other law.

(f) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation.

(g) Amendment and Waiver. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Covenantor. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(h) Jurisdiction an Venue: Service of Process.

(i) Each of the Parties hereby irrevocably and unconditionally submit, for themselves and their property, to the non-exclusive jurisdiction of any New York State court located in New York County or federal court of the United States of America sitting in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and the Buyer and the Covenantor hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Parties irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii) Each of the Parties irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State court or federal court of the United States of America sitting in the State of New York and any appellate court from any thereof.

(iii) Notwithstanding clauses (i)-(ii), the Parties intend to and hereby confer jurisdiction to enforce the covenants contained in this Agreement upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold such covenants wholly or partially invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Parties that such determination not bar or in any way affect the Buyer’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(iv) The Parties further agree that the mailing by certified or registered mail, return receipt requested to both (A) such other Party and (B) counsel for such other Party (or such substitute counsel as such Party may have given written notice of prior to the date of such mailing), of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law. Notwithstanding the foregoing, if and to the extent that a court holds such means to be unenforceable, each of the Parties’ respective counsel (as referred to above) shall be deemed to have been designated agent for service of process on behalf of its respective client, and any service upon such respective counsel effected in a manner which is permitted by New York law shall constitute valid and lawful service of process against the applicable Party.

(i) Severability. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(j) Waiver of Jury Trial. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE

PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

(k) Third-Party Beneficiary. The Parties agree and acknowledge that Parent is intended to be a third Party beneficiary of this Agreement.

* * * *

IN WITNESS WHEREOF, the Parties have executed this Non-Competition Agreement as of the date first above written.

BUYER:

BLYTH VSH ACQUISITION CORPORATION

By:
Name:
Title:

COVENANTOR:

[ ], individually

EXHIBIT E

Form of Employment Agreement

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of July     , 2008 (the “Agreement”), is between [FVA VENTURES, INC.], a [California] corporation (the “Company”), and [                            ] (the “Executive”).

WHEREAS, the execution and delivery of this Agreement by the Company and the Executive is a condition to the closing of the transaction contemplated by the Membership Interest Purchase Agreement dated as of July     , 2008 (as the same may be amended or otherwise modified from time to time, the “Purchase Agreement”), among Blyth, Inc., a Delaware corporation (“Blyth”). Blyth VSH Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Blyth (“Acquisition”). ViSalus Holdings, LLC, a Delaware limited liability company and parent of the Company (“Holdings”), and the members of Holdings named therein (including the Executive);

WHEREAS, effective as of the Preferred Interest Closing Date (as defined in the Purchase Agreement), this Agreement shall supersede and replace any prior employment arrangement and/or agreement (the “Prior Employment Relationship”) that the Executive has or had with the Company, Holdings and/or their respective Affiliates;

WHEREAS, the Company is engaged in the business of [Insert description of the Business] (the “Business”); and

WHEREAS, as a result of his current and prior employment with the Company, the Executive is familiar with confidential information and trade secrets associated with the Business, all of which are being acquired by Acquisition pursuant to the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.	Employment.

The Company shall employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Preferred Interest Closing Date and ending as provided in Section 4 (the “Employment Period”).

Section 2.	Position and Duties.

(a) During the Employment Period, the Executive shall serve as the [JOB TITLE] of the Company and each of its subsidiaries and shall have the usual and customary duties, responsibilities and authority of a [JOB TITLE], including, without limitation [Insert specific duties], but subject to the power of the Management Board of Holdings (the “Board”) (i) to expand or limit such duties, responsibilities and authority and (ii) to override the actions of the Executive. The Executive shall, if so requested by the Company, also provide services without additional compensation to entities from time to time directly or indirectly owned or controlled by, or owning or controlling, the Company (including, without limitation, Holdings, Acquisition and Blyth, each an “Affiliate,” or collectively, the “Affiliates”).

(b) The Executive shall report to the [SUPERVISOR’S TITLE] of the Company and shall devote his best efforts and substantially all of his active business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Affiliates. The Executive shall perform his duties and responsibilities to the best of his abilities and in a diligent and professional manner. During the Employment Period, the Executive may write or create books, blogs or other media, or perform speaking engagements; provided, however, that (i) such outside activities may only be for the express purpose of promoting the Company or its Affiliates, and (ii) any fees or other compensation received for such activities shall, in all instances, belong to and be retained by the Company. The Executive may serve as a director for non-competing companies only with the advance written approval of the Board of Directors of the Company.

(c) The foregoing restrictions shall not limit or prohibit the Executive from engaging in passive investment, inactive business ventures and community, charitable and social activities not interfering with the Executive’s performance and obligations hereunder.

Section 3.	Base Salary and Benefits.

(a) During the Employment Period, the Executive’s base salary shall be $240,000 per annum (the “Base Salary”), which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and subject to withholding and other payroll taxes. The Base Salary will be subject to a cost-of-living adjustment each year of no less than 3%. In addition, during the Employment Period, the Executive shall be entitled to participate in all employee benefit programs for which senior executive employees of the Company are, from time to time, generally eligible. [Subject to review of Employee Benefits] The Executive shall be eligible to participate in all insurance plans available generally, from time to time, to executives of the Company.

(b) During the Employment Period, the Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies, as such policies may be established and amended from time to time with respect to travel, entertainment and other business expenses, subject in all instances to the Company’s requirements with respect to reporting and documentation of such expenses. For all flights with airtime in excess of three hours, or if otherwise so required by seat availability, the Executive shall be entitled to reimbursement for one class above coach fare. The Company may also agree to reimburse for one class above coach fare in other circumstances (e.g., if the fair is reasonable, or red-eye flights), at its sole discretion.

(c) During the Employment Period, the Executive shall be entitled to four (4) weeks paid vacation during each 12-month period worked, commencing on the Closing Date. Vacation days that remain unused at the end of a calendar year may be carried over into the next calendar year; provided, however, that the Executive may accrue no more than a maximum of eight (8) weeks of paid vacation at any one time. Once the Executive has accrued the maximum, vacation will no longer accrue until the Executive has used paid vacation, at which time it will resume accrual at the regular rate.

Section 4.	Term.

(a) The Employment Period shall commence on the Preferred Interest Closing Date and shall end on December 31, 2011; provided, however, that (i) the Employment Period shall terminate prior to such date upon the Executive’s resignation with or without Good Reason (as defined below), death or Disability (as defined below), at any time prior to such date, and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause. The last day on which Executive is employed by the Company, whether the separation is voluntary or involuntary and is with or without Cause or by reason of Executive’s resignation, is referred to as the “Termination Date.” Subject to either party’s right to terminate the Employment Period, the parties agree to negotiate in good faith, on or about July 1, 2011, an extension of the Employment Period.

(b) If the Employment Period is terminated by the Company for Cause, or by reason of the Executive’s death, disability or resignation without Good Reason, the Executive shall be entitled to receive his Base Salary and payment for any accrued but unused vacation, only to the extent such amount has accrued through the Termination Date (collectively, the “Accrued Obligations”).

(c) If the Employment Period is terminated by the Company without Cause or the Executive resigns with Good Reason, then, in addition to the Accrued Obligations, so long as the Executive executes (and does not validly revoke) a release of claims in a form (which shall include, without limitation, mutual non-disparagement provisions) approved by the Company (the “Release”), the Executive shall be entitled to receive his Base Salary for the period beginning on the Termination Date and ending on the date that is six (6) months following the Termination Date, unless the Executive has breached the provisions of this Agreement, in which case the provisions of Section 9 shall apply. Such payments of the Base Salary as severance shall be made periodically in the same amounts and at the same intervals as if the Employment Period had not ended and the Base Salary otherwise continued to be paid.

(d) Except as otherwise required by law (e.g., COBRA) or as specifically provided herein, all of the Executive’s rights to salary, severance and fringe benefits hereunder (if any) accruing after the Termination Date shall cease upon the Termination Date. If the Executive is terminated by the Company for Cause, or if the Employment Period is terminated by reason of the Executive’s death, Disability or resignation without Good Reason, the sole remedy of the Executive and/or his successors, assigns, heirs, representatives and estate shall be to receive the payment (if any) described in Section 4(b). If the Executive is terminated by the Company without Cause or the Executive resigns with Good Reason, the sole compensation of the Executive and/or his successors, assigns, heirs, representatives and estate shall be to receive the severance payments described in Section 4(c). The Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise and no payment hereunder shall be offset or reduced by the amount of any such compensation or benefits provided to the Executive, except as may be agreed to by the Company and the Executive.

(e) For purposes of this Agreement, “Cause” means

(i) the failure by the Executive to perform such duties as are reasonably requested by the Board (including email or other instructions);

(ii) the Executive’s disregard of his duties or failure to act, where such action would be in the ordinary course of the Executive’s duties;

(iii) the failure by the Executive to observe Company policies and/or policies of an Affiliate which are generally applicable to executives of the Company and/or its Affiliates;

(iv) negligence or willful misconduct by the Executive in the performance of his duties;

(v) a conviction of or a plea of guilty or nolo contendere by the Executive to a misdemeanor involving fraud, embezzlement, theft, other financial dishonesty or moral turpitude, or to any felony;

(vi) (A) the material breach by the Executive of this Agreement (other than any breach by the Executive of the provisions of Section 5, Section 6 or Section 7 hereof), (B) any breach of the provisions of Section 5, Section 6 or Section 7 hereof or (C) a material breach of any other agreement or contract between the Executive and the Company or any of its Affiliates,

(vii) chronic absenteeism; for purposes hereof, “chronic absenteeism” shall be deemed to have occurred if Executive has at least ten (10) absences unrelated to Disability or illness in any ten (10) week period; or

(viii) the Board’s reasonable determination that the Executive has engaged in a pattern of commissions of violations of state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination) by the Executive.

The Company shall not be entitled to terminate for Cause unless the Company provides written notice stating in reasonable detail the basis for termination and a 30-day opportunity to cure to the Executive (unless (w) the Company in good faith reasonably determines that providing such opportunity to cure to the Executive is reasonably likely to have a material adverse effect on its business, financial condition, results of operations, prospects or assets, (x) the facts and circumstances underlying such termination are not, in the good faith determination of the Board, able to be cured, or (y) the Company has previously delivered a notice under the same clause of this Section 4(e); in any of which cases (w), (x) or (y), the Company may terminate without providing an opportunity to cure).

(f) For purposes of this Agreement, “Good Reason” means (i) a significant diminution of duties, responsibilities or reporting lines from those assigned to the Executive at commencement of this Agreement except in the event of a termination for Cause, death, Disability or resignation by the Executive other than for Good Reason, (ii) the Company’s relocation of Executive outside of a 50-mile radius from the Executive’s current principal location, without providing the Executive with relocation benefits consistent with Blyth’s relocation policy (as may be amended from time to time), or (iii) any material breach of this Agreement by the Company. No event or condition described herein shall constitute a Good Reason unless (x) Executive gives to the Company written notice of his objection to such event or condition in reasonable detail within five (5) business days from the date such event or condition is first brought to the Executive’s attention, which notice shall be provided to the Board of Directors of Blyth, (y) such event or condition is not corrected by the Company promptly after receipt of such notice, but in no event more than 30 days after receipt of notice, and (z) the Executive resigns his employment with the Company (and all Affiliates) not more than 15 days following the expiration of the 30-day cure period described herein.

(g) For purposes of this Agreement “Disability” shall mean any long-term disability or incapacity which (x) renders the Executive unable to substantially perform his duties hereunder for one hundred twenty (120) days during any 12-month period or (y) is predicted to render the Executive unable to substantially perform his duties for one hundred twenty (120) days during any 12-month period based, in the case of this clause (y) only, upon the opinion of a physician selected by the Board in good faith, and in each case as determined by the Board in its good faith judgment; provided, however, that no action shall be taken hereunder that precludes Executive from making a claim under any separate long-term disability policy maintained by the Company.

Section 5.	Nondisclosure and Nonuse of Confidential Information.

(a) The Executive shall not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties assigned to the Executive by the Company or is required to be disclosed by law, court order, or similar compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided, further, that the Executive shall give the Company notice of such disclosure and cooperate with the Company in seeking suitable protection. The Executive shall take all reasonably appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company on the Termination Date, or at any time that the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof regardless of the form thereof (including electronic and optical copies)) relating to the Confidential Information or the Work Product (as defined below) of the Business of the Company or any of its Affiliates which the Executive may then possess or have under his control.

(b) As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or any Affiliate in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the Closing Date) concerning (i) the business or affairs of the Company (or such predecessors), (ii) fees, costs and pricing structures, (iii) designs, (iv) analyses, (v) drawings, photographs and reports, (vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customers, clients and suppliers and customer, client and supplier lists, (xii) other copyrightable works, (xiii) all production methods, processes, technology and trade secrets, (xiv) business strategies, acquisition plans and candidates, financial or other performance data and personnel lists and data, and (xv) all similar and related information in whatever form. Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

Section 6.	Inventions and Patents.

The Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours or on the premises of the Company or any Affiliate and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as the “Work Product”), constitute works for hire that automatically belong in all instances to the Company or such Affiliate. The Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. If the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his or her agent and attorney-in-fact to execute any such papers on his or her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Work Product, under the conditions described in this sentence.

Section 7.	Non-Solicitation; Non-Disparagement.

(a) The Executive acknowledges that, in the course of employment with the Company and/or its Affiliates and their respective predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ critical trade secrets and with other Confidential Information concerning the Company, its Affiliates and their respective predecessors, all of which is essential to the Company’s ability to compete and conduct its business; and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, in order to protect the Company’s interest in both its Confidential Information, and the near permanent relationship that it has providing products and services to its customers, the Executive agrees that, during the Employment Period and for two (2) years thereafter (the “Non-Solicit Period”), he shall not directly or indirectly through another person or entity:

(i) induce or attempt to induce (1) any employee of the Company or any Affiliate of the Company or (2) any individual who has contracted with the Company or any Affiliate to serve as an independent sales consultant (each, a “Sales Consultant”), to leave the employ of, or service to, the Company or such Affiliate, or in any way interfere with the relationship between the Company or such Affiliate, on the one hand, and any employee or Sales Consultant thereof, on the other hand; or

(ii) solicit to either hire or enter into a service relationship with any person who is or was (1) an employee of the Company or one of its Affiliates or (2) a Sales Consultant of the

Company or one of its Affiliates, until six (6) months after such individual’s employment or service relationship with the Company or such Affiliate has been terminated.

(b) The Executive represents and warrants (i) that the foregoing restrictions will not limit his ability to earn a livelihood, and (ii) that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive represents and warrants will not prevent him from otherwise earning a living. The Executive further understands that (i) the Company would not consummate the transactions contemplated by the Purchase Agreement, and this Agreement but for the covenants contained in this Section 7, and (ii) the provisions of Sections 5 through 7 are reasonable and necessary to preserve the legitimate business interests of the Company and Affiliates.

(c) The Executive shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions (but no other terms of this Agreement), prior to the commencement of that employment.

(d) The Executive agrees that the restrictions are reasonable and necessary, are valid and enforceable under California law, and do not impose a greater restraint than necessary to protect the Company’s legitimate business interests. If, at the time of enforcement of Sections 5 through 7, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Executive and the Company agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect the Company to the greatest extent possible under applicable law.

(e) The Executive hereby agrees and acknowledges that the covenants made by the Executive in this Agreement shall be separate and apart from the covenants restricting solicitation and competition made by the Executive in the Non-Competition Agreement delivered pursuant to the Purchase Agreement.

(f) In order to protect the goodwill of the Company and its Affiliates, to the fullest extent permitted by law, the Executive, both during and after the Employment Period, agrees not to publicly criticize, denigrate, or otherwise disparage any of the Company, its Affiliates, and each such entity’s employees, officers, directors, consultants, other service providers, products, processes, policies, practices, standards of business conduct, or areas or techniques of research, manufacturing, or marketing. In order to protect the business reputation of the Executive, to the fullest extent permitted by law, the Company, both during and after the Employment Period, agrees not to publicly criticize, denigrate, or otherwise disparage the Executive. Nothing in this Section 7(f) shall prevent the Executive from cooperating in any governmental proceeding or from providing truthful testimony pursuant to a legally-issued subpoena. The Executive promises to provide the General Counsel of Blyth with written notice of any request to so cooperate or provide testimony within one day of being requested to do so, along with a copy of any such request, and the Company agrees to similarly provide the Executive with such notice.

Section 8.	Enforcement.

Because the Executive’s services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement by the Executive, the Company and any of its Affiliates or their successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein in this Agreement, if and when final judgment of a count of competent jurisdiction is so entered against the Executive. The Executive agrees not to claim that the Company or any of its Affiliates has adequate remedies at law for a breach of Section 5, Section 6 and/or Section 7, as a defense against any attempt by the Company or any of its Affiliates to obtain the equitable relief described in this Section 8.

Section 9.	Severance Payments.

In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive violates any provision of the foregoing Section 5, Section 6 or Section 7, any severance payments then or thereafter due from the Company to the Executive pursuant to Section 4(c) shall be terminated forthwith and the Company’s obligation to pay and the Executive’s right to receive such severance payments shall terminate and be of no further force or effect, if and when determined by a court of competent jurisdiction, in each case without limiting or affecting the Executive’s obligations (or terminating the Non-Solicit Period) under such Section 5, Section 6 and Section 7, or the Company’s other rights and remedies available at law or equity.

Section 10.	Representations and Warranties of the Executive.

The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and shall not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, (b) the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive further represents and warrants that he has not disclosed, revealed or transferred to any third party any of the Confidential Information that he may have obtained during the Prior Employment Relationship and that he has safeguarded and maintained the secrecy of the Confidentiality Information to which he has had access or of which he has knowledge. In addition, the Executive represents and warrants that he has no ownership in nor any right to nor title in any of the Confidential Information and the Work Product.

Section 11.	Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient, telecopied to the intended recipient at the telecopy number set forth therefor below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or one (1) business day after deposit with a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to the Company, to:

[insert contact information]

with copies to:

Blyth, Inc.

One East Weaver Street

Greenwich, Connecticut 06831

Telephone: (203) 552-6625

Telecopy: (203) 552-9168

Attention: Michael S. Novins, Esq.

Finn Dixon & Herling LLP

177 Broad Street

15th Floor

Stamford, Connecticut 06901

Telephone: (203) 325-5000

Telecopy: (203) 325-5001

Attention: Harold B. Finn III, Esq.

If to the Executive, to the address set forth on the signature page hereto, or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall deemed to have been delivered and received (a) when delivered, if personally delivered, sent by telecopier or sent by overnight courier, and (b) on the fifth business day following the date posted, if sent by mail. Instructions or notices of the type described in Section 4(e) may be sent by email to the Executive.

Section 12. General Provisions.

(a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Complete Agreement. Effective as of the Closing Date, the Prior Employment Relationship shall be terminated on and after the date hereof, and shall be of no further force or effect with respect to such employment. This Agreement and those documents expressly referred to herein (including, but not limited to, the Purchase Agreement, and the schedules, annexes and exhibits (in their executed form) attached thereto) constitute the entire agreement among the parties and supersede any prior correspondence or documents evidencing negotiations between the parties, whether written or oral, and any and all understandings, agreements or representations by or among the parties, whether written or oral, that may have related in any way to the subject matter of this Agreement.

(c) Construction. The Executive and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Executive and the Company and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word including shall mean including without limitation.

(d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Company in its sole discretion. The Company may (i) assign any or all of its respective rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its respective obligations hereunder (in any or all of which cases the Company nonetheless shall remain responsible for the performance of all of their obligations hereunder), (iii) collaterally assign any or all of its respective rights and interests hereunder to one or more lenders of the Company or its Affiliates, (iv) assign its respective rights hereunder in connection with the sale of all or substantially all of its business or assets (whether by merger, sale of stock or assets, recapitalization or otherwise) and (v) merge any of the Affiliates with or into the Company (or vice versa). The rights of the Company hereunder are enforceable by its Affiliates, who are the intended third party beneficiaries hereof.

(e) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA TO BE APPLIED.

(f) Jurisdiction and Venue.

(i) The Company and the Executive hereby irrevocably and unconditionally submit, for themselves and their property, to the non-exclusive jurisdiction of any California State court located in [                ] County or federal court of the United States of America sitting in the State of California and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and the Company and the Executive hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such California State court or, to the extent permitted by law, in such federal court. The Company and the Executive irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Company and the Executive agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii) The Company and the Executive irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any California State court or federal court of the United States of America sitting in the State of California and any appellate court from any thereof.

(iii) Notwithstanding clauses (i)-(ii), the parties intend to and hereby confer jurisdiction to enforce the covenants contained in Section 7 upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold such covenants wholly or partially invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(iv) The parties further agree that the mailing by certified or registered mail, return receipt requested to both (x) the other party and (y) counsel for the other party (or such substitute counsel as such party may have given written notice of prior to the date of such mailing), of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law. Notwithstanding the foregoing, if and to the extent that a court holds such means to be unenforceable, each of the parties’ respective counsel (as referred to above) shall be deemed to have been designated agent for service of process on behalf of its respective client, and any service upon such respective counsel effected in a manner which is permitted by California law shall constitute valid and lawful service of process against the applicable party.

(g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, the Executive and Holdings, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h) Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

*    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

THE COMPANY:

[FVA VENTURES, INC.]

By:
Name:
Title:

EXECUTIVE:

Name:

Address:

ACKNOWLEDGMENT

STATE OF	)
) SS:

CITY AND COUNTY OF	)

I,                                         , a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that                             appeared before me this day in person, and acknowledged that he signed and delivered the said instrument as his own free and voluntary act for the uses and purposes therein set forth.

GIVEN under my hand and Notarial Seal this     day of             , 2008.

Notary Public

My Commission Expires: